    As filed with the Securities and Exchange Commission on April 12, 2000

                                                       Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                                   FORM S-4

                               ----------------

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                VERISIGN, INC.
            (Exact name of Registrant as specified in its charter)

        Delaware                     7371                    94-3221585
     (State or other           (Primary standard          (I.R.S. employer
     jurisdiction of              industrial             identification no.)
    incorporation or          classification code
      organization)                 number)

                                VeriSign, Inc.
                             1350 Charleston Road
                     Mountain View, California 94043-1331
                                (650) 961-7500
  (Address and telephone number of Registrant's principal executive offices)

                              Stratton D. Sclavos
                     President and Chief Executive Officer
                                VeriSign, Inc.
                             1350 Charleston Road
                     Mountain View, California 94043-1331
                                (650) 961-7500
           (Name, address and telephone number of agent for service)

                               ----------------
                                  Copies to:

       Jeffrey R. Vetter, Esq.                   William A. Rosoff, Esq.
       Douglas N. Cogen, Esq.                    David W. Ferguson, Esq.
     Andrew J. Schultheis, Esq.                   DAVIS POLK & WARDWELL
      R. Gregory Roussel, Esq.                     1600 El Camino Real
         FENWICK & WEST LLP                     Menlo Park, CA 94025-4119
        Two Palo Alto Square                         (650) 752-2000
  Palo Alto, California 94306-2105
           (650) 494-0600
                               ----------------
  Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
  Title of each class     Proposed maximum Proposed maximum  Proposed maximum   Amount of
    of securities to        amount to be    offering price  aggregate offering registration
     be registered         registered (1)   per share (2)       price (2)          fee
-------------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value.................      77,816,019        $145.06       $11,287,991,651    $2,980,030
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) Computed based on the number of shares of common stock of Network Solutions, Inc. outstanding as of April 6, 2000 and a fixed exchange ratio of 1.075 shares of VeriSign common stock for each of Network Solutions common stock.
(2) Computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act based on the average of the high and low per share prices of Network Solutions common stock on the Nasdaq National Market on April 6, 2000.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement     [_] Confidential, for Use of the Commission
Only
                                              (as permitted by Rule 14a-
                                              6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                VERISIGN, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share of Network Solutions, Inc. ("Network Solutions common stock").
-------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies: Up to 77,816,019 shares of Network Solutions common stock.
-------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $2,257,598 was calculated pursuant to Rule 0-11(c)(1) of the
    Securities Exchange Act, by multiplying 1/50 of 1% of the value of the Network Solutions common stock to be received by VeriSign, Inc. in the transaction. The value of the Network Solutions common stock was determined to be $155.94 in accordance with Rule 0-1(a)(4) of the
    Exchange Act based on the average high and low prices of Network
    Solutions common stock reported on the Nasdaq National Market on April 6, 2000.
-------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction: $11,287,991,651
-------------------------------------------------------------------------------

  (5) Total fee paid: $2,257,598
-------------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: $2,980,030
-------------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.: Form S-4
-------------------------------------------------------------------------------

  (3) Filing Party: VeriSign, Inc.
-------------------------------------------------------------------------------

  (4) Date Filed: April 12, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X] Preliminary Proxy Statement [_] Confidential, for Use of the Commission Only
[_] Definitive Proxy Statement                (as permitted by Rule 14a-
[_] Definitive Additional Materials           6(e)(2))
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            NETWORK SOLUTIONS, INC.
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[_] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share of Network Solutions, Inc. ("Network Solutions common stock").
--------------------------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies: Up to 77,816,019 shares of Network Solutions common stock.
--------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $2,257,598 was calculated pursuant to Rule 0-11(c)(1) of the
    Securities Exchange Act, by multiplying 1/50 of 1% of the value of the Network Solutions common stock to be received by VeriSign, Inc. in the transaction. The value of the Network Solutions common stock was determined to be $155.94 in accordance with Rule 0-1(a)(4) of the
    Exchange Act based on the average high and low prices of Network
    Solutions common stock reported on the Nasdaq National Market on April 6, 2000.
--------------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction: $11,287,991,651
--------------------------------------------------------------------------------
  (5) Total fee paid: $2,257,598
--------------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  (1) Amount Previously Paid: $2,980,030
--------------------------------------------------------------------------------
  (2) Form, Schedule or Registration Statement No.: Form S-4
--------------------------------------------------------------------------------
  (3) Filing Party: VeriSign, Inc.
--------------------------------------------------------------------------------
  (4) Date Filed: April 12, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]


                                 VeriSign, Inc.
                              1350 Charleston Road
                      Mountain View, California 94043-1331

                                                                          , 2000

To Our Stockholders:

  You are cordially invited to attend the annual meeting of stockholders of VeriSign, Inc. to be held at our executive offices at 1350 Charleston Road,
Mountain View, California 94043-1331 on       , 2000 at 9:00 a.m., Pacific
time.

  The matters expected to be acted upon at the meeting, including a proposed merger that will cause Network Solutions, Inc. to become a wholly owned subsidiary of VeriSign, are described in detail in the attached notice of annual meeting of stockholders and prospectus/proxy statement.

  After careful consideration, your board of directors has approved the merger with Network Solutions, Inc. and determined that the issuance of shares of our common stock in the merger is fair to and in the best interests of VeriSign and its stockholders. VeriSign's board of directors has approved the issuance of shares of VeriSign common stock in the merger and the amendment to our certificate of incorporation in connection with the merger and recommends that you approve these items, as well as the other matters to be voted upon at the meeting.

  It is important that you use this opportunity to take part in the affairs of VeriSign by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Your vote is very important. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                          Sincerely,

                                          Stratton D. Sclavos
                                          President and Chief Executive
                                          Officer

  This prospectus/proxy statement is dated       , 2000 and was first mailed to
stockholders on or about      , 2000.

                                     [LOGO]

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To Our Stockholders:

  The annual meeting of stockholders of VeriSign, Inc. will be held at the principal executive offices of VeriSign at 1350 Charleston Road, Mountain View,
California 94043-1331 on    , 2000 at 9:00 a.m., Pacific time, for the
following purposes:

    1. To approve the issuance of shares of VeriSign common stock in the merger of Nickel Acquisition Corporation, a wholly owned subsidiary of VeriSign, with and into Network Solutions, Inc. The merger agreement relating to the proposed merger is included as Annex A to the attached prospectus/proxy statement. In the merger, VeriSign will issue 1.075 shares of common stock for each share of outstanding Network Solutions common stock.

    2. To approve an amendment to VeriSign's certificate of incorporation to increase the number of authorized shares of common stock to 1,000,000,000 shares, which amendment is a condition to the effectiveness of the merger.

    3. To approve an amendment to VeriSign's bylaws to increase the number of board members from six to nine, or to another number as the board may approve.

    4. To elect two Class II directors of VeriSign, to hold office for a three year term.

    Class II Directors
    Kevin R. Compton
    David J. Cowan

    5. To approve an amendment to VeriSign's 1998 Equity Incentive Plan to increase the number of shares reserved for issuance under this plan by 10,000,000 shares.

    6. To approve an amendment to VeriSign's 1998 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under this plan by 500,000 shares and to provide for an automatic annual increase in the shares reserved under the plan in an amount equal to 1% of the outstanding shares of VeriSign common stock.

    7. To approve an amendment to VeriSign's 1998 Directors Stock Option Plan to increase the number of shares reserved for issuance under this plan by 250,000 shares.

    8. To ratify the appointment of KPMG LLP as VeriSign's independent auditors for the year ending December 31, 2000.

    9. To transact any other business that may properly come before the meeting or any adjournment.

  The merger cannot be completed unless the holders of a majority of the total voting power of the shares of VeriSign common stock represented in person or by proxy at the meeting approve the issuance of common stock in the merger and holders of a majority of the outstanding shares of common stock approve the amendment to the certificate of incorporation. The vote required for each of the other proposals is set forth in the section of the prospectus/proxy statement entitled "The VeriSign Meeting."

  The merger is discussed in more detail in the sections of the attached prospectus/proxy statement entitled "The Merger" and "The Merger Agreement." You should read the attached prospectus/proxy statement carefully.

  Only stockholders of record at the close of business on     , 2000, the
record date, are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

                                          By Order of the Board of Directors
                                           of VeriSign, Inc.

                                          Timothy Tomlinson
                                          Secretary

Mountain View, California
     , 2000

  Whether or Not You Plan to Attend the Meeting, Please Complete, Sign, Date and Return the Accompanying Proxy in the Enclosed Self-addressed Stamped Envelope.

                                     [LOGO]

                            Network Solutions, Inc.
                             505 Huntmar Park Drive
                          Herndon, Virginia 20170-5139

                                                                          , 2000

To Our Stockholders:

  You are cordially invited to attend the special meeting of stockholders of Network Solutions, Inc. to be held at the Hyatt Regency Reston, 1800 Presidents
Street, Reston, Virginia 20190-5627 on       , 2000 at 10:00 AM, Eastern time.

  The matter expected to be acted upon at the meeting, the proposed merger that will cause Network Solutions to become a wholly owned subsidiary of VeriSign, Inc., is described in detail in the attached notice of special meeting of stockholders and prospectus/proxy statement.

  After careful consideration, your board of directors has approved the merger and merger agreement with VeriSign and determined the merger to be fair to and in the best interests of Network Solutions and its stockholders.

  It is important that you use this opportunity to take part in the affairs of Network Solutions by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                          Sincerely,

                                          Michael A. Daniels
                                          Chairman

  This prospectus/proxy statement is dated       , 2000 and was first mailed to
stockholders on or about       , 2000.

  The merger and an investment in the shares of VeriSign common stock to be issued in the merger involves risks. You should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 12 of this prospectus/proxy statement.

                                     [LOGO]
                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

To Our Stockholders:

  The special meeting of stockholders of Network Solutions, Inc. will be held at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190-
5627 on    , 2000 at 10:00 a.m., Eastern Standard time, for the following purposes:

    1. To approve the merger of Nickel Acquisition Corporation, a wholly owned subsidiary of VeriSign, Inc., with and into Network Solutions, Inc. and approve and adopt a merger agreement with VeriSign. The merger agreement relating to the proposed merger is included as Annex A to the attached prospectus/proxy statement. In the merger, VeriSign will issue
  1.075 shares of common stock for each share of outstanding Network Solutions common stock.

    2. To transact any other business that may properly come before the Network Solutions meeting or any adjournment.

  The merger cannot be completed unless the holders of a majority of the total voting power of the shares of Network Solutions common stock represented in person or by proxy at the meeting approve the merger.

  The merger is discussed in more detail in the sections of the attached prospectus/proxy statement entitled "The Merger" and "The Merger Agreement." You should read the attached prospectus/proxy statement carefully.

  Only stockholders of record at the close of business on    , 2000, the record
date, are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

                                          By Order of the Board of Directors
                                          of Network Solutions, Inc.


                                          Michael A. Daniels
                                          Chairman

Herndon, Virginia
     , 2000

  Whether or Not You Plan to Attend the Meeting, Please Complete, Sign, Date and Return the Accompanying Proxy in the Enclosed Self-addressed Stamped Envelope.

                               Table of Contents

                                                                          Page
                                                                          ----
Questions and Answers about the Merger................................... iii

Summary of the Prospectus/Proxy Statement................................   1
  The Companies..........................................................   1
  Summary of the Transaction.............................................   2
  VeriSign's Selected Historical Financial Data..........................   8
  Network Solutions' Selected Historical Financial Data..................   9
  Selected Unaudited Pro Forma Combined Condensed Financial Data.........  10
  Comparative Historical and Unaudited Pro Forma Per Share Data..........  11

Risk Factors.............................................................  12
  Risks related to the proposed merger...................................  12
  Risks related to VeriSign's business...................................  14
  Additional risks related to Network Solutions..........................  22

The VeriSign Meeting.....................................................  31

The Network Solutions Meeting............................................  34

The Merger and Related Transactions......................................  37
  Background of the merger...............................................  37
  VeriSign's reasons for the merger......................................  38
  Recommendation of VeriSign's board of directors........................  40
  Network Solutions' reasons for the merger..............................  40
  Recommendation of Network Solutions' board of directors................  41
  Opinion of VeriSign's financial advisor................................  42
  Opinion of Network Solutions' financial advisors.......................  48
  Interests of certain persons in the merger.............................  58
  Completion and effectiveness of the merger.............................  58
  Structure of the merger and conversion of Network Solutions common stock.................................................................  59
  Exchange of Network Solutions stock certificates for VeriSign stock certificates..........................................................  59
  Material United States federal income tax consequences of the merger...  59
  Accounting treatment of the merger.....................................  61
  Regulatory filings and approvals required to complete the merger.......  61
  Restrictions on sales of shares by affiliates of Network Solutions and
   VeriSign..............................................................  61
  Listing on the Nasdaq National Market of VeriSign common stock to be issued in the merger..................................................  61
  Delisting and deregistration of Network Solutions common stock after the merger............................................................  61

The Merger Agreement.....................................................  62

Related Agreements.......................................................  72
  Voting Agreement.......................................................  72
  Registration Rights Agreement..........................................  72

Unaudited Pro Forma Condensed Combined Financial Information.............  73

Comparative Per Share Market Price Data..................................  82

Comparison of Rights of Holders of VeriSign Common Stock and Network
 Solutions Common Stock..................................................  84

Share Ownership by Principal Stockholders, Management and Directors of
 VeriSign................................................................  90

Share Ownership by Principal Stockholders, Management and Directors of
 Network Solutions.......................................................  92

                                                                           Page
                                                                           ----
Additional Matters Being Submitted to a Vote of Only VeriSign
 Stockholders.............................................................  94
  Proposal No. 1 -- Issuance of Shares in the Merger......................  94
  Proposal No. 2 -- Approval of Amendment to Certificate of
   Incorporation..........................................................  94
  Proposal No. 3 -- Approval of Amendment to Bylaws.......................  96
  Proposal No. 4 -- Election of Directors.................................  97
  Proposal No. 5 -- Approval of Amendment to 1998 Equity Incentive Plan... 100
  Proposal No. 6 -- Approval of Amendment to 1998 Employee Stock Purchase
   Plan................................................................... 105
  Proposal No. 7 -- Approval of Amendment to 1998 Directors Stock Option
   Plan................................................................... 109
  Proposal No. 8 -- Ratification of Selection of Independent Auditors..... 111

Management of VeriSign.................................................... 112
  Executive Officers...................................................... 112
  Executive Compensation.................................................. 113

Report of the Compensation Committee of VeriSign.......................... 116
VeriSign, Inc. Stock Price Performance Graph.............................. 118
Certain Transactions with Respect to VeriSign............................. 119
VeriSign Stockholder Proposals............................................ 119
Section 16(a) Beneficial Ownership Reporting Compliance................... 120
Other Business............................................................ 120
Network Solutions Stockholder Proposals................................... 120
Legal Opinion............................................................. 120
Experts................................................................... 120
Documents Incorporated by Reference in this Prospectus/Proxy Statement.... 122
Where You Can Find More Information....................................... 123
Statements Regarding Forward-Looking Information.......................... 124
Annex A -- Agreement and Plan of Merger................................... A-1
Annex B -- Opinion of Morgan Stanley & Co. Incorporated................... B-1
Annex C -- Opinion of J. P. Morgan Securities Inc......................... C-1
Annex D -- Opinion of Chase H&Q, a division of Chase Securities Inc....... D-1
Annex E -- Voting Agreement............................................... E-1
Annex F -- Registration Rights Agreement.................................. F-1
Annex G -- Amendment to VeriSign's Certificate of Incorporation........... G-1
Annex H -- Amendment to VeriSign's Bylaws................................. H-1

  Unless otherwise indicated, all information in this document reflects 2-for-1 stock splits of Network Solutions common stock effected on March 23, 1999 and March 10, 2000, as well as 2-for-1 stock splits of VeriSign's common stock effected on May 29, 1999 and December 6, 1999.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the merger?

  A:In the merger, Network Solutions will become a wholly owned subsidiary of VeriSign.

    Based on the capitalization of VeriSign and Network Solutions as of March 6, 2000, the stockholders of Network Solutions will receive in the merger a number of shares of VeriSign common stock representing an aggregate of approximately 39% of VeriSign's outstanding common stock.

Q: What will Network Solutions' stockholders receive in the merger?

  A: Network Solutions' stockholders will receive 1.075 shares of VeriSign common stock for each share of Network Solutions common stock they own. VeriSign will not issue fractional shares of stock. Network Solutions' stockholders will receive cash based on the market price of VeriSign common stock instead of any fractional share. VeriSign stockholders will continue to own their shares of VeriSign common stock after the merger.

     For example, a holder of 100 shares of Network Solutions common stock will receive 107 shares of VeriSign common stock and an amount of cash equal to 0.5 times the market price of a share of VeriSign common stock.

     The number of shares of VeriSign common stock to be issued for each share of Network Solutions common stock is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares Network Solutions' stockholders will receive in the merger will not be known prior to the time of the merger and may go up or down as the market price of VeriSign common stock goes up or down. Network Solutions is not permitted to terminate its obligations to complete the merger or resolicit the vote of its stockholders based solely on changes in the value of Network Solutions common stock.

Q: Do the boards of directors of VeriSign and Network Solutions recommend voting in favor of the merger?

  A: Yes. After careful consideration, Network Solutions' board of directors recommends that its stockholders vote in favor of the merger agreement and the proposed merger. Likewise, after careful consideration, the VeriSign board of directors recommends that its stockholders vote in favor of the issuance of VeriSign common stock in the merger and the amendment to VeriSign's certificate of incorporation.

     For a more complete description of the recommendations of the boards of directors of both companies, see the sections entitled "VeriSign's reasons for the Merger" on page 38, "Recommendation of VeriSign's board of directors" on page 40, "Network Solutions' reasons for the merger" on page 40 and "Recommendation of Network Solutions' board of directors" on page 41.

Q: Are there risks I should consider in deciding whether to vote for the merger?

  A: Yes. For example, the number of shares of VeriSign common stock that Network Solutions stockholders will receive will not change even if the market price of VeriSign common stock increases or decreases before the completion of the merger. We urge you to obtain current market quotations of VeriSign common stock and Network Solutions common stock.

     In evaluating the merger, you should also carefully consider these and other factors discussed in the section entitled "Risk Factors" on page 12.

Q: What do I need to do now?

  A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval and adoption of the merger agreement and approval of the merger (for Network Solutions' stockholders) or "FOR" approval of the issuance of shares of VeriSign common stock in the merger, the amendment to the certificate of incorporation and the other proposals (for VeriSign's stockholders).

     For a more complete description of voting at the meetings, see the sections entitled "Voting of proxies" on pages 32 and 35.

Q: What do I do if I want to change my vote?

  A: If you want to change your vote, send the secretary of VeriSign or Network Solutions, as appropriate, a later-dated, signed proxy card before your meeting or attend your meeting in person. You may also revoke your proxy by sending written notice to the secretary of VeriSign or Network Solutions, as appropriate, before your meeting.

     For a more complete description of how to change your vote, see the sections entitled "Voting of proxies" on pages 32 and 35.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

  A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     For a more complete description of voting shares held in "street name," see the sections entitled "Voting of proxies" on pages 32 and 35.

Q: Should I send in my Network Solutions stock certificates now?

  A: No. After the merger is completed, we will send you written instructions for exchanging your Network Solutions stock certificates for VeriSign stock certificates.

Q: When do you expect the merger to be completed?

  A: We are working toward completing the merger as quickly as possible. We hope to complete the merger during the third quarter of 2000.

     For a more complete description of the conditions to the merger, see the section entitled "Conditions to closing the merger" on page 67.

Q: Will I recognize a gain or loss on the transaction?

  A: We expect that if the merger is completed, you will not recognize gain or loss for United States federal income tax purposes, except that Network Solutions' stockholders will recognize gain or loss with respect to cash received instead of fractional shares. However, Network Solutions' stockholders are urged to consult their own tax advisors to determine their particular tax consequences.

     For a more complete description of the tax consequences, see the section entitled "Material United States federal income tax consequences of the merger" on page 59.

Q: Am I entitled to dissenters' or appraisal rights?

  A: Under Delaware law, holders of Network Solutions common stock and holders of VeriSign common stock are not entitled to dissenters' or appraisal rights in the merger.

Q: Whom should I call with questions?

  A: Network Solutions' stockholders should call Network Solutions Investor
     Relations at (703) 326-6090 with any questions about the merger. VeriSign's stockholders should call VeriSign Investor Relations at (650) 429-3550 with any questions about the merger.

     You may also obtain additional information about VeriSign and Network Solutions from documents each of us files with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page 123.

                   SUMMARY OF THE PROSPECTUS/PROXY STATEMENT

                                 The Companies


[LOGO]                                    [LOGO]
VeriSign, Inc.
1350 Charleston Road
Mountain View, California 94043-1331
Tel: (650) 961-7500

  VeriSign is the leading provider of Internet-based trust services, including authentication, validation and payment, needed by websites, enterprises, electronic commerce service providers, and individuals to conduct trusted and secure electronic commerce and communications over wired and wireless Internet protocol (IP) networks.

  VeriSign has established strategic relationships with industry leaders, including British Telecommunications, Cisco, Microsoft, Netscape, RSA Security and VISA, to enable widespread utilization of our digital certificate services and to assure their interoperability with a wide variety of applications and network equipment.

  VeriSign has used its secure online infrastructure to issue over 215,000 of our website digital certificates and over 3.9 million of its digital certificates for individuals. VeriSign believes that it has issued more digital certificates than any other company in the world. VeriSign's Website Digital Certificate services are used by all of the Fortune 500 companies with a web presence and all of the top 40 electronic commerce websites as listed by Jupiter Communications.

  VeriSign also provides enterprise digital certificate services which allow enterprises and electronic commerce service providers to leverage its trusted service infrastructure to develop and deploy customized digital certificate services for use by the organization's employees, customers and business partners. Over 800 enterprises and electronic commerce service providers have subscribed to our managed certificate services since their introduction in November 1997, including Agilent, Bank of America, Barclays, General Electric Information Systems, Hewlett-Packard, the Internal Revenue Service, Southwest Securities, Sumitomo Bank, Texas Instruments, VISA and US West.

  VeriSign markets its Internet-based trust services worldwide through multiple distribution channels, including the Internet, direct sales, telesales, VARs, systems integrators and its network of over twenty affiliates which provide trust services under licensed co-branding relationships using VeriSign technology and business practices.

Network Solutions, Inc.
505 Huntmar Park Drive
Herndon, Virginia 20170-5139
Tel: (703) 742-0400

  Network Solutions is a leading provider of web identity services worldwide. Network Solutions' web identity offerings include Internet domain name regis-tration services, for which it is the global leader, and related value-added products and services.

  Founded in 1979, Network Solutions, Inc. pioneered the development of regis-tering Web addresses ending in .com, .net, .org and .edu and is the world's leading Registrar with more than 8.1 million net registrations. To meet the needs of corporations worldwide, Network Solutions also provides domain name registration services for all available country-code Top-Level Domains, for ex-ample, .de (Germany), .fr (France) and .uk (United Kingdom). Network Solutions additionally plays a critical role in the infrastructure of the Internet through its Registry services. Network Solutions' Registry customers include all the Registrars of domain names ending in .com, .net and .org. Network Solu-tions also provides Internet Technology Services that assist large commercial organizations in the evolution and management of their Internet technologies.

  Network Solutions is the leading registrar of Web addresses worldwide through various channels, including nearly 240 companies in over 30 countries in its Premier Program and over 41,000 companies in the Affiliate Program. Network So-lutions has created value-added small business solutions through agreements with leading companies such as American Express, IBM and Microsoft. Through its Alliance Program, Network Solutions works closely with EarthLink, Interland, Inc. and Interliant, Inc. Network Solutions also has entered into marketing agreements with companies like AltaVista, Netscape and Yahoo! Inc.

                           SUMMARY OF THE TRANSACTION

The merger

  In the merger, Network Solutions and a wholly owned subsidiary of VeriSign will merge and, as a result, Network Solutions will become a wholly owned subsidiary of VeriSign.

  The merger agreement is attached to this prospectus/proxy statement as Annex
A. We encourage you to read the merger agreement carefully.

No other negotiations

  Until the merger is completed or the merger agreement is terminated, Network Solutions has agreed, with limited exceptions, not to take any action, directly or indirectly, with respect to an Acquisition Proposal, as defined on page 66 of this document.

  If Network Solutions receives an unsolicited, written, bona fide Acquisition Proposal that its board reasonably concludes based on written advice of its financial advisor may constitute a Superior Offer, as defined on page 66 of this document, Network Solutions may furnish non-public information regarding it and may enter into discussions with the person or group who has made the Acquisition Proposal if it provides written notice to VeriSign and follows other specified procedures.

  Network Solutions has agreed to inform VeriSign promptly as to any Acquisition Proposal, or request for non-public information or inquiry that it reasonably believes would lead to an Acquisition Proposal. Network Solutions has agreed to inform VeriSign of the status and details of any Acquisition Proposal.

  The board of Network Solutions may change its recommendation in favor of the merger if it receives a Superior Offer and VeriSign does not respond with a corresponding offer at least as favorable as the Superior Offer.

  For a more complete description of these limitations on each of our actions with respect to an Acquisition Proposal, please refer to the sections entitled "The Merger Agreement--No other negotiations," on page 65, "--Termination of the merger agreement" on page 69 and "--Termination fee" on page 70 of this document and the corresponding sections of the merger agreement.

Conditions to completion of the merger

  The completion of the merger depends upon meeting a number of conditions, including:

  . the merger agreement and the merger must be approved by Network Solutions' stockholders;

  . the issuance of the shares of VeriSign common stock to be issued in the merger, as well as the amendment to VeriSign's certificate of incorporation, must be approved by VeriSign's stockholders;

  . VeriSign's registration statement, of which this proxy statement/prospectus is a part, must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness may be pending before or threatened by the SEC;

  . no governmental entity shall have enacted a law, regulation or order that has the effect of making the merger illegal;

  . the applicable waiting periods under antitrust laws must expire or be terminated;

  . the parties must have received legal opinions to the effect that the merger will qualify as a tax-free reorganization;

  . the shares of VeriSign common stock to be issued to Network Solutions' stockholders in the merger must have been approved for listing on the Nasdaq National Market;

  . the representations and warranties of each party in the merger agreement must be true and correct;

  . the parties must have complied in all material respects with their respective agreements in the merger agreement;

  . no material adverse effect with respect to VeriSign or Network Solutions shall have occurred;

  . all consents and approvals that if not obtained would have a material adverse effect on the combined companies shall have been obtained; and

  . VeriSign must have appointed three members to its board of directors that are mutually agreeable to the boards of directors of VeriSign and Network Solutions.

  If either VeriSign or Network Solutions waives any conditions, VeriSign and Network Solutions will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from stockholders is appropriate.

Votes required for approval

  The holders of a majority of the outstanding shares of Network Solutions common stock must approve the merger agreement and the merger. Network Solutions stockholders are entitled to cast one vote per share of Network
Solutions common stock owned as of       , 2000, the record date for the
meeting.

  A stockholder of Network Solutions that beneficially owns approximately 23% of the outstanding Network Solutions common stock as of the record date has agreed to vote in favor of approval and adoption of the merger agreement and approval of the merger. Directors and executive officers of Network Solutions
collectively beneficially owned approximately   % of the outstanding Network
Solutions common stock as of the record date.

  In order to approve the merger:


  . the holders of a majority of the shares of VeriSign common stock present and voting at the meeting must approve the issuance of the VeriSign common stock in the merger; and

  . the holders of a majority of the outstanding shares of VeriSign common stock must approve the amendment to VeriSign's certificate of incorporation.

  Directors and executive officers of VeriSign collectively beneficially owned % of the outstanding VeriSign common stock shares as of the record date for the VeriSign meeting.

Termination of the merger agreement

  The merger agreement may be terminated by the parties' mutual consent.

  In addition, subject to qualifications, the merger agreement may be terminated by either of the parties under any of the following circumstances:

  . if the merger is not completed by September 15, 2000, so long as the terminating party did not prevent completion of the merger by breaching the merger agreement;

  . if a final governmental injunction or order prohibiting the merger is issued and is not appealable;

  . if the Network Solutions stockholders do not approve the merger agreement; however, Network Solutions may not terminate the agreement for this reason if the failure to obtain stockholder approval resulted from its breach of the merger agreement or the breach of the voting agreement described in the section entitled "Related Agreements--Voting Agreement";

  . if the VeriSign stockholders do not approve the issuance of VeriSign common stock in the merger and the amendment to its certificate of incorporation; however, VeriSign may not terminate the agreement for this reason if the failure to obtain stockholder approval resulted from its breach of the merger agreement; or

  . if the conditions to completion of the merger would not be satisfied (1) because of a breach of an agreement in the merger agreement by the other party, or (2) because a representation or warranty of the other party in the merger agreement becomes untrue, and that breach or inaccuracy is not cured by the party making that representation within 30 days, if the inaccuracy is curable.

  The merger agreement may be terminated by VeriSign if any of the following "triggering events" occurs:

  . Network Solutions' board changes its recommendation to its stockholders that they approve and adopt the merger agreement and approve the merger;

  . Network Solutions fails to include in this prospectus/proxy statement the recommendation of its board of directors in favor of the approval and adoption of the merger agreement and the approval of the merger;

  . Network Solutions' board fails to reaffirm its recommendation of the merger upon the request of VeriSign after an Acquisition Proposal involving Network Solutions has been publicly announced;

  . Network Solutions' board approves or publicly recommends an Acquisition Proposal involving Network Solutions;

  . Network Solutions enters into a letter of intent or other similar document or agreement relating to an Acquisition Proposal involving Network Solutions;

  . Network Solutions shall have breached its non-solicitation obligations or breached the provisions of the merger agreement relating to the holding of the Network Solutions' stockholder meeting; or

  . any tender or exchange offer relating to securities of Network Solutions shall be commenced and Network Solutions shall not have recommended the rejection of that tender offer or exchange offer.

  For a more complete description of the manner in which the merger agreement may be terminated, see the section entitled "The Merger Agreement--Termination of the merger agreement" on page 69.

Termination fee

  If the merger agreement is terminated by VeriSign because of any of the triggering events described immediately above, Network Solutions will be obligated to pay VeriSign a termination fee of $425 million. If, following the public announcement of an Acquisition Proposal, the merger agreement is terminated following the rejection of the merger by Network Solutions' stockholders or the breach of the merger agreement by Network Solutions, and within nine months following the termination, an extraordinary transaction, such as a merger or sale of significant assets, occurs with respect to Network Solutions, or Network Solutions enters into an agreement regarding an extraordinary transaction and the transaction is later consummated, regardless of when the consummation occurs, Network Solutions will also be obligated to pay VeriSign $425 million.

  For a more complete description of the payment of the termination fee, see the section entitled "The Merger Agreement--Termination Fee" on page 70.

The voting agreement

  SAIC Venture Capital Corporation, or SAIC Venture Capital, a wholly owned subsidiary of Science Applications International Corporation, or SAIC, entered into a voting agreement with VeriSign. The voting agreement requires this stockholder to vote all the shares of Network Solutions common stock it owns in favor of the merger and against competing proposals or proposals in opposition to the merger. SAIC Venture Capital holds approximately 23% of the outstanding Network Solutions common stock as of the record date.

  For a more complete description of the voting agreement, please refer to the section entitled "Related Agreements--Voting Agreement" on page 72. The voting agreement is attached to this document as Annex E. We urge you to read it in its entirety.

Opinions of financial advisors

  In deciding to approve the merger, our boards of directors considered, among other things, opinions from our respective financial advisors as to the fairness of the exchange ratio from a financial point of view. VeriSign received an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, and Network Solutions received opinions from its financial advisors, J.P. Morgan Securities Inc. and Chase H&Q, a division of Chase Securities Inc.

  For a more complete description of the financial advisors' opinions see the sections entitled "Opinion of VeriSign's financial advisor" on page 42 and "Opinions of Network Solutions' financial advisors" on page 48. These opinions are attached as Annexes B, C and D and you should read them.

Accounting treatment of the merger

  We intend to account for the merger as a "purchase" for financial accounting purposes under generally accepted accounting principles.

  For a more complete description of the accounting treatment of the merger see the section entitled "Accounting treatment of the merger" on page 61.

Interests of certain persons in the merger

  When considering the recommendations of VeriSign's and Network Solutions' boards of directors, you should be aware that some of the VeriSign and Network Solutions directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include:

  . Three new directors, to be mutually agreed upon by the boards of directors of VeriSign and Network Solutions, will be appointed to the VeriSign board;

  . Directors and officers of both VeriSign and Network Solutions are entitled to specified indemnification rights;

  . Some executive officers of Network Solutions will become executive officers of VeriSign;

  . SAIC Venture Capital, a holder of approximately 23% of Network Solutions' outstanding common stock on the record date, some officers and directors of which are directors of Network Solutions, will receive registration rights with respect to the shares of VeriSign common stock it will receive in the merger; and

  . Stratton D. Sclavos, VeriSign's President and Chief Executive Officer, is a member of the VeriSign and Network Solutions boards of directors and holds options to purchase shares of Network Solutions and VeriSign common stock.

  As a result, these executive officers and directors could be more likely to vote in favor of the merger, and recommend the approval and adoption of the merger agreement and approval of the merger than if they did not hold these interests.

Antitrust approval required to complete the merger

  The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission and we will make any necessary filings with foreign regulatory agencies. However, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.

  For a more complete description of the antitrust issues in connection with the merger see the section entitled "Regulatory filings and approvals required to complete the merger" on page 61.

Restrictions on the ability to sell VeriSign stock

  All shares of VeriSign common stock received by Network Solutions stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either of us under the Securities Act.

  For a more complete description of transfer restrictions applicable to our affiliates see the section entitled "Restrictions on sales of shares by affiliates of VeriSign and Network Solutions" on page 61.

Additional matters to be voted upon by VeriSign stockholders

  In conjunction with the merger, the stockholders of VeriSign will vote on an amendment to VeriSign's certificate of incorporation to increase the number of authorized shares of common stock to 1,000,000,000 shares. The approval of this proposal is a condition to the completion of the merger. VeriSign stockholders will also be asked to approve an amendment to the bylaws of VeriSign to increase the number of board members from six to nine, or to another number as the board may approve. VeriSign's stockholders will also be asked to elect two Class II directors, to approve increases in its equity incentive plan, directors stock option plan and employee stock purchase plans and to ratify the selection of VeriSign's independent auditors for 2000.

  For a more complete description of these votes, see the sections entitled "Additional Matters Being Submitted to a Vote of Only VeriSign Stockholders" on pages 94 through 111.

Forward-looking statements in this prospectus/proxy statement

  This prospectus/proxy statement and the documents incorporated into this prospectus/proxy statement by reference contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to VeriSign's and Network Solutions' financial condition, results of operations and business and on the expected impact of the merger on VeriSign's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements.

  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

  . the possibility that the value of the VeriSign common stock to be issued in the merger will increase or decrease prior to completion of the merger;

  .  the possibility that the merger will not be consummated;

  . the possibility that the anticipated benefits from the merger will not be fully realized;

  . the possibility that costs or difficulties related to the integration of our businesses and infrastructure will be greater than expected;

  . our dependence on the timely development, introduction and customer acceptance of new products and services;

  .  the impact of competition on revenues and margins;

  . rapidly changing technology and shifting demand requirements and Internet usage patterns;

  . other risks and uncertainties, including the risks and uncertainties involved in continued acceptance of the combined company's products and services, Network Solutions' customer acceptance of VeriSign's products and services, increased use of the Internet for electronic commerce, the impact of competitive services, products and prices, the unsettled conditions in the Internet and other high-technology industries and the ability to attract and retain key personnel;

  . other risk factors as may be detailed from time to time in VeriSign's and Network Solutions' public announcements and filings with the Securities and Exchange Commission.

  In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" beginning on page 12.

Comparative market price information

  Shares of both VeriSign and Network Solutions common stock are listed on the Nasdaq National Market. On March 6, 2000, the last full trading day prior to the public announcement of the proposed merger, VeriSign's common stock closed at $247.44 per share, and Network Solutions' common stock closed at $180.31 per share, adjusted to reflect the two-for-one stock split of Network Solutions
common stock on March 10, 2000. On       , 2000, VeriSign's common stock closed
at $   per share, and Network Solutions' common stock closed at $   per share.
We urge you to obtain current market quotations.

  For a more complete description of market price information see the section entitled "Comparative per share market price data" on page 82.

  This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this prospectus/proxy statement, including the merger agreement, which is attached as Annex A, the opinion of Morgan Stanley & Co. Incorporated, which is attached as Annex B, the opinion of J.P. Morgan Securities Inc., which is attached as Annex C, the opinion of Chase H&Q, which is attached as Annex D, and the voting agreement, which is attached as Annex E.

  In addition, we incorporate important business and financial information about VeriSign and Network Solutions into this prospectus/proxy statement by reference. See "Documents Incorporated by Reference in this Prospectus/Proxy Statement" on page 122. You may obtain the information incorporated into this prospectus/proxy statement by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 123.

                 VeriSign's Selected Historical Financial Data

  The following selected historical financial data of VeriSign has been derived from VeriSign's historical financial statements and related notes, and should be read together with those financial statements and related notes that are incorporated by reference in this prospectus/proxy statement.

                                                                  Period from
                                                                 April 12, 1995
                              Years Ended December 31,           (inception) to
                         --------------------------------------   December 31,
                           1999      1998      1997      1996         1995
                         --------  --------  --------  --------  --------------
                               (In thousands, except per share data)
Consolidated Statement
 of Operations Data:
 Revenues............... $ 84,776  $ 38,930  $ 13,356  $  1,356     $   382
 Total costs and
  expenses..............   88,086    62,075    34,657    12,415       2,524
 Operating loss.........   (3,310)  (23,145)  (21,301)  (11,059)     (2,142)
 Minority interest in
  net loss of
  subsidiary............      836     1,282     1,538       838         --
 Net income (loss)......    3,955   (19,743)  (18,589)  (10,288)     (1,994)
 Basic net income (loss)
  per share............. $    .04  $   (.24) $   (.65) $   (.52)    $  (.11)
 Diluted net income
  (loss) per share...... $    .03  $   (.24) $   (.65) $   (.52)    $  (.11)
                                         As of December 31,
                         ------------------------------------------------------
                           1999      1998      1997      1996         1995
                         --------  --------  --------  --------  --------------
                                           (In thousands)
Consolidated Balance
 Sheet Data:
 Cash, cash equivalents
  and short-term
  investments........... $156,480  $ 41,745  $ 12,893  $ 30,006     $ 2,687
 Working capital........  140,163    31,085     6,160    24,788       2,284
 Total assets...........  341,166    64,295    26,904    36,537       4,052
 Stockholders' equity...  298,359    40,728    13,541    28,520       3,376

             Network Solutions' Selected Historical Financial Data

  The following selected historical financial data of Network Solutions has been derived from Network Solutions' historical financial statements and related notes, and should be read together with those financial statements and the related notes that are incorporated by reference in this prospectus/proxy statement. The Statements of Operations Data and Balance Sheet Data as of and for the years ended December 31, 1996, 1997, 1998 and 1999 were derived from Network Solutions' audited financial statements. The selected financial data for the year ended December 31, 1995 were derived by combining Network Solutions' results of operations for the period January 1, 1995 through March 10, 1995 and the period March 11, 1995 through December 31, 1995, both as derived from Network Solutions' audited financial statements. Comparability of pre-acquisition periods to post-acquisition periods is limited because the financial statements have been prepared on differing bases of accounting as a result of the acquisition by SAIC on March 10, 1995.

                                            Years Ended December 31,
                                   -------------------------------------------
                                     1999     1998     1997    1996     1995
                                   -------- -------- -------- -------  -------
                                     (In thousands, except per share data)
Statement of Operations Data:
 Net revenue...................... $220,811 $ 93,652 $ 45,326 $18,862  $ 6,486
 Total operating costs and
  expenses........................  185,112   80,495   39,719  21,626    8,098
 Income (loss) from continuing
  operations......................   26,886   11,235    4,231  (1,625)  (1,434)
 Loss from discontinued
  operations......................      --       --       --      --    (1,403)
 Net income (loss)................   26,886   11,235    4,231  (1,625)  (2,837)
 Basic net income (loss) per
  share:
  Income (loss) from continuing
   operations..................... $    .40 $    .18 $    .08 $  (.03) $  (.04)
  Loss from discontinued
   operations.....................      --       --       --      --      (.03)
                                   -------- -------- -------- -------  -------
  Net income (loss)............... $    .40 $    .18 $    .08 $  (.03) $  (.07)
                                   ======== ======== ======== =======  =======
 Diluted net income (loss) per
  share:
  Income (loss) from continuing
   operations..................... $    .38 $    .17 $    .08 $  (.03) $  (.04)
  Loss from discontinued
   operations.....................      --       --       --      --      (.03)
                                   -------- -------- -------- -------  -------
  Net income (loss)............... $    .38 $    .17 $    .08 $  (.03) $  (.07)
                                   ======== ======== ======== =======  =======
                                               As of December 31,
                                   -------------------------------------------
                                     1999     1998     1997    1996     1995
                                   -------- -------- -------- -------  -------
                                                 (In thousands)
Balance Sheet Data:
 Cash and cash equivalents........ $196,589 $ 12,862 $ 41,146 $15,540  $     5
 Total marketable securities......  164,920  128,098   40,200     --       --
 Working capital..................  131,113   65,791   50,947   1,362     (559)
 Total assets.....................  625,303  243,867  149,620  66,118   11,748
 Restricted assets included in
  total assets....................      --       --    25,873  17,453    1,408
 Deferred revenue, net............  361,639  129,194   61,451  29,352    3,346
 Long-term obligations, excluding
  current portion.................  106,971   35,721   18,743   9,440    1,353
 Stockholders' equity.............  178,599   75,130   47,655   1,437    3,062

         Selected Unaudited Pro Forma Combined Condensed Financial Data

  The selected unaudited pro forma condensed combined financial data set forth below reflect the acquisitions by VeriSign of Network Solutions, Signio, Inc. and THAWTE HOLDINGS (PTY) LTD. and THAWTE USA, INC., collectively referred to as THAWTE, are derived from the unaudited pro forma condensed combined financial information, which give effect to each of the transactions as a purchase, and should be read in conjunction with the unaudited pro forma combined condensed financial information and related notes, which are included elsewhere in this prospectus/proxy statement.

  For pro forma purposes, VeriSign's, Signio's and Network Solutions' historical statements of operations for the year ended December 31, 1999, and THAWTE's historical statements of operations for the twelve months ended November 30, 1999, have been combined to give effect to the merger as if it had occurred on January 1, 1999, with respect to the results for VeriSign, Network Solutions and Signio, or on December 1, 1998, with respect to the results for THAWTE. The unaudited pro forma combined condensed balance sheet data assumes that the mergers took place as of December 31, 1999 with respect to the balance sheets of VeriSign, Network Solutions and Signio, or on November 30, 1999, with respect to the balance sheet of THAWTE.

  A charge for in-process research and development attributable to the purchase of Network Solutions has been included in accumulated deficit in the pro forma combined condensed balance sheet, but has been excluded from the pro forma combined condensed statement of operations as it is non-recurring.

  The total estimated purchase cost of the mergers has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess cost over the net assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

  The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the times indicated, nor is it necessarily indicative of future operating results or financial condition of VeriSign.
                     (In thousands, except per share data)

                                                                    Year Ended
                                                                   December 31,
                                                                       1999
                                                                   ------------
Combined Statement of Operations Data:
  Revenues........................................................ $   308,790
  Total costs and expenses........................................   5,842,633
  Operating loss..................................................  (5,533,843)
  Minority interest in net loss of subsidiary.....................        (836)
  Net loss........................................................  (5,284,706)
  Basic and diluted net loss per share............................      (28.07)
                                                                      As of
                                                                   December 31,
                                                                       1999
                                                                   ------------
Combined Balance Sheet Data:
  Cash, cash equivalents and short-term investments............... $   474,043
  Working capital.................................................     208,969
  Total assets....................................................  22,411,381
  Current and long-term deferred revenue, net.....................     333,528
  Stockholders' equity............................................  21,729,791

         Comparative Historical and Unaudited Pro Forma Per Share Data

  The following tables reflect (1) the historical net income and book value per share of VeriSign common stock and the historical net income and book value per share of Network Solutions common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger, excluding for book value per share purposes in-process research and development which is a non-recurring charge together with VeriSign's acquisitions of THAWTE and Signio and (2) the equivalent historical net loss from continuing operations and book value per share attributable to the 1.075 shares of VeriSign common stock that will be received for each share of common stock of Network Solutions.

  The information presented in the following tables should be read in conjunction with the unaudited pro forma combined condensed financial statements included elsewhere in this document and the historical financial statements and related notes of VeriSign, Network Solutions, THAWTE and Signio that are incorporated by reference in this document.


                                                                 Year Ended
                                                                  or As of
                                                              December 31, 1999
                                                              -----------------
                                     VeriSign
     Historical per share data:
     Net income per share:
       Basic................................................       $   .04
       Diluted..............................................           .03
     Book value per share(1)................................          2.88
                                 Network Solutions
     Historical per share data:
     Net income per share:
       Basic................................................       $   .40
       Diluted..............................................           .38
     Book value per share(1)................................          2.63
                                     Pro Forma
     Combined pro forma per share data:
     Net loss per share--basic and diluted..................       $(28.07)
     Net loss per equivalent Network Solutions share--basic
      and diluted(2)........................................        (30.18)
     Book value per share(1)................................        115.44
     Book value per equivalent Network Solutions share (2)..        124.10

--------
(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at December 31, 1999, split adjusted. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at December 31, 1999.
(2) The Network Solutions equivalent pro forma combined per share amounts are calculated by multiplying the VeriSign combined pro forma share amounts, which include THAWTE and Signio, by the exchange ratio of 1.075.

                                  RISK FACTORS

  The merger involves a high degree of risk. Also, by voting in favor of the merger, Network Solutions' stockholders will be choosing to invest in VeriSign common stock. An investment in VeriSign common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus/proxy statement, both VeriSign's and Network Solutions' stockholders should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks related to the proposed merger

Network Solutions' stockholders will receive a fixed ratio of 1.075 shares of VeriSign common stock per share of Network Solutions common stock even if there are changes in the market value of Network Solutions common stock or VeriSign common stock before the closing of the merger.

  There will be no adjustment to the exchange ratio if the market price of either Network Solutions common stock or VeriSign common stock fluctuates. The specific dollar value of VeriSign common stock that Network Solutions stockholders will receive upon completion of the merger will depend on the market value of VeriSign common stock at the time of the merger. The share prices of both Network Solutions common stock and VeriSign common stock are subject to price fluctuations in the market for publicly traded equity securities and have each experienced significant volatility. We cannot predict the market prices for either Network Solutions common stock or VeriSign common stock at any time before the completion of the merger or the market price for VeriSign common stock after the completion of the merger. We encourage you to obtain current market quotations of VeriSign common stock and Network Solutions common stock.

VeriSign's pro forma accounting for the Network Solutions merger may change.

  VeriSign has allocated the total estimated purchase price for the Network Solutions merger on a preliminary basis to assets and liabilities based on VeriSign's best estimates of the fair value of these assets and liabilities, with the excess costs over the net assets acquired allocated to goodwill and other intangible assets and in-process research and development. This allocation is subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material to VeriSign's future results of operations.

VeriSign will face technical, operational and strategic challenges that may prevent it from successfully integrating Network Solutions with VeriSign.

  The merger involves risks related to the integration and management of acquired technology, operations and personnel. The integration of VeriSign and Network Solutions will be a complex, time consuming and expensive process and may disrupt VeriSign's business if not completed in a timely and efficient manner. In addition, VeriSign must also integrate the operations of two recently acquired companies, THAWTE and Signio. Following the merger, VeriSign must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices.

  VeriSign and Network Solutions may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

  .  potential incompatibility of business cultures;

  .  perceived adverse changes in business focus;

  . potential conflicts in distribution, marketing or other important relationships; and

  . the loss of key employees and diversion of the attention of management from other ongoing business concerns.

Officers and directors of both companies have different interests from yours.

  The directors and officers of VeriSign and Network Solutions have interests in the merger and participate in arrangements that are different from, or are in addition to, those of VeriSign and Network Solutions stockholders generally. These include:

  . three new directors, to be mutually agreed upon by the boards of directors of VeriSign and Network Solutions, will be appointed to the VeriSign board;

  . directors and officers of both VeriSign and Network Solutions are entitled to specified indemnification rights;

  . some executive officers of Network Solutions will become executive officers of VeriSign;

  . SAIC Venture Capital, a holder of approximately 23% of Network Solutions' outstanding common stock on the record date, some officers and directors of which are directors of Network Solutions, will receive registration rights with respect to the shares of VeriSign common stock it will receive in the merger; and

  . Stratton D. Sclavos, VeriSign's President and Chief Executive Officer, is a member of the VeriSign and Network Solutions boards of directors and holds options to purchase shares of Network Solutions and VeriSign common stock.

  As a result, these executive officers and directors could be more likely to vote to approve, and recommend the approval of, the merger agreement and the merger than if they did not hold these interests.

If VeriSign does not successfully integrate Network Solutions or the merger's benefits do not meet the expectations of financial or industry analysts, the market price of VeriSign common stock may decline.

  The market price of VeriSign common stock may decline as a result of the merger if:

  .  the integration of VeriSign and Network Solutions is unsuccessful;

  . VeriSign is unable to market its products and services successfully to Network Solutions' customers;

  . VeriSign does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

  . the effect of the merger on VeriSign's financial results is not consistent with the expectations of financial or industry analysts.

Network Solutions faces risks related to the proposed merger.

  The announcement of the proposed merger may have a negative impact on Network Solutions' ability to sell its services and products, attract and retain employees and clients, and maintain strategic relationships with third parties. For example, its employees may experience uncertainty about their future role with VeriSign until VeriSign's strategies with regards to Network Solutions' employees are announced or executed. The announcement may also have an adverse effect on Network Solutions' relationships with significant clients and strategic partners.

  If the merger is successfully completed, holders of Network Solutions' common stock will become holders of VeriSign's common stock. VeriSign's business differs from Network Solutions' business, and VeriSign's results of operations, as well as the price of VeriSign's common stock, may be affected by factors different than those affecting Network Solutions' results of operations and the price of its common stock before the merger.

  While the merger agreement is in effect, subject to limited exceptions as set forth in the merger agreement, Network Solutions is prohibited from soliciting, initiating, encouraging or inducing, directly or indirectly, an Acquisition Proposal, as that term is defined on page 66 of this document, from any third party.

Failure to complete the proposed merger could adversely affect Network Solutions' stock price and future business and operations.

  The merger is subject to the approval by Network Solutions' and VeriSign's stockholders, and regulatory agencies, and we cannot assure you that the merger will be successfully completed. In the event that the merger is not successfully completed, Network Solutions may be subject to a number of material risks, including the following:

  . Network Solutions may be required to pay VeriSign a termination fee of $425 million;

  . the price of Network Solutions' common stock may decline to the extent that the current market price for its common stock reflects a market assumption that the proposed merger will be completed; and

  . costs related to the proposed merger, such as legal, accounting, and financial advisory fees and employee retention bonuses, must be paid by Network Solutions, even if the merger is not completed.

  In addition, in the event that the merger is not completed and the Network Solutions board of directors determines to seek another merger or business combination, it may not be able to find a partner willing to pay an equivalent or more attractive price than that which would have been paid in the merger with VeriSign.

Risk related to VeriSign's business

VeriSign has a limited operating history.

  VeriSign was incorporated in April 1995, and began introducing its Internet trust services in June 1995. Accordingly, it has only a limited operating history on which to base an evaluation of its business and prospects. Its prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development. These risks and uncertainties are often worse for companies in new and rapidly evolving markets. VeriSign's success will depend on many factors, including, but not limited to, the following:

  . the rate and timing of the growth and use of IP networks for electronic commerce and communications;

  . the extent to which digital certificates are used for electronic commerce and communications;

  . the continued evolution of electronic commerce as a viable means of conducting business;

  .  the demand for VeriSign's Internet trust services;

  .  competition levels;

  . the perceived security of electronic commerce and communications over Internet protocol, or IP, based networks;

  . the perceived security of services, technology, infrastructure and practices; and

  . VeriSign's continued ability to maintain its current, and enter into additional, strategic relationships.

  To address these risks VeriSign must, among other things:

  . successfully market its Internet trust services and its digital certificates to new and existing customers;

  . attract, integrate, train, retain and motivate qualified personnel; respond to competitive developments; successfully introduce new Internet trust services; and

  . successfully introduce enhancements to its existing Internet trust services to address new technologies and standards.

  VeriSign cannot be certain that it will successfully address any of these risks.

VeriSign's business depends on the adoption of IP networks.

  To date, many businesses and consumers have been deterred from utilizing IP networks for a number of reasons, including, but not limited to:

  .  potentially inadequate development of network infrastructure;

  . security concerns including the potential for merchant or user impersonation and fraud or theft of stored data and information communicated over IP networks;

  .  inconsistent quality of service;

  .  lack of availability of cost-effective, high-speed service;

  .  limited numbers of local access points for corporate users;

  .  inability to integrate business applications on IP networks;

  .  the need to operate with multiple and frequently incompatible products;
     and

  .  a lack of tools to simplify access to and use of IP networks.

  The adoption of IP networks will require a broad acceptance of new methods of conducting business and exchanging information. Companies and government agencies that already have invested substantial resources in other methods of conducting business may be reluctant to adopt new methods. Also, individuals with established patterns of purchasing goods and services and effecting payments may be reluctant to change.

VeriSign's market is new and evolving.

  VeriSign targets its Internet trust services at the market for trusted and secure electronic commerce and communications over IP networks. This is a new and rapidly evolving demand that may not continue to grow. Accordingly, the demand for VeriSign's Internet trust services is very uncertain. Even if the business for electronic commerce and communications over IP networks grows, VeriSign's Internet trust services may not be widely accepted. The factors that may affect the level of market acceptance of digital certificates and, consequently, VeriSign's Internet trust services, include the following:

  . market acceptance of products and services based upon authentication technologies other than those VeriSign uses;

  . public perception of the security of digital certificates and IP networks;

  . the ability of the Internet infrastructure to accommodate increased levels of usage; and

  . government regulations affecting electronic commerce and communications over IP networks.

  Even if digital certificates achieve market acceptance, VeriSign's Internet trust services may fail to address the market's requirements adequately. If digital certificates do not achieve market acceptance in a timely manner and sustain acceptance, or if VeriSign's Internet trust services in particular do not achieve or sustain market acceptance, its business would be harmed.

VeriSign's quarterly operating results may fluctuate and its future revenues and profitability are uncertain.

  VeriSign's quarterly operating results have varied and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside its control. These factors include the following:

  .  continued market acceptance of VeriSign's Internet trust services;

  . the long sales and implementation cycles for, and potentially large order sizes of, some of VeriSign's Internet trust services; the timing and execution of individual contracts;

  .  customer renewal rates for VeriSign's Internet trust services;

  . the timing of releases of new versions of Internet browsers or other third-party software products and networking equipment that include VeriSign's digital certificate service interface technology;

  .  the mix of VeriSign's services sold during a quarter;

  . VeriSign's success in marketing other Internet trust services to its existing customers and to new customers;

  . continued development of VeriSign's direct and indirect distribution channels, both in the U.S. and abroad;

  . market acceptance of VeriSign's Internet trust services or its competitors' products and services;

  . VeriSign's ability to attract, integrate, train, retain and motivate a substantial number of sales and marketing, research and development and technical support personnel;

  .  VeriSign's ability to expand its operations;

  . VeriSign's success in assimilating the operations and personnel of any acquired businesses;

  . the amount and timing of expenditures related to expansion of VeriSign's operations;

  . the impact of price changes in VeriSign's Internet trust services or its competitors' products and services; and

  . general economic conditions and economic conditions specific to IP network industries.

  VeriSign's limited operating history and the emerging nature of its market make it difficult to predict future revenues. VeriSign's expenses are based, in part, on its expectations regarding future revenues, and are largely fixed in nature, particularly in the short term. VeriSign may be unable to predict its future revenues accurately or to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenues in relation to VeriSign's expectations could cause significant declines in its quarterly operating results.

  Due to all of the above factors, VeriSign's quarterly revenues and operating results are difficult to forecast. Therefore, VeriSign believes that period-to-period comparisons of its operating results will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Also, it is likely that VeriSign's operating results will fall below its expectations and the expectations of securities analysts or investors in some future quarter. If this happens, the market price of VeriSign's common stock could decline.

System interruptions and security breaches could harm VeriSign's business.

  VeriSign depends on the uninterrupted operation of its secure data centers and its other computer and communications systems. VeriSign must protect these systems from loss, damage or interruption caused by fire, earthquake, power loss, telecommunications failure or other events beyond its control. Most of VeriSign's systems are located at, and most of its customer information is stored in, its facilities in Mountain View, California and Kawasaki, Japan, both of which are susceptible to earthquakes. Any damage or failure that causes interruptions in VeriSign's secure data centers and its other computer and communications systems could harm its business. In addition, VeriSign's ability to issue digital certificates depends on the efficient operation of the Internet connections from customers to its secure data centers. These connections depend upon efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages in the past. Any of these problems or outages could decrease customer satisfaction.

  VeriSign's success also depends upon the scalability of its systems. VeriSign's systems have not been tested at the volumes that may be required in the future. Thus, it is possible that a substantial increase in demand for VeriSign's Internet trust services could cause interruptions in its systems. Any interruptions could harm VeriSign's ability to deliver its Internet trust services and therefore could harm its business.

  Although VeriSign periodically performs, and retains accredited third parties to perform, audits of its operational practices and procedures, it may not be able to remain in compliance with its internal standards or those set by third-party auditors. If VeriSign fails to maintain these standards, it may have to expend significant time and money to return to compliance and its business could suffer.

  VeriSign retains some confidential customer information in its secure data centers. It is critical to VeriSign's business strategy that its facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Despite its security measures, its infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers or similar disruptive problems. It is possible that VeriSign may have to expend additional financial and other resources to address these problems. Any physical or electronic break-ins or other security breaches or compromises of the information stored at VeriSign's secure data centers may jeopardize the security of information stored on its premises or in the computer systems and networks of its customers. In this event, VeriSign could face significant liability and customers could be reluctant to use VeriSign's Internet trust services. This type of occurrence could also result in adverse publicity and therefore harm the market's perception of the security of electronic commerce and communications over IP networks as well as of the security or reliability of VeriSign's services.

VeriSign faces significant competition.

  VeriSign anticipates that the market for services that enable trusted and secure electronic commerce and communications over IP networks will remain intensely competitive. VeriSign competes with larger and smaller companies that provide products and services that are similar to some aspects of its Internet trust services. VeriSign expects that competition will increase in the near term, and that its primary long-term competitors may not yet have entered the market. Increased competition could result in pricing pressures, reduced margins or the failure of VeriSign's Internet trust services to achieve or maintain market acceptance, any of which could harm its business. Several of VeriSign's current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources. As a result, VeriSign may not be able to compete effectively.

VeriSign may experience future losses.

  VeriSign has experienced substantial net losses in the past. As of December 31, 1999, VeriSign had an accumulated deficit of approximately $47.5 million. VeriSign's limited operating history, the emerging nature of its market and the factors described under "--VeriSign's business depends on the adoption of IP networks" and "--VeriSign's quarterly operating results may fluctuate and its future revenues and profitability are uncertain," among other factors, make prediction of VeriSign's future operating results difficult. As a result, VeriSign may incur additional losses in the future. Although VeriSign's revenues have grown in recent periods, it may be unable to sustain this growth. Therefore, you should not consider its historical growth indicative of future revenue levels or operating results.

Technological changes will affect VeriSign's business.

  The emerging nature of the Internet and digital certificate businesses and their rapid evolution requires VeriSign to continually improve the performance, features and reliability of its Internet trust services, particularly in response to competitive offerings. VeriSign must also introduce any new Internet trust services as quickly as possible. The success of new Internet trust services depends on several factors, including proper new service definition and timely completion, introduction and market acceptance of VeriSign's new Internet trust services. VeriSign may not succeed in developing and marketing new Internet trust services that respond to competitive and technological developments and changing customer needs. This could harm VeriSign's business.

VeriSign must manage its growth and expansion.

  VeriSign's historical growth has placed, and any further growth is likely to continue to place, a significant strain on its resources. VeriSign has grown from 26 employees at December 31, 1995 to 394 employees at December 31, 1999. VeriSign has also opened additional sales offices and has significantly expanded its operations, both in the U.S. and abroad, during this time period. VeriSign also expanded its operations by acquiring SecureIT during 1998 and, in January 2000 it acquired Signio and THAWTE. In addition, VeriSign will add a substantial number of additional employees as a result of the merger with Network Solutions. To be successful, VeriSign will need to implement additional management information systems, develop further its operating, administrative, financial and accounting systems and controls and maintain close coordination among its executive, engineering, accounting, finance, marketing, sales and operations organizations. Any failure to manage growth effectively could harm VeriSign's business.

VeriSign depends on key personnel.

  VeriSign depends on the performance of its senior management team and other key employees. VeriSign's success will also depend on its ability to attract, integrate, train, retain and motivate these individuals and additional highly skilled technical and sales and marketing personnel, both in the U.S. and abroad. There is intense competition for these personnel. In addition, VeriSign's stringent hiring practices for some of its key personnel, which consist of background checks into prospective employees' criminal and financial histories, further limit the number of qualified persons for these positions. VeriSign has no employment agreements with any of its key executives that prevent them from leaving VeriSign at any time. In addition, VeriSign does not maintain key person life insurance for any of its officers or key employees other than VeriSign's President and Chief Executive Officer. The loss of the services of any of VeriSign's senior management team or other key employees or its failure to attract, integrate, train, retain and motivate additional key employees could harm its business.

VeriSign must establish and maintain strategic relationships.

  One of VeriSign's significant business strategies has been to enter into strategic or other similar collaborative relationships to reach a larger customer base than it could reach through its direct sales and marketing efforts. VeriSign may need to enter into additional relationships to execute its business plan. VeriSign may not be able to enter into additional, or maintain its existing, strategic relationships on commercially reasonable terms. If VeriSign failed to do so, it would have to devote substantially more resources to the distribution, sale and marketing of its Internet trust services than VeriSign would otherwise need to do. Furthermore, as a result of its emphasis on these relationships, VeriSign's success in them will depend both on the ultimate success of the other parties to these relationships, particularly in the use and promotion of IP networks for trusted and secure electronic commerce and communications, and on the ability of these parties to market VeriSign's Internet trust services successfully. Failure of one or more of VeriSign's strategic relationships to result in the development and maintenance of a market for its Internet trust services could harm its business.

  VeriSign's existing strategic relationships do not, and any future strategic relationships may not, afford VeriSign any exclusive marketing or distribution rights. In addition, the other parties may not view their relationships with VeriSign as significant for their own businesses. Therefore, they could reduce their commitment to VeriSign at any time in the future. These parties could also pursue alternative technologies or develop alternative products and services either on their own or in collaboration with others, including VeriSign's competitors. If VeriSign is unable to maintain its strategic relationships or to enter into additional strategic relationships, its business could suffer.

Some of VeriSign's Internet trust services have lengthy sales and implementation cycles.

  VeriSign markets many of VeriSign's Internet trust services directly to large companies and government agencies. The sale and implementation of VeriSign's services to these entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources. This process is also subject to the risk of delays associated with customers' internal budgeting and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. As a result, the sales and implementation cycles associated with some of VeriSign's Internet trust services can be lengthy. VeriSign's quarterly and annual operating results could be harmed if orders forecasted for a specific customer for a particular quarter are not realized.

VeriSign's Internet trust services could have unknown defects.

  Services as complex as those VeriSign offers or develops frequently contain undetected defects or errors. Despite testing, defects or errors may occur in existing or new Internet trust services, which could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to VeriSign's reputation, tort or warranty claims, increased insurance costs or increased service and warranty costs, any of which could harm its business. Furthermore, VeriSign often provides implementation, customization, consulting and other technical services in connection with the implementation and ongoing maintenance of its Internet trust services and its digital certificate service agreements. The performance of these Internet trust services typically involves working with sophisticated software, computing and communications systems. VeriSign's failure or inability to meet customer expectations or project milestones in a timely manner could also result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, injury to its reputation and increased costs.

Public key cryptography technology is subject to risks.

  VeriSign's Internet trust services depend on public key cryptography technology. With public key cryptography technology, a user is given a public key and a private key, both of which are required to encrypt and decode messages. The security afforded by this technology depends on the integrity of a user's private key and that it is not stolen or otherwise compromised. The integrity of private keys also depends in part on the application of specific mathematical principles known as "factoring." This integrity is predicated on the assumption that the factoring of large numbers into their prime number components is difficult. Should an easy factoring method be developed, then the security of encryption products utilizing public key cryptography technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking cryptographic systems could also render some or all of VeriSign's existing Internet trust services obsolete or unmarketable. If improved techniques for attacking cryptographic systems are ever developed, VeriSign would likely have to reissue digital certificates to some or all of its customers, which could damage its reputation and brand or otherwise harm its business. In the past there have been public announcements of the successful decoding of some types of cryptographic messages and of the potential misappropriation of private keys. This type of publicity could also hurt the public perception as to the safety of the public key cryptography technology included in VeriSign's digital certificates. This negative public perception could harm Verisign's business.

VeriSign's international operations are subject to risks.

  Revenues of VeriSign Japan and revenues from other international customers accounted for approximately 27% of VeriSign's revenues in 1999 and 14% of VeriSign's revenues in 1998. VeriSign intends to expand its international operations and international sales and marketing activities. Expansion into these markets has required and will continue to require significant management attention and resources. VeriSign may also need to tailor its Internet trust services for a particular market and to enter into international distribution and operating relationships. VeriSign has limited experience in localizing its Internet trust services and in developing international distribution or operating relationships. VeriSign may not succeed in expanding its Internet trust service offerings into international markets.

  Any of these factors could harm VeriSign's business. In addition, there are risks inherent in doing business on an international basis, including, among others:

  .  regulatory requirements;

  .  legal uncertainty regarding liability;

  . export and import restrictions on cryptographic technology and products incorporating that technology;

  .  tariffs and other trade barriers;

  .  difficulties in staffing and managing foreign operations;

  .  longer sales and payment cycles;

  .  problems in collecting accounts receivable;

  .  difficulties of authenticating customer information;

  .  political instability;

  .  seasonal reductions in business activity; and

  .  potentially adverse tax consequences.

  VeriSign has licensed to international affiliates the VeriSign Processing Center platform, which is designed to replicate its own secure data centers and allows the affiliate to offer back-end processing of Internet trust services. The VeriSign Processing Center platform provides these affiliates with the knowledge and technology to offer Internet trust services similar to those offered by VeriSign. It is critical to VeriSign's business strategy that the facilities and infrastructure used in issuing and marketing digital certificates remain secure and be perceived by the marketplace to be secure. Although VeriSign provides its affiliates with training in security and trust practices, network management and customer service and support, these practices are performed by its affiliates and are outside of its control. Any failure of an affiliate to maintain the privacy of confidential customer information could result in negative publicity and therefore damage the market's perception of the security of VeriSign's services as well as the security of electronic commerce and communication over IP networks generally. For further information, please see "--System interruptions and security breaches could harm VeriSign's business."

  All of VeriSign's international revenues from sources other than VeriSign Japan are denominated in U.S. dollars. If additional portions of VeriSign's international revenues were to be denominated in foreign currencies, it could become subject to increased risks relating to foreign currency exchange rate fluctuations.

VeriSign could be affected by government regulation.

  Exports of software products utilizing encryption technology are generally restricted by the U.S. and various non-U.S. governments. Although VeriSign has obtained approval to export its Global Server digital certificate service, and none of its other Internet trust services are currently subject to export controls under U.S. law, the list of products and countries for which export approval is required could be revised in the future to include more digital certificate products and related services. If VeriSign does not obtain required approvals it may not be able to sell specific Internet trust services in international markets. There are currently no federal laws or regulations that specifically control certificate authorities, but a limited number of states have enacted legislation or regulations with respect to certificate authorities. If the market for digital certificates grows, the U.S. federal or state or non-U.S. governments may choose to enact further regulations governing certificate authorities or other providers of digital certificate products and related services. These regulations or the costs of complying with these regulations could harm VeriSign's business.

Acquisitions could harm its business.

  Since January 1998, VeriSign has acquired three businesses. VeriSign may acquire additional businesses, technologies, product lines or service offerings in the future. Acquisitions involve a number of risks including, among others:

  . the difficulty of assimilating the operations and personnel of the acquired businesses;

  .  the potential disruption of VeriSign's business;

  . VeriSign's inability to integrate, train, retain and motivate key personnel of the acquired businesses;

  .  the diversion of its management from VeriSign's day-to-day operations;

  . VeriSign's inability to incorporate acquired technologies successfully into its Internet trust services;

  . the additional expenses associated with completing acquisitions and amortizing any acquired intangible assets;

  . the potential impairment of relationships with VeriSign employees, customers and strategic partners; and

  . the inability to maintain uniform standards, controls, procedures and policies.

  If VeriSign is unable to successfully address any of these risks, its business could be harmed.

VeriSign faces risks related to intellectual property rights.

  VeriSign's success depends on its internally developed technologies and other intellectual property. Despite VeriSign's precautions, it may be possible for a third party to copy or otherwise obtain and use its intellectual property or trade secrets without authorization. In addition, it is possible that others may independently develop substantially equivalent intellectual property. If VeriSign does not effectively protect its intellectual property, its business could suffer.

  In the future VeriSign may have to resort to litigation to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. This type of litigation, regardless of its outcome, could result in substantial costs and diversion of management and technical resources.

  VeriSign also licenses third-party technology, such as public key cryptography technology licensed from RSA and other technology that is used in its products, to perform key functions. These third-party technology licenses may not continue to be available to VeriSign on commercially reasonable terms or at all. VeriSign's business could suffer if it lost the rights to use these technologies. A third party could claim that the licensed software infringes any patent or other proprietary right. Litigation between the licensor and a third party or between VeriSign and a third party could lead to royalty obligations for which it is not indemnified or for which indemnification is insufficient, or VeriSign may not be able to obtain any additional license on commercially reasonable terms or at all.

  The loss of, or VeriSign's inability to obtain or maintain, any of these technology licenses could delay the introduction of VeriSign's Internet trust services until equivalent technology, if available, is identified, licensed and integrated. This could harm VeriSign's business.

  From time to time, VeriSign has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. Infringement or other claims could be made against VeriSign in the future. Any claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require VeriSign to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of product infringement were made against VeriSign and it could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, its business could be harmed.

VeriSign has implemented anti-takeover provisions.

  Provisions of VeriSign's Amended and Restated Certificate of Incorporation and Bylaws contain provisions that could make it more difficult for a third party to acquire VeriSign without the consent of its board of directors. These provisions include:

  . VeriSign's stockholders may only take action at a meeting and not by written consent;

  . VeriSign's board must be given advance notice regarding stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors;

  . VeriSign has a classified board of directors, with the board being divided into three classes that serve staggered three-year terms;

  . vacancies on the board may be filled until the next annual meeting of stockholders only by majority vote of the directors then in office; and

  . special meetings of stockholders may only be called by the Chairman of the Board, the President or by the board, not by our stockholders.

  While VeriSign believes these provisions provide for an opportunity to receive a higher bid by requiring potential acquirors to negotiate with its board of directors, these provisions may apply even if the offer may be considered beneficial by some stockholders.

VeriSign's stock price may be volatile.

  The market price of VeriSign's common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the market prices of securities of other technology companies, particularly Internet-related companies, have been highly volatile. Factors that may have a significant effect on the market price of VeriSign's common stock include:

  .  fluctuations in its operating results;

  . announcements of technological innovations or new Internet trust services by VeriSign or new products or services by its competitors;

  .  analysts' reports and projections;

  .  regulatory actions; and

  .  general market, economic or political conditions in the U.S. or abroad.

  You may not be able to resell your shares of VeriSign's common stock at or above its price on the date of the closing of the merger.

Additional Risks Related to Network Solutions

Industry Risks

Increased competition could harm Network Solutions' domain name registration business.

  The introduction of additional competition into the domain name registration business could harm Network Solutions' business. This includes, in particular, competition among registrars within a single top level domain, such as .com, and competition among registrars and registries of existing and potential new top level domains. Network Solutions currently faces competition in the domain name registration business from other registrars in the top level domains for which it acts as registry, third level domain name providers such as Internet access providers and registrars and registries of top level domains other than those top level domains for which it acts as registry. As of March 13, 2000, 33 accredited registrars (in addition to Network Solutions) in the .com, .net and .org top level domains used Network Solutions' shared registration system to register domain names. ICANN has accredited 76 additional registrars as of that date. Network Solutions expects these and additional accredited registrars to offer competing registration services in these top level domains in the near future.

  The accredited registrars include, among others, AT&T, Alabanza, America Online, CORE or Internet Council of Registrars, Deutsche Telekom, France Telecom Oleane, iDirections, interQ, Internet Domain Registrars, Melbourne IT, NameSecure.com, NetBenefit, PSINet, Register.com, Talk.com and Verio. For the quarter ended December 31, 1999, Network Solutions registered 1,600,000 net new second level domain names and competing accredited registrars registered 890,000 second level domain names.

  The introduction of potential new top-level domains is currently an issue of global significance. At its most recent meeting in Cairo, the ICANN Board requested the Names Council, a branch of the Domain Name Supporting Organization, or DNSO, primarily responsible for the consensus-building process of the DNSO, and its staff to prepare recommendations regarding the introduction of new generic top-level domains, indicating that the ICANN Board intends to act on these topics at its Yokohama meeting on July 15-16, 2000.

  Future competition in the domain name registration business as a registry or registrar could come from many different companies, including:

  .  domain name registration resellers;

  .  country code registries;

  .  Internet access providers; and

  .  major telecommunications firms.

  Many of these entities have core capabilities to deliver registry and/or registrar services, such as help desks, billing services and network management, along with strong name recognition and Internet industry experience. The recent agreements among ICANN, the Department of Commerce, Network Solutions and other registrars permit flexibility in pricing for and term of registrations. Network Solutions' revenue, therefore, could be reduced due to pricing pressures, bundled service offerings and variable terms resulting from increased competition. Some registrars and resellers in the
 .com, .net and .org top level domains are already charging lower prices for domain name registration services in those domains. In addition, other entities are bundling, and may in the future bundle, domain name registrations with other products or services at reduced rates or for free.

Issues arising from implementation of Network Solutions' agreements with ICANN and the Department of Commerce could harm its registration business.

  The Department of Commerce has adopted a plan for a phased transition of the Department of Commerce's responsibilities for the domain name system to ICANN by September 30, 2000. Network Solutions faces risks from this transition, including:

  . ICANN could adopt or promote policies, procedures or programs that are unfavorable to its role in the registration of domain names or that are inconsistent with its current or future plans;

  . The Department of Commerce or ICANN could terminate Network Solutions' agreements to be the registry and/or a registrar in the .com, .net and .org top level domains if they find that it is in violation of its agreements with them;

  . If Network Solutions does not separate ownership of its registry and registrar by May 2001 in accordance with the registry agreement, the term of the registry agreement will expire in November 2003 and it may not be chosen as the successor registry;

  . The terms of the registrar accreditation contract could change, as a result of an ICANN-adopted policy, in a manner that is unfavorable to Network Solutions;

  . The Department of Commerce's or ICANN's interpretation of provisions of its agreements with either of them described above could differ from Network Solutions';

  . The Department of Commerce could revoke its recognition of ICANN, as a result of which the Department of Commerce would take the place of ICANN for purposes of the various agreements described above, and could take actions that are harmful to Network Solutions;

  . ICANN may approve new top level domains and Network Solutions may not be selected to act as a registrar or registry with respect to those top level domains;

  . The U.S. Government could refuse to transfer certain responsibilities for domain name system administration to ICANN due to security, stability or other reasons, resulting in fragmentation or other instability in domain name system administration; and

  . Network Solutions' registry business could face legal or other challenges resulting from the activities of other registrars.

Challenges to ongoing privatization of Internet administration could harm Network Solutions' registration business.

  Risks Network Solutions faces from challenges by third parties, including other domestic and foreign governmental authorities, to its role in the ongoing privatization of the Internet include:

  . Legal, regulatory or other challenges, including challenges to the agreements governing its relationship with, or to the legal authority underlying the roles and actions of, the Department of Commerce, ICANN and/or Network Solutions, could be brought;

  . Congress has held two hearings in which various issues about the domain name system have been raised and Congress could take action that is unfavorable to Network Solutions;

  . Congress has issued a Conference Report directing the General Accounting Office to review the relationship between the Department of Commerce and ICANN and the adequacy of security arrangements under existing Department of Commerce cooperative agreements. An adverse report could cause Congress to take action that is unfavorable to Network Solutions or the stability of the domain name system;

  . ICANN could fail to maintain legitimacy resulting in instability in domain name system administration; and

  . Some foreign governments and governmental authorities have in the past disagreed with, and may in the future disagree with, the actions, policies or programs of ICANN, the U.S. Government and Network Solutions relating to the domain name system. These foreign governments or governmental authorities may take actions or adopt policies or programs that are harmful to Network Solutions' business.

Network Solutions depends on future growth of the Internet and Internet infrastructure.

  Network Solutions' future success substantially depends on the continued growth in the use of the Internet. If the use of and interest in the Internet does not continue to grow, Network Solutions' business would be harmed. Continued growth of the Internet could be slowed by:

  .  inadequate infrastructure,

  .  lack of availability of cost-effective, high speed systems and service,

  . delays in developing or adopting new standards and protocols to handle increased levels of Internet activity or

  .  government regulation.

Network Solutions relies on third parties who maintain and control root zone and top level domain zone servers.

  Network Solutions currently administers and operates only two of the 13 root zone servers and four top level domain zone servers. The others are administered and operated by independent operators on a volunteer basis. Because of the importance to the functioning of the Internet of these root zone servers and top level domain zone servers, Network Solutions' registration business could be harmed if these volunteer operators fail to properly maintain these servers or abandon these servers.

  Further, Network Solutions' registration business could be harmed if any of these volunteer operators fail to include or provide accessibility to the data that it maintains in the root zone servers and the top level domain zone servers that it controls.

  In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, as provided in the registry agreement, it is required to ensure that the authoritative root will point to the top level domain zone servers designated by it. If ICANN does not do this, Network Solutions' business could be harmed.

Network Solutions relies on Internet service providers.

  Network Solutions' registration business could be harmed if a significant number of Internet service providers decided not to route Internet communications to or from domain names registered by it or if a significant number of Internet service providers decided to provide routing to a set of domain name servers that did not point to its top level domain zone servers.

Network Solutions Business Risks

Network Solutions' near term success depends on the growth of its domain name registration business.

  Network Solutions may not be able to sustain the revenue growth it has experienced in recent periods. In addition, past revenue growth may not be indicative of future operating results. If Network Solutions does not successfully maintain its current position as a leading provider of domain name registration services or develop or market additional value-added products and services, its business could be harmed.

  Network Solutions' domain name registration services business generates over 90% of its revenue and is expected to continue to account for a very significant portion of total revenue in at least the near term. Its future success will depend largely on:

  .  the continued increase in domain name registrations,

  .  re-registration rates of its customers,

  . its ability to maintain its current position as a leading registrar of domain names,

  . the successful development, introduction and market acceptance of new services that address the demands of Internet users,

  .  its ability to provide robust domain name registration systems, and

  . its ability to provide a superior customer service infrastructure as a registry and registrar.

  The contractual requirement that Network Solutions provide bulk access to customer data could hurt its ability to market and sell other value-added services in addition to domain name registration services.

System failure or interruption, security breaches or Network Solutions' failure to meet increasing demands on its systems could harm its business.

  Any significant problem, including any security breach, with Network Solutions' systems or operations could result in lost revenue, customer dissatisfaction or lawsuits against it. A failure in the operation of its registration systems or other events could result in deletion of one or more domain names from the Internet for a period of time. A failure in the operation of its shared registration system could result in the inability of one or more other registrars to register and maintain domain names for a period of time. A failure in the operation or update of the master database that Network Solutions maintains could result in deletion of one or more top level domains from the Internet and the discontinuation of second level domain names in those top level domains for a period of time. The inability of Network Solutions' registrar systems, including its back office billing and collections infrastructure, and telecommunications systems to meet the demands of the increasing number of domain name registration requests and corresponding customer e-mails and telephone calls, including speculative, otherwise abusive and repetitive e-mail domain name registration and modification requests, could result in substantial degradation in its customer support service and its ability to process, bill and collect registration requests in a timely manner.

  Network Solutions recently completed a physical separation of its registrar and registry computer systems and has run the operations of its new systems separately for only a limited time. Any data integrity, non-compatibility or other issues that may arise from this separation could materially harm its business.

  Network Solutions' operations depend on its ability to maintain its computer and telecommunications equipment in effective working order and to reasonably protect its systems against interruption and potentially on such maintenance and protection by other registrars in the shared registration system. The root zone servers and top level domain zone servers that Network Solutions operates are critical hardware to its operations. Interruptions could result from:

  . fire, natural disaster, sabotage, power loss, telecommunications failure, human error or similar events,

  . computer viruses, hackers or similar disruptive problems caused by employees, customers or other Internet users, and

  . systems strain caused by the growth of its customer base and its inability to sufficiently maintain or upgrade its systems.

Network Solutions must attract, integrate, train and retain key personnel knowledgeable about its business.

  Network Solutions faces intense competition for the limited supply of people qualified to work for it. Network Solutions' future success depends on the continued service of key engineering, sales, marketing, executive and administrative personnel, and its ability to identify, attract, hire, integrate, train and retain such personnel. Competition for engineering, sales, marketing and executive personnel is intense, particularly in the technology and Internet sectors and in the regions where its facilities are located. Network Solutions may be unable to retain existing personnel or attract, hire or retain additional qualified personnel. The loss of the services of any of its senior management team or other key employees or its failure to attract, integrate, train and retain additional key employees could harm its business.

Network Solutions must effectively manage its marketing organization and establish and maintain distribution channels.

  Network Solutions will need to effectively manage its growing sales and marketing organization if it wants to achieve future revenue growth. Network Solutions may not be able to identify, attract and retain experienced sales and marketing personnel with relevant experience. Further, its sales and marketing organization may not be able to successfully compete against the significantly more extensive and well-funded sales and marketing operations of its current or potential competitors for registration or Internet technology services.

  Network Solutions' ability to achieve future revenue growth will also depend on its ability to continue to establish direct sales channels and to develop multiple distribution channels. To do this it must maintain relationships with Internet access providers and other third parties.

Network Solutions has a high level of uncollectible receivables.

  Because of its high level of uncollectible receivables, Network Solutions continually reviews its billing practices. Any modifications that it may implement as a result of these reviews, including prepayment or other reasonable assurance of payment for new registration orders could have unanticipated harmful consequences to its business. Network Solutions has recently implemented a prepayment or reasonable assurance of payment terms billing practice as required by its agreements with ICANN. Network Solutions believes it has experienced a high level of uncollectible receivables due to, among other factors, the large number of individuals and corporations that have registered multiple domain names with the apparent intention of transferring such names at a profit. Network Solutions' experience has been that such speculative resellers have a greater tendency than other customers to default on their services fees. Network Solutions has established a provision for uncollectible accounts that it believes to be adequate to cover anticipated uncollectible receivables; however, actual results could differ from its estimates.

Network Solutions is party to legal proceedings that could have a negative financial impact on it.

  Network Solutions is involved in a number of legal proceedings. It cannot reasonably estimate the potential impact of any of these proceedings. On March 15, 2000, a group of eight plaintiffs filed suit against the U.S. Department of Commerce, the National Science Foundation and Network Solutions in the United States District Court for the Northern District of California challenging under
Article I, Section 8 and the Fifth Amendment of the U.S. Constitution, the Independent Offices Appropriations Act (31 U.S.C. (S) 9701), the Administrative Procedures Act, the Sherman Act, and the California Unfair Competition Act, (S) 17200, the lawfulness of the registration fees that Network Solutions was authorized to charge for domain name registrations from September 1995 to November 1999. The suit purports to be brought on behalf of all domain name registrants who paid registration fees during that period and seeks approximately $1.7 billion in damages. Network Solutions successfully defended itself in a similar action and believes that this complaint also lacks merit. Network Solutions intends to vigorously defend itself in response to this action. For a more detailed description of this matter, see "Item 3. Legal Proceedings" in Network Solutions' annual report on Form 10-K for the fiscal year ended December 31, 1999, which is incorporated by reference in this document. An adverse determination in this case or any other of these proceedings, however, could harm Network Solutions' business. Legal proceedings in which it is involved are expensive and divert the attention of its personnel.

Network Solutions may not be able to protect its intellectual property rights and proprietary information or it may be subject to claims of infringement of third party intellectual property rights.

  Network Solutions relies on a combination of nondisclosure and other contractual arrangements with the U.S. Government, its employees, and third parties, as well as copyright, privacy and trade secret laws, to protect and limit the distribution of its proprietary data, computer software, documentation, and processes used in conducting its domain name registration and other businesses. If Network Solutions fails to adequately protect its intellectual property rights and proprietary information, or if it is subject to adverse results in litigation relating to its intellectual property rights and proprietary information, its business could be harmed. Any actions it takes may not be adequate to protect its intellectual property rights and proprietary information. Other companies may develop competing technology that is similar or superior to its technology. Although Network Solutions has no reason to believe that its domain name registration business activities infringe on the intellectual property rights of others, and it believes that it has all rights needed to conduct its business, it is possible that it could become subject to claims alleging infringement of third party intellectual property rights. Any of these claims could subject it to costly litigation, and any adverse final rulings on any of these claims could require it to pay damages, seek to develop alternative technology, and/or seek to acquire licenses to the intellectual property that is the subject of any alleged infringement, and any rulings not in its favor could harm its business.

  In addition, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving. Because of the growth of the

Internet and Internet related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology. There are a significant number of U.S. and foreign patents and patent applications in its areas of interest, and Network Solutions believes that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights.

Future acquisitions and investments could decrease operating income, cause operational problems or otherwise disrupt Network Solutions' business.

  Network Solutions evaluates potential acquisitions and investments on an ongoing basis for various reasons including, among others, diversification of its domain name registration services and Internet technology services businesses. Network Solutions' acquisition and investment strategy poses many risks, including:

  . it may not be able to compete successfully for available acquisition or investment candidates, complete future acquisitions and investments or accurately estimate the financial effect on it of any businesses it acquire or investments it make;

  . future acquisitions and investments may require it to spend significant cash amounts or may decrease its operating income;

  . it may have trouble integrating the acquired business and retaining personnel;

  . acquisitions or investments may disrupt its business and distract its management from other responsibilities;

  . to the extent that any of the companies that it acquires or in which it invests fail, its business could be harmed; and

  .  it may not identify appropriate acquisition or investment targets.

Network Solutions faces increasing risks associated with its international business.

  While substantially all of Network Solutions' operations, facilities, and personnel are located within the United States, its revenues from sources outside the United States have increased significantly and may continue to increase in the future. As a result, Network Solutions is subject to the risks of conducting business internationally, including unexpected changes in regulatory requirements, competition from foreign companies, fluctuations in the U.S. dollar, tariffs and other barriers and restrictions and the burdens of complying with a variety of foreign laws. Network Solutions does not know what the impact of such regulatory, geopolitical and other factors will be on its business in the future or if it will have to modify its business practices. In addition, the laws of certain foreign countries may not protect its proprietary rights to the same extent as do the laws of the United States.

Network Solutions' quarterly operating results may fluctuate; its future revenue and profitability are uncertain.

  Network Solutions' quarterly operating results may fluctuate significantly in the future due to a variety of factors, some of which are beyond its control. Factors that may affect its revenue include:

  . variations in the number of requests for domain name registrations or demand for its services;

  .  successful competition by others;

  . termination or completion of contracts in its Internet technology services business or failure to obtain additional contracts in that business; and

  .  market acceptance of new service offerings.

    In addition, Network Solutions expects a significant increase in its operating expenses as it:

  .  increases its sales and marketing operations and activities; and

  .  continues to update its systems and infrastructure.

  If the increase in Network Solutions' expenses is not followed by a corresponding increase in its revenue, its operating results will suffer. The fact that in the past Network Solutions' revenue has increased and it has been profitable on a quarterly and annual basis is not indicative of whether its revenue will increase or whether it will be profitable on a quarterly or annual basis in the future.

Investment Risks

Network Solutions' stock price, like that of many Internet companies, is highly volatile.

  The market price of its common stock has been and is likely to continue to be highly volatile and significantly affected by factors such as:

  . general market and economic conditions and market conditions affecting technology and Internet stocks generally,

  . actual or anticipated fluctuations in its quarterly or annual registrations or operating results,

  . announcements of technological innovations, acquisitions or investments, developments in Internet governance or corporate actions such as stock splits, and

  .  industry conditions and trends.

  The stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of the stocks of technology companies, especially Internet-related companies. These broad market or technology or Internet sector fluctuations may adversely affect the market price of Network Solutions common stock. Recently, the market price of its common stock, like that of many Internet-related companies, has experienced significant fluctuations. For instance, between January 1, 1999, and March 13, 2000, the reported last sale price for its split-adjusted common stock ranged from $25.88 per share to $247.25 per share. On March 13, 2000, the reported last sale price of its split-adjusted common stock was $236.25 per share.

  The market price of Network Solutions common stock also has been and is likely to continue to be significantly affected by expectations of analysts and investors. Reports and statements of analysts do not necessarily reflect its views. The fact that Network Solutions has in the past met or exceeded analyst or investor expectations does not necessarily mean that it will do so in the future.

  In the past, securities class action lawsuits have often followed periods of volatility in the market price of a particular company's securities. This type of litigation could result in substantial costs and a diversion of its management's attention and resources.

Future issuances or sales of common stock could cause Network Solutions' stock price to decrease.

  Network Solutions may in the future issue shares of common stock in connection with acquisitions or other strategic investments. Also, SAIC Venture Capital owns 16,300,000 shares of Network Solutions common stock. A decision by Network Solutions to issue shares of common stock or by SAIC Venture Capital or other stockholders to sell its common stock could depress the market price of the common stock.

SAIC may maintain significant influence over Network Solutions.

  SAIC Venture Capital owns approximately 23% of Network Solutions common stock and is its largest stockholder. Matters requiring approval by its stockholders, including the election of members of its board of directors, changes in the size and composition of the board of directors and a change in control, may need the approval of SAIC Venture Capital to be effected. Network Solutions does not have an agreement with either SAIC or SAIC Venture Capital that restricts SAIC Venture Capital's rights to distribute or sell its shares of common stock.

Some of Network Solutions' directors may have conflicts of interest.

  Some of the directors of Network Solutions currently serve as directors, officers and employees of SAIC and other companies, including Stratton D. Sclavos, who serves as Chief Executive Officer and President of VeriSign. Therefore, there may be various conflicts of interest or conflicting duties for these individuals. Since its directors and officers may also own stock of those companies, there may be conflicts of interest when directors and officers are faced with decisions that could have different implications for Network Solutions and those companies. SAIC Venture Capital has agreed to vote its shares in favor of the approval and adoption of the merger with VeriSign and against approval of any proposal made in opposition to or in competition with the consummation of the merger.

Network Solutions relies on SAIC for corporate services and employee benefits.

  Network Solutions currently receives corporate services under an agreement with SAIC. If SAIC were to terminate these services, Network Solutions might not be able to secure alternative sources for such services or such services might only be available to it at prices higher than those charged by SAIC.

  Network Solutions employees are currently eligible to participate in some of SAIC's employee benefit plans through the end of calendar year 2000. However, since SAIC now indirectly owns less than 50% of its common stock, Network Solutions will have to establish certain employee benefit plans of its own that could result in incremental costs to it.

Network Solutions' certificate of incorporation contains provisions relating to SAIC that may adversely affect it or its stockholders.

  Network Solutions' certificate of incorporation includes provisions relating to competition by SAIC with it, allocations of corporate opportunities, transactions with interested parties and intercompany agreements and provisions limiting the liability of certain people. It is unclear whether such provisions are enforceable under Delaware corporate law. Network Solutions' certificate of incorporation provides that any person purchasing or acquiring an interest in shares of its capital stock shall be deemed to have consented to the provisions in the certificate of incorporation relating to competition with SAIC, conflicts of interest, corporate opportunities and intercompany agreements, and such consent may restrict such person's ability to challenge transactions carried out in compliance with such provisions. The corporate charter of SAIC does not include similar provisions. Therefore, persons who are directors and/or officers of Network Solutions and who are also directors and/or officers of SAIC may choose to take action in reliance on such provisions rather than act in a manner that might be favorable to it but adverse to SAIC.

  This prospectus/proxy statement contains and incorporates by reference forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on current expectations that involve a number of uncertainties, including those disclosed in the risk factors above. Actual results could differ materially from those projected in the forward-looking statements.

                              THE VERISIGN MEETING

Date, time, place and purpose of VeriSign's meeting

  The annual meeting of stockholders of VeriSign will be held at 9:00 a.m.,
Pacific time, on    , 2000 at VeriSign's headquarters located at 1350
Charleston Road, Mountain View, California 94043-1331. At the meeting,
stockholders at the close of business on    , 2000 will be asked:

    1. To approve the issuance of shares of VeriSign common stock in the merger. The merger agreement is attached as Annex A to this prospectus/proxy statement.

    2. To approve an amendment to VeriSign's certificate of incorporation increasing the authorized number of shares of common stock to 1,000,000,000. The amendment is attached as Annex G to this prospectus/proxy statement.

    3. To approve an amendment to VeriSign's bylaws to increase the number of board members from six to nine, or to another number as the board may approve. The amendment is attached as Annex H to this proxy statement/prospectus.

    4. To elect two directors of VeriSign, consisting of two Class II directors each to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal. VeriSign's board of directors intends to present the following nominees for election as directors:

     Class II Directors
     ------------------
     Kevin R. Compton
     David J. Cowan

    5. To approve an amendment to VeriSign's 1998 Equity Incentive Plan to increase the number of shares reserved for issuance under this plan by an aggregate of 10,000,000 shares.

    6. To approve an amendment to VeriSign's 1998 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under this plan by an aggregate of 500,000 shares and to provide for an automatic annual increase in the shares reserved under the plan in an amount equal to 1% of the outstanding shares of VeriSign common stock.

    7. To approve an amendment to VeriSign's 1998 Directors Stock Option Plan to increase the number of shares reserved for issuance under this plan by an aggregate of 250,000 shares.

    8. To ratify the selection of KPMG LLP as VeriSign's independent auditors for the year ending December 31, 2000.

    9. To transact any other business that may properly come before the VeriSign meeting or any adjournment.

Record date and outstanding shares

  Only holders of record of VeriSign common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the
close of business on the record date, there were     shares of VeriSign common
stock outstanding and entitled to vote, held of record by approximately stockholders, although VeriSign has been informed that there are in excess of beneficial owners.

Vote required

  Holders of VeriSign's common stock are entitled to one vote for each share held as of the record date.

 Approval of amendment to certificate of incorporation and amendment of bylaws.

  Approval of the amendment to VeriSign's certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of VeriSign common stock as of the record date.

  Approval of the amendment to VeriSign's bylaws requires the affirmative vote of a majority of the outstanding shares of VeriSign common stock as of the record date.

 Election of directors.

  With respect to proposal no. 4, two Class II directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting and voting on the election of directors. Holders of VeriSign's common stock are not entitled to cumulative voting.

 Issuance of shares in the merger.

  Approval of the issuance of shares in merger with Network Solutions requires the affirmative vote of a majority of the total voting power of the shares of VeriSign common stock represented in person or by proxy at the meeting and entitled to vote on the proposal.

 Other proposals

  Approval of each of the other proposals requires the affirmative vote of a majority of the total voting power of the shares of VeriSign common stock represented in person or by proxy at the meeting and entitled to vote on the proposal.

Share ownership of management and certain stockholders

  On the record date, directors, executive officers and affiliates of VeriSign
as a group beneficially owned     shares of VeriSign common stock. These shares
constituted approximately   % of all of the outstanding VeriSign common stock,
as of the record date.

Votes Needed for a Quorum, Effect of Abstentions and Broker Non-Votes

  A majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against proposals nos. 2, 3, 4, 5, 6, 7 and 8. Since the required vote of holders of common stock to approve proposal no. 1 is based on the total number of shares outstanding, a broker non-vote will have the same effects as a vote against proposal no. 1. Broker non-votes will have no effect on any of the other proposals.

Expenses of proxy solicitation

  VeriSign will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, VeriSign or its agents may also solicit proxies by mail, telephone, telegraph or in person. VeriSign retained Georgeson & Company Inc. to aid in the solicitation of proxies and to verify records relating to the solicitations. Georgeson & Company Inc. will receive customary fees and expense reimbursement for these services. Following the original mailing of the proxies and other soliciting materials, VeriSign will request that brokers, custodians, nominees and other record holders of VeriSign shares forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In these cases, VeriSign will reimburse the record holders for their reasonable expenses if they ask VeriSign to do so.

Voting of proxies

  The proxy accompanying this prospectus/proxy statement is solicited on behalf of the VeriSign board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to VeriSign. All properly signed proxies that VeriSign receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the issuance of VeriSign stock in the merger. A proxy may be revoked by any of the following methods:

  . a written instrument delivered to VeriSign stating that the proxy is revoked;

  . a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the meeting; or

  .  attendance at the VeriSign meeting and voting in person.

  Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the VeriSign meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

  VeriSign's board of directors does not know of any matter that is not referred to herein to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on those matters in accordance with their best judgment.

No appraisal rights

  Holders of VeriSign common stock are not entitled to dissenters' rights or appraisal rights with respect to any of the proposals to be considered at the meeting.

                         THE NETWORK SOLUTIONS MEETING

Date, time and place

  Time and Place:

        , 2000

  10:00 a.m., Eastern Standard Time

  Hyatt Regency Reston
  1800 Presidents Street
  Reston, Virginia 20190-5627

 Purpose of Meeting Is to Vote on the Following Items:

  .  the approval and adoption of the merger and the merger agreement, and

  . any other matters properly brought before the Network Solutions special meeting, including the approval of any adjournment of the meeting.

  Notice Requirements. The Network Solutions bylaws provide that no business may be transacted at the Network Solutions special meeting unless it is set forth in the notice of the Network Solutions special meeting.

  Recommended Action. The Network Solutions board of directors:

  .  has approved the merger and the merger agreement,

  . believes that the terms of the merger are fair to, and in the best interests of, Network Solutions' stockholders, and

  . recommends that the Network Solutions stockholders vote FOR approval and adoption of the merger and merger agreement.

  Record Date. The record date for shares entitled to vote is        , 2000.

  Outstanding Shares Held on Record Date. As of the record date, there were outstanding shares of Network Solutions common stock.

  Shares Entitled to Vote. Only holders of record of Network Solutions common stock on the record date are entitled to receive notice of and to vote at the Network Solutions special meeting, and any adjournment or postponement.

  You will have one vote for each share you owned on the record date for the Network Solutions special meeting.

  Quorum Requirement. A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of Network Solutions common stock is a quorum.

  Abstentions and broker non-votes count as present at the special meeting for establishing a quorum.

  A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

  Shares Beneficially Owned by Network Solutions Directors and Executive Officers as of the Record Date. On the record date, directors and executive officers of Network Solutions and their affiliates beneficially owned, and were
entitled to vote,      shares of Network Solutions common stock, or
approximately       % of the outstanding shares.

  Vote Necessary to Approve the Merger. A majority of the total votes represented by the outstanding shares of Network Solutions common stock on the record date are necessary to approve the merger. Broker non-votes and abstentions have the same effect as a vote against the merger.

Voting of Proxies

  The proxy accompanying this prospectus/proxy statement is solicited on behalf of the Network Solutions board of directors for use at the meeting. You may vote in person at the Network Solutions meeting or by proxy. Network Solutions recommends that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

  How to Vote by Proxy

  Voting instructions are included on the proxy accompanying this prospectus/proxy statement. If you properly give your proxy and submit it to Network Solutions in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting. Please complete, sign, date and return the accompanying proxy in the enclosed envelope. If you submit your proxy but do not make specific choices, your proxy will follow the board's recommendations and vote your shares FOR the proposal.

  Revoking Your Proxy. You may revoke your proxy before it is voted by:

  . notifying Network Solutions' Secretary in writing before the meeting that you have revoked your proxy (contact Network Solutions 505 Huntmar Park Drive, Herndon, Virginia 20170-5139, Fax: (703) 742-0065,
     Attention: Secretary);

  .  submitting a new proxy with a later date; or

  .  voting in person at the meeting.

  Voting in person. If you plan to attend the meeting and wish to vote in person, Network Solutions will give you a ballot at the meeting. You should realize that attendance at a stockholders meeting, however, will not in and of itself constitute a revocation of a proxy.

  Effect of Abstaining. You may abstain from voting on each of the proposals required for approval of the merger. If you mark your proxy "ABSTAIN" with respect to the proposal, you will be in effect voting against that proposal. In addition, if you fail to send in your proxy, this, too, will have the same negative effect.

  Broker Non-Vote. If you are a Network Solutions' stockholder and your broker holds shares in its name, the broker cannot vote your shares on the proposal without your instructions. This is a "broker non-vote." A "broker non-vote" with respect to the proposal will have the effect of a vote against the proposal.

  Confidential voting. Independent inspectors count the votes. Your individual vote is kept confidential from Network Solutions, unless special circumstances exist. For example, a copy of your proxy will be sent to Network Solutions if you write comments on your proxy.

  Proxy solicitation. Network Solutions will pay its own costs of soliciting proxies. Network Solutions retained ChaseMellon Shareholder Services LLC, to aid in the solicitation of proxies and to verify records relating to the solicitations. ChaseMellon will receive customary fees and expense reimbursement for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail, telephone or the Internet without delay. Network Solutions also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

  Do not send in any stock certificates with your proxy. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Network Solutions common shares to former Network Solutions' stockholders as soon as practicable after the completion of the merger.

Other Business; Adjournments

  Network Solutions is not currently aware of any other business to be acted upon at the Network Solutions special meeting. If, however, any other matters are properly brought before the meeting, or any adjourned meeting, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment, including to adjourn the meeting.

  Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether a quorum exists, without further notice other than by an announcement at the meeting. Network Solutions does not currently intend to seek an adjournment of its meeting.

                      THE MERGER AND RELATED TRANSACTIONS

  This section of the prospectus/proxy statement describes certain aspects of the proposed merger and the merger agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this prospectus/proxy statement by reference. See "Documents Incorporated by Reference in this Prospectus/Proxy Statement". You may obtain the information incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information."

Background of the merger

  From time to time during 1998 and 1999, the management teams of VeriSign, Network Solutions and SAIC had exploratory discussions regarding the possibility of a business relationship or strategic transaction between VeriSign and Network Solutions. None of the discussions resulted in a strategic relationship between the two companies and both companies determined that they would independently pursue other transactions.

  From early February through February 23, 2000, Mr. Stratton D. Sclavos, President and Chief Executive Officer of VeriSign had independent discussions with representatives of Network Solutions about the possibility of a VeriSign acquisition of a portion or all of Network Solutions. It was determined that a partial acquisition of Network Solutions was not feasible.

  From February 25, 2000 to March 1, 2000, representatives of the parties held further discussions at which general valuation and other issues relating to a potential business combination between VeriSign and Network Solutions were discussed.

  On March 2, 2000, a meeting was held to discuss valuation and other issues relating to a potential business combination. Various representatives of the parties, as well as representatives from Morgan Stanley and J.P. Morgan attended the meeting. The parties also discussed principal terms of a potential merger.

  On March 3, 2000, VeriSign's legal counsel sent to Network Solutions' legal counsel a draft merger agreement and ancillary agreements. The terms of the merger agreement and other agreements were negotiated by the parties' legal counsel during the four-day period beginning March 3 and ending late March 6. During this period, VeriSign and its legal and financial advisors conducted a business, legal and financial due diligence review of Network Solutions, and Network Solutions and its legal and financial advisors conducted a business, legal and financial due diligence review of VeriSign. Representatives from SAIC Venture Capital participated in the business, legal and financial due diligence reviews of VeriSign and Network Solutions. Also during this period, senior management of both companies held numerous discussions regarding various business, financial, operational and technical issues involved in combining the companies.

  On March 4, 2000, Network Solutions held a special board meeting at which the status of negotiations and the terms of a possible business combination between Network Solutions and VeriSign were reviewed with the board by Network Solutions' management and legal advisors, as well as its financial advisors, J.P. Morgan and Chase H&Q. Following discussion, the board authorized its representatives to proceed with further discussions and due diligence in connection with the potential transaction. Mr. Sclavos, President and Chief Executive Officer of VeriSign and a director of Network Solutions, did not attend or participate in this board meeting or the board meeting on March 6, 2000, at which the proposed transaction was discussed and did not vote on matters relating to the potential transaction because of a potential conflict of interest.

  The VeriSign board held a special meeting on March 5, 2000. VeriSign's legal advisors reviewed the principal terms of the merger agreement and related agreements. VeriSign's management, legal advisors and financial advisors reported on the results of their respective due diligence reviews of Network Solutions.

Morgan Stanley then made a presentation to the board regarding the financial analyses it had performed in connection with its review of the transaction. The board authorized its representatives to proceed with further discussions and due diligence in connection with a potential transaction.

  On March 6, 2000, Network Solutions held a special board meeting at which its legal advisors reviewed the principal terms of the merger and J.P. Morgan and Chase H&Q summarized the financial analyses each had performed relating to the proposed transaction and rendered their oral opinions to the board, subsequently confirmed in writing as of March 6, 2000, as to the fairness of the exchange ratio in the merger to Network Solutions' stockholders and of the consideration to be received by the holders of Networks Solutions' common stock, respectively, from a financial point of view. Following discussion, the directors in attendance unanimously approved the merger agreement and determined to recommend that Network Solutions' stockholders vote to approve the merger and the merger agreement.

  On March 6, 2000, VeriSign's board held a special meeting at which its legal advisors reviewed the principal terms of the merger and Morgan Stanley summarized the financial analyses it had performed relating to the proposed transaction. Morgan Stanley rendered its oral opinion to the board of VeriSign, subsequently confirmed in writing as of March 6, 2000, as to the fairness of the exchange ratio in the merger to VeriSign from a financial point of view. Following discussion, the VeriSign board unanimously approved the merger agreement and related agreements. The VeriSign board determined to recommend to the VeriSign stockholders its approval of the issuance of shares of VeriSign common stock in the merger, the amendment of its certificate of incorporation and the amendment to its bylaws to increase the size of its board of directors.

  Late in the evening of March 6, 2000, the parties executed the merger agreement and SAIC Venture Capital executed the voting agreement and the registration rights agreement. Prior to the opening of the financial markets on March 7, 2000, the parties publicly announced their agreement to merge.

VeriSign's reasons for the merger

  At a meeting held on March 6, 2000, the board of directors of VeriSign concluded that the merger was in the best interests of VeriSign and its stockholders and determined to recommend that its stockholders approve the proposals relating to the merger.

  The decision of the board of directors of VeriSign was based upon several potential benefits of the merger, including the following:

  . VeriSign and Network Solutions together could deliver businesses and consumers a wide range of services that cover the four key stages of the e-commerce lifecycle, consisting of:

    --establishing online presence by offering domain name registration, global directory listings, Domain Name System, or DNS, distribution, e-mail and basic web site creation;

    --offering basic e-commerce services, such as digital certificate-based authentication for secure web site transactions and e-mail, credit card payment services and global domain name management;

    --offering customer/supply-chain management services, such as secure extranet services, virtual private networks, or VPNs, secure messaging, wireless communications and real-time validation;

    --offering global trading services, such as buyer and supplier credentials for business to business exchanges, trusted directories, purchase card and automated clearing house, or ACH, payments, digital receipts and archiving;

  . VeriSign and Network Solutions together could market VeriSign's services to web sites registered through Network Solutions;

  . VeriSign and Network Solutions will have the opportunity to market the combined company's services through a larger number of partner and reseller channels; and

  . VeriSign and Network Solutions together could integrate data centers, enable increased performance for customers and business partners, as well as reduce capital expenditures for one combined company.

  In its evaluation of the merger, the VeriSign board reviewed several factors, including, but not limited to, the following:

  . historical information concerning VeriSign's and Network Solutions' respective businesses, financial performance and condition, operations, technology and management, including reports for each company filed with the SEC;

  . VeriSign management's view of the financial condition, results of operations and businesses of VeriSign and Network Solutions before and after giving effect to the merger and the VeriSign board's determination of the merger's effect on stockholders;

  . current financial market conditions and historical market prices, volatility and trading information;

  . the consideration Network Solutions stockholders will receive in the merger in light of comparable merger transactions;

  .  the ownership of the combined company by VeriSign stockholders;

  . the opinion of Morgan Stanley & Co. Incorporated that, as of the date of its opinion and subject to the limitations and considerations described in the opinion, the exchange ratio in the merger was fair to VeriSign from a financial point of view;

  .  the belief that the terms of the merger agreement are reasonable;

  .  the impact of the merger on VeriSign's customers and employees;

  . reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of Network Solutions; and

  .  the expectation that the merger will be accounted for as a purchase.

  The VeriSign board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

  .  the risk that the potential benefits of the merger may not be realized;

  . the possibility that the merger may not be consummated, even if approved by each company's stockholders;

  . the effect of the public announcement of the merger on Network Solutions' sales;

  . the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company;

  . the risk that the merger could adversely affect VeriSign's or Network Solutions' relationships with certain of its customers and strategic partners; and

  . other applicable risks described in this prospectus/proxy statement under "Risk Factors."

  The VeriSign board concluded however, that, on balance, the potential benefits to VeriSign and its stockholders of the merger outweighed the risks associated with the merger.

  The discussion of the information and factors considered by the VeriSign board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the VeriSign board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

Recommendation of VeriSign's board of directors

  After careful consideration, the VeriSign board of directors has determined the merger agreement and the merger to be fair to and in the best interests of VeriSign. In connection with the merger, VeriSign's board of directors recommends approval of the issuance of shares of VeriSign common stock in the merger and the amendment of VeriSign's certificate of incorporation and bylaws as described in this prospectus/proxy statement.

  In considering the recommendation of the VeriSign board of directors with respect to the proposals related to the merger, you should be aware that Stratton D. Sclavos, President, Chief Executive Officer and a director of VeriSign, has certain interests in the merger that are different from, or are in addition to, the interests of VeriSign stockholders generally. Please see the section entitled "Interests of certain persons in the merger."

Network Solutions' reasons for the merger

  At the meeting of Network Solutions board of directors on March 6, 2000, the directors present at the meeting voted unanimously to enter into the merger agreement and to recommend that Network Solutions stockholders vote to approve the merger and the merger agreement.

  In the course of reaching its decision to adopt the merger agreement, the Network Solutions board of directors consulted with Network Solutions' management, as well as its outside legal counsel and financial advisors, and considered the following material factors:

  . that by combining complementary operations, the combined company would have better opportunities for future growth;

  . information concerning the business, earnings, operations, competitive position and prospects of Network Solutions and VeriSign both individually and on a combined basis including, but not limited to, the compatibility of the two companies' operations as a result of the consolidation of Network Solutions' and VeriSign's operations;

  . analyses and other information with respect to Network Solutions and VeriSign including, without limitation, a discussion of the complementary nature of the businesses of Network Solutions and VeriSign;

  . the risks and potential rewards associated with continuing to execute Network Solutions' strategic plan as an independent entity as an alternative to the merger, including, among others, risks associated with remaining independent amidst industry-wide consolidation and rewards associated with the opportunity for existing Network Solutions' stockholders to participate in the future growth of Network Solutions;

  . the possibility, as alternatives to the merger, of seeking to acquire another company, seeking to engage in one or more joint ventures or seeking to engage in a combination with a company other than VeriSign and the Network Solutions board's conclusion that a transaction with VeriSign is more feasible;

  . the presentations of J.P. Morgan and Chase H&Q at the Network Solutions board of directors' meeting held on March 6, 2000, and the opinions of J.P. Morgan and Chase H&Q that, as of the date of the opinions of J.P. Morgan and Chase H&Q, the exchange ratio for the merger was fair to the Network Solutions' stockholders from a financial point of view. We have described the opinions of J.P. Morgan and Chase H&Q in detail under the heading "Opinion of Network Solutions' financial advisers";

  . the amount and form of the consideration to be received by Network Solutions' stockholders in the merger and information on the historical trading ranges of Network Solutions common stock and VeriSign common stock;

  . that Network Solutions' stockholders would hold approximately 40% of the outstanding common stock of the combined company after the merger;

  . that the merger would provide Network Solutions' stockholders with an opportunity to receive a premium over the market price for their Network Solutions common stock immediately prior to the announcement of the merger. On March 6, 2000, the exchange ratio for the merger represented a premium of approximately 50% over the closing sales price of $180.31 per share of Network Solutions common stock on March 6, 2000, the last trading day prior to the announcement of the merger;

  . the expectation that the merger will qualify as a tax-free reorganization;

  . that the merger will provide Network Solutions' stockholders with the opportunity to share in the combined company's long-term growth as a result of the merger;

  . the financial and other terms and conditions of the merger and the merger agreement including, without limitation:

    --the limited conditions to VeriSign's obligation to close the merger;

    --the ability of Network Solutions' board of directors, in the exercise of its fiduciary duties in accordance with the merger agreement, to authorize Network Solutions to provide information to, engage in negotiations with, and, subject to payment of the termination fee, enter into a transaction with, another party as described under "The Merger Agreement--No other negotiations";

  . that VeriSign's board is obligated to take all actions reasonably necessary such that three persons mutually agreed by the boards of VeriSign and Network Solutions will be appointed to the board of VeriSign, as described under "The Merger Agreement--Conditions to closing the merger;"

  . that, while the merger is likely to be completed, there are risks associated with obtaining necessary approvals, and, as a result of certain conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by stockholders (see "The Merger Agreement--Conditions to closing the merger"); and

  . the interests that certain executive officers and directors of Network Solutions may have with respect to the merger in addition to their interests as stockholders of Network Solutions generally as described in "Interests of certain persons in the merger."

  In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, the Network Solutions board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Network Solutions board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Network Solutions' management and management's analysis of the proposed merger based on information received from Network Solutions' legal, financial and accounting advisors. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. Network Solutions' board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

  Stratton Sclavos, a director of both Network Solutions and VeriSign and Chief Executive Officer and President of VeriSign, did not participate in any deliberations of the Network Solutions board of directors with respect to the merger and did not vote on the approval of the merger and the merger agreement.

Recommendation of Network Solutions' board of directors

  The board of directors of Network Solutions believes that the terms of the merger are fair to and in the best interests of Network Solutions and its stockholders and recommends to its stockholders that they vote "FOR" the proposal to approve and adopt the merger and the merger agreement.

  In considering the recommendation of the Network Solutions board of directors with respect to the merger, you should be aware that certain directors and officers of Network Solutions have certain interests in the merger that are different from, or are in addition to, the interests of Network Solutions' stockholders generally. Please see the section entitled "Interests of certain persons in the merger."

Opinion of VeriSign's financial advisor

  Under an engagement letter dated March 2, 2000, VeriSign retained Morgan Stanley to provide financial advisory services and a financial fairness opinion in connection with the merger. The VeriSign board of directors selected Morgan Stanley to act as VeriSign's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of VeriSign. At a telephonic meeting of the VeriSign board of directors on March 6, 2000, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of March 6, 2000 and based upon and subject to the various considerations set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair to VeriSign from a financial point of view.

  The full text of the written opinion of Morgan Stanley, dated March 6, 2000, is attached as Annex B to this document and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. VeriSign stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the VeriSign board of directors and addresses only the fairness to VeriSign from a financial point of view of the exchange ratio pursuant to the merger agreement as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to any holder of VeriSign common stock or Network Solutions common stock as to how to vote at either the VeriSign meeting or the Network Solutions special meeting. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the written opinion.

  In connection with rendering its opinion, Morgan Stanley, among other things:

    1. reviewed certain publicly available financial statements and other information of Network Solutions and VeriSign;

    2. reviewed certain historical internal financial statements and other historical financial and operating data concerning Network Solutions prepared by the management of Network Solutions;

    3. reviewed the past and current operations and financial condition and the prospects of Network Solutions and VeriSign, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Network Solutions and VeriSign, respectively;

    4. reviewed the pro forma impact of the merger on VeriSign's financial performance;

    5. reviewed the reported prices and trading activity for the Network Solutions common stock and the VeriSign common stock;

    6. compared the financial performance of Network Solutions and VeriSign with that of other publicly-traded companies comparable to Network Solutions and VeriSign, respectively;

    7. reviewed the financial terms, to the extent publicly available, of comparable business combinations;

    8. participated in discussions and negotiations among representatives of Network Solutions and VeriSign and their financial and legal advisors;

    9. reviewed a draft of the merger agreement, dated as of March 6, 2000, and related documents; and

    10. performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

  Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the opinion. As VeriSign was aware, neither Network

Solutions nor VeriSign made available to Morgan Stanley any forecasts of future financial performance. Rather, for purposes of its analysis, Morgan Stanley relied, with the VeriSign board's consent, on the publicly available estimates of certain research analysts, including those at Morgan Stanley. With respect to the financial statements and data, including information relating to certain strategic and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial and operational performance of Network Solutions and VeriSign, respectively. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the draft of the merger agreement, dated as of March 6, 2000, including that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code.

  Morgan Stanley relied upon, without independent verification, the assessment by the managements of Network Solutions and VeriSign of the strategic benefits expected to result from the merger. Morgan Stanley also relied upon, without independent verification, the assessment by the management of VeriSign of the impact of certain financial effects of accounting adjustments, pursuant to purchase accounting, on the financial statements and performance of the combined entity following the merger. In addition, Morgan Stanley relied on the assessment by the managements of Network Solutions and VeriSign of the technologies and products of Network Solutions and VeriSign, the timing and risks associated with the integration of Network Solutions and VeriSign and the validity of, and risks associated with, Network Solutions' and VeriSign's existing and future products and technologies.

  Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Network Solutions or VeriSign, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

  The following is a brief summary of certain of the analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated March 6, 2000. Certain of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Network Solutions

  Exchange Ratio Analysis. Morgan Stanley reviewed the ratios of the closing prices of Network Solutions common stock to the corresponding closing prices of VeriSign common stock over various periods from March 3, 1999 through March 3, 2000. Morgan Stanley examined the premiums represented by the split adjusted exchange ratio over the averages of these daily ratios over various periods:

                                                                   Transaction
                                                   Period Average Exchange Ratio
     Period Ended March 3, 2000                    Exchange Ratio    Premium
     --------------------------                    -------------- --------------
                                                       (split
                                                     adjusted)
     March 3, 2000................................      0.72x          50%
     Last 5 Days..................................      0.66           64%
     Last 10 Days.................................      0.64           68%
     Last 20 Days.................................      0.66           62%
     Last 30 Days.................................      0.66           61%
     Last 60 Days.................................      0.68           55%

  Analyst Price Targets Analysis. Morgan Stanley reviewed the price per share targets of selected publicly available securities research analysts for Network Solutions common stock available as of March 3, 2000. The split adjusted range of analyst price targets as of March 3, 2000 was $170.00 to $275.00 per share.

  Relative Contribution. Morgan Stanley analyzed the relative contributions of certain financial statistics of Network Solutions and VeriSign to the pro forma financial performance of the combined company based on selected financial statistics. The relevant information for Network Solutions and VeriSign was obtained from selected research analyst estimates as of March 3, 2000. Morgan Stanley then compared the pro forma ownership of Network Solutions implied by the relative contribution analysis to the pro forma ownership of Network Solutions implied by the exchange ratio. Morgan Stanley observed the following:

                                                       Implied Network Solutions
     Calendar Year Financial Statistic                    Pro Forma Ownership
     ---------------------------------                 -------------------------
     1999 Actual Revenues.............................           72.3%
     2000 Estimated Revenues..........................           71.4%
     2001 Estimated Revenues..........................           73.0%
     1999 Actual Net Income...........................           87.2%
     2000 Estimated Net Income........................           65.1%
     2001 Estimated Net Income........................           64.4%
     Based on transaction exchange ratio..............           39.5%

  Comparable Company Trading Analysis. Morgan Stanley compared certain financial information of Network Solutions with publicly available information for selected companies comparable to the business or businesses of Network Solutions. The following table lists the relevant comparable companies analyzed by Morgan Stanley:

       Network Solutions
     Comparable Companies
     --------------------
     Register.com, Inc.
     Exodus Communications, Inc.
     Digex, Incorporated
     FreeMarkets, Inc.
     Sapient Corporation
     Razorfish, Inc.
     PSINet Inc.
     Verio Inc.
     Concentric Network Corporation
     Globix Corporation

  In conducting its analysis, Morgan Stanley applied the relevant financial multiples of the comparable companies to publicly available securities research analyst estimates of various financial statistics for Network Solutions. Morgan Stanley then estimated the implied value per share of Network Solutions available as of March 3, 2000. Morgan Stanley undertook the valuation analysis both without and with a control premium. Morgan Stanley estimated the following:

        Calendar Year                      Comparable    Implied Value per Share
       Financial Statistic              Company Multiple  of Network Solutions
       -------------------              ---------------- -----------------------
                                                            (split adjusted)
     2000 Estimated Revenues...........   35.0x-60.0x           $159-$268
     2001 Estimated Revenues...........   25.0x-40.0x           $183-$289

  Based on the comparable companies analysis, Morgan Stanley estimated a split-adjusted value range of $175.00 to 287.50 per share of Network Solutions. Morgan Stanley also applied a 40%--60% control premium to the range of implied value per share of Network Solutions.

  No company utilized in a comparable company analysis is identical to Network Solutions or VeriSign. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Network Solutions or VeriSign, such as the impact of competition on the businesses of Network Solutions or VeriSign and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of the businesses of Network Solutions or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

  Analysis of Selected Precedent Transactions. Based on publicly available information as of March 3, 2000, Morgan Stanley compared the premiums paid in selected precedent merger and acquisition transactions to the relevant financial statistics for Network Solutions implied by the exchange ratio and the share price of VeriSign common stock as of March 5, 2000. The following table presents certain of the precedent transactions analyzed by Morgan
Stanley:

     Selected Precedent Transactions
     -------------------------------
     Acquiree / Acquiror
     Excite, Inc. / @Home Corporation
     Broadcast.com, Inc. / Yahoo! Inc.
     Netscape Communications Corporation / America Online, Inc.
     Geocities / Yahoo! Inc.
     InterVU Inc. / Akamai Technologies, Inc.
     VeriFone, Inc. / Hewlett-Packard Company

  Based on its analysis of the precedent transactions, Morgan Stanley applied the following premiums to the historical trading performance of Network Solutions and VeriSign common stock:

                                                                 Implied Value
                                                                 per Share of
        Trading Performance Statistic                  Premium Network Solutions
        -----------------------------                  ------- -----------------
                                                               (split-adjusted)
     Premium to Price on March 3, 2000................ 25%-60%     $222-$285
     Premium to 30-day Average Exchange Ratio......... 35%-65%     $224-$273
     Premium to 60-day Average Exchange Ratio......... 30%-70%     $225-$294

  No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of VeriSign and Network Solutions, such as the impact of competition on the businesses of Network Solutions and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of VeriSign or Network Solutions or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

  Discounted Equity Value. Morgan Stanley performed a discounted future equity value analysis to estimate the present value per share of Network Solutions. The projections of financial performance were based on securities research analyst estimates available as of March 3, 2000.

  The following table presents the multiples and discount rates applied to the financial performance of Network Solutions:

                                                             Implied Value
         Calendar Year        Net Calendar                     Per Share
       Financial Statistic    Year Multiple Discount Rate of Network Solutions
       -------------------    ------------- ------------- --------------------
                                                            (split-adjusted)
     2002 Estimated Reve-
      nues...................  25.0x-40.0x      17.7%          $249-$395
     2003 Estimated Reve-
      nues...................  25.0x-40.0x      17.7%          $340-$541

  Based on the foregoing multiples and discount rates, Morgan Stanley estimated a split-adjusted implied value range per share of Network Solutions of $250 to $400.

VeriSign

  Trading Range. Morgan Stanley reviewed the range of closing prices of VeriSign common stock prior to March 3, 2000. Morgan Stanley observed the following:

     Period Prior to March 3, 2000                               Value Per Share
     -----------------------------                               ---------------
     30 days....................................................  $161.38-$253
     60 days....................................................  $112.38-$253
     90 days....................................................  $ 57.25-$253

  Analyst Price Targets Analysis. Morgan Stanley reviewed the price targets of selected securities research analysts for VeriSign common stock. The range of analyst price targets, as of March 3, 2000, was $230.00 to $300.00. Morgan Stanley observed that the price of VeriSign common stock as of March 3, 2000, was $248.50.

  Comparable Company Trading Analysis. Morgan Stanley compared certain financial information of VeriSign with publicly available information for selected companies comparable to the business or businesses of VeriSign. The following table lists the relevant comparable companies analyzed by Morgan
Stanley:

    VeriSign Comparable Companies

    InfoSpace.com, Inc.
    Akamai Technologies, Inc.
    BroadVision, Inc.
    Check Point Software Technologies Ltd.
    Inktomi Corporation
    Internap Network Services Corporation
    Portal Software, Inc.
    RealNetworks, Inc.
    DoubleClick Inc.
    Digital Island, Inc.
    Entrust Technologies Inc.
    Marimba, Inc.

  In conducting its analysis, Morgan Stanley applied the relevant financial multiples of the comparable companies to publicly available securities research analyst estimates of the corresponding financial statistics for VeriSign as of March 3, 2000. Morgan Stanley then calculated the value per share of VeriSign. Based on the comparable company analyses, Morgan Stanley estimated the following:

                                                                   Implied Value
         Calendar Year                               Comparable      per Share
       Financial Statistic                        Company Multiple  of VeriSign
       -------------------                        ---------------- -------------
     2000 Estimated Revenues.....................  125.0x-250.0x     $163-$270
     2001 Estimated Revenues.....................   80.0x-140.0x     $131-$226

  Based on the comparable company analysis, Morgan Stanley estimated an implied value range of $150 to $270 per share of VeriSign.

  Discounted Equity Value. Morgan Stanley performed a discounted future equity value analysis to calculate the present value per share of VeriSign. The projections of financial performance were based on securities research analyst estimates as of March 3, 2000.

  The following table presents the multiples and discount rates applied to the financial performance of VeriSign:

                                                                   Implied Value
         Calendar Year                 Next Calendar                 Per Share
       Financial Statistic             Year Multiple Discount Rate  of VeriSign
       -------------------             ------------- ------------- -------------
     2002 Estimated Revenues.......... 80.0x-140.0x      18.2%       $164-$284
     2003 Estimated Revenues.......... 80.0x-140.0x      18.2%       $206-$358

  Based on the foregoing multiples and discount rates, Morgan Stanley estimated an implied value per share of VeriSign of $175 to $300.

  Pro Forma Merger Analysis. Morgan Stanley analyzed the pro forma impact of the merger on VeriSign's combined projected revenue per share and earnings per share excluding the effect of transaction goodwill for calendar year 2000 and 2001. Such analyses were based on projections by securities research analysts for VeriSign and Network Solutions. Excluding the effect of any potential synergies resulting from the merger, Morgan Stanley observed the following:

                                                      Accretion/(Dilution)
                                                   ---------------------------
                                                   Calendar Year Calendar Year
                  Financial Statistic                  2000          2001
                  -------------------              ------------- -------------
     Revenue Per Share............................     64.8%        111.4%
     Cash Earnings Per Share (excluding goodwill
      amortization)...............................     41.9%         60.2%

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of VeriSign or Network Solutions. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of VeriSign or Network Solutions. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

  The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view to VeriSign of the exchange ratio pursuant to the merger agreement and were conducted in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which VeriSign or Network Solutions might actually be sold.

  The exchange ratio pursuant to the merger agreement was determined through arm's-length negotiations between VeriSign and Network Solutions and was approved by the VeriSign board of directors. Morgan Stanley provided advice to VeriSign during such negotiations; however, Morgan Stanley did not recommend any specific form or amount of consideration to VeriSign or that any specific form or amount of consideration constituted the only appropriate form or amount of consideration in connection with the merger.

  In addition, Morgan Stanley's opinion and presentation to the VeriSign board of directors was one of many factors taken into consideration by VeriSign's board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the VeriSign board of directors with respect to the merger or of whether the VeriSign board of directors would have been willing to agree to a transaction with a different form or amount of consideration.

  The VeriSign board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financing and advisory services for VeriSign including acting as lead manager of VeriSign's initial public offering in January 1998 and public offering of common stock in January 1999 and have received fees for the rendering of these services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in the equity securities of VeriSign or Network Solutions.

  Under the engagement letter, Morgan Stanley provided financial advisory services and the financial fairness opinion in connection with the merger, and VeriSign agreed to pay Morgan Stanley a customary fee. In addition, VeriSign has agreed to reimburse Morgan Stanley for any out-of-pocket expenses incurred by Morgan Stanley in connection with its engagement and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement. In the past, Morgan Stanley and its affiliates have provided financing services for VeriSign and Network Solutions and have received fees for the rendering of these services.

Opinions of Network Solutions' financial advisors

Opinion of J.P Morgan Securities Inc.

  Pursuant to an engagement letter dated March 1, 2000, Network Solutions retained J.P. Morgan Securities Inc., or J.P. Morgan, as its financial advisor in connection with the proposed merger. The Network Solutions board of directors selected J.P. Morgan to act as its financial advisor due to J.P. Morgan's qualifications, expertise and reputation, as well as J.P. Morgan's experience and familiarity with Network Solutions.

  At the meeting of Network Solutions' board of directors on March 6, 2000, J.P. Morgan gave its oral opinion, subsequently confirmed in writing, to the board of directors that, as of that date and based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the proposed merger was fair from a financial point of view to the Network Solutions common stockholders. Network Solutions' board of directors did not limit J.P. Morgan in any way in the investigations it made or the procedures it followed in giving its opinion.

  We have attached as Annex C to this document the full text of J.P. Morgan's written opinion. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. We incorporate J.P. Morgan's opinion into this document by reference and urge you to read the opinion in its entirety. J.P. Morgan addressed its written opinion to the board of directors of Network Solutions. The opinion addresses only the exchange ratio pursuant to the Merger and is not a recommendation to any Network Solutions stockholder or VeriSign stockholder as to how that stockholder should vote at the Network Solutions special meeting or the VeriSign special meeting. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Network Solutions' stockholders are urged to, and should, read the opinion carefully and in its entirety.

  In arriving at its opinion, J.P. Morgan reviewed:

    (1) the merger agreement;

    (2) certain publicly available information concerning the business of Network Solutions and of certain other companies engaged in businesses comparable to those of Network Solutions and the reported market prices for certain other companies' securities deemed comparable;

    (3) publicly available terms of certain transactions involving companies comparable to Network Solutions and the consideration received for such companies;

    (4) current and historical market prices of Network Solutions common stock and VeriSign common stock;

    (5) the audited financial statements of Network Solutions and VeriSign for the fiscal year ended December 31, 1998 and the unaudited financial statements of Network Solutions and VeriSign for the period ended December 31, 1999; and

    (6) the terms of other business combinations that J.P. Morgan deemed relevant.

  J.P. Morgan also held discussions with several members of the management of Network Solutions and VeriSign on various aspects of the merger, the past and current business operations of Network Solutions and VeriSign, the financial condition and future prospects and operations of Network Solutions and VeriSign, the effect of the merger on the financial condition and future prospects and operations of Network Solutions and VeriSign and other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan reviewed other financial studies and analyses and considered other information that it deemed appropriate for the purposes of its opinion.

  As Network Solutions was aware, neither Network Solutions nor VeriSign made available to J.P. Morgan any forecasts of future financial performance. Rather, for purposes of its analysis, J.P. Morgan asked, with the board's consent, to use the publicly available estimates of certain research analysts, including those of J.P. Morgan.

  J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or otherwise reviewed by J.P. Morgan from third party sources. J.P. Morgan is not responsible or liable for that information or its accuracy. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to J.P. Morgan.

  In relying on other financial analyses provided to it, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates as to the financial condition of Network Solutions and VeriSign to which those analyses relate. J.P. Morgan also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Network Solutions, and that the parties will complete the other transactions contemplated by the merger agreement as described in the merger agreement. J.P. Morgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

  J.P. Morgan based its opinion on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. Subsequent developments may affect J.P. Morgan's opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan expressed no opinion as to the price at which Network Solutions' or VeriSign's common stock will trade at any future time.

  The terms of the proposed merger were determined through negotiations between Network Solutions and VeriSign and were approved by the Network Solutions board of directors. Although J.P. Morgan provided advice to Network Solutions during the course of these negotiations, the decision to enter into the merger was solely that of the Network Solutions board of directors. As described above, the opinion of J.P. Morgan and its presentation to the Network Solutions board of directors were only one of a number of factors taken into consideration by the Network Solutions board of directors in making its determination to approve the proposed merger.

  J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that J.P. Morgan utilized in providing its opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by J.P. Morgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of J.P. Morgan's financial analyses.

Implied Ownership

  J.P. Morgan compared the pro-forma ownership by Network Solutions' stockholders of the combined company based on the relative equity market capitalizations of Network Solutions and VeriSign over the past twelve months, to the pro-forma implied ownership from the merger exchange ratio. These calculations were performed taking into account the fully diluted shares outstanding of both Network Solutions and VeriSign.

                                                       Implied ownership
                                                 ------------------------------
                                                 Network Solutions   VeriSign
     Days prior to March 6, 2000                   Stockholders    Stockholders
     ---------------------------                 ----------------- ------------
     0 (Announcement)...........................        30%            70%
     -15 days...................................        28%            72%
     -30 days...................................        29%            71%
     -60 days...................................        29%            71%
     -90 days...................................        31%            69%
     -180 days..................................        31%            69%
     -1 Year....................................        35%            65%
     Ownership based on merger exchange ratio...        39%            61%

  J.P. Morgan observed that the pro-forma ownership of the combined company by Network Solutions stockholders based on the merger exchange ratio exceeded the implied ownership under each of the data points set forth above.

Selected Public Trading Multiples

  Using publicly available information, J.P. Morgan compared selected financial data of Network Solutions with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be reasonably comparable to Network Solutions. These companies were:

    Selected publicly traded companies

    VeriSign
    Exodus Communications
    Akamai Technologies
    InfoSpace
    Inktomi
    Verio
    CheckFree
    Critical Path
    PSINet
    Concentric Network
    CyberSource

  J.P. Morgan selected these companies because they engage in businesses reasonably comparable to those of Network Solutions. J.P. Morgan used publicly available financial projections by equity analysts covering each comparable company to determine the ratio of market capitalization to projected revenues for 2000 and 2001 for each of these companies. The following table presents a comparison of the median revenue multiples of the comparable companies and the implied merger multiples for Network Solutions.

                                                                        Revenue
                                                                       multiples
                                                                       ---------
                                                                       2000 2001
                                                                       ---- ----
     Network Solutions implied merger multiple........................ 59x  36x
     Comparable company median........................................ 42x  22x

  J.P. Morgan observed that the implied merger multiple exceeded the median of the comparable company revenue multiples for each of 2000 and 2001.

  It should be noted that no company utilized in the analysis above is identical to Network Solutions. In evaluating companies identified by J.P. Morgan as comparable to Network Solutions, J.P. Morgan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Network Solutions, such as the impact of competition on the business of Network Solutions and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Network Solutions or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected Internet company data.

Comparable Transaction Analysis

  Using publicly available information, J.P. Morgan examined the following transactions to determine the ratio of transaction size to projected twelve month revenues:

    Selected comparable transactions

    @Home/Excite
    Yahoo!/GeoCities
    Yahoo!/Broadcast.com
    Akamai Technologies/InterVU
    Kana Communications/Silknet
    NextLink/Concentric
    Whittman-Hart/USWeb/CKS
    America Online/Mapquest.com
    Earthlink/Mindspring

J.P. Morgan analyzed the ratio of transaction size to projected twelve month revenues for each of those transactions. All multiples for the selected transactions were based on public information available at the time of public announcement, and J.P. Morgan's analysis did not take into account different market and other conditions during the period in which the selected transactions occurred. The comparable transaction analysis yielded the following mean and median for the multiple of projected twelve month revenues:

                                                                     Mean Median
                                                                     ---- ------
     Network Solutions implied merger multiple...................... 59x   59x
     Multiple of projected twelve month revenues.................... 55x   28x

J.P. Morgan observed that the implied merger multiple exceeded the mean and median of the comparable transaction revenue multiples.

  It should be noted that no transaction utilized in the analysis above is identical to the Network Solutions-VeriSign merger. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected Internet transaction data.

Acquisition Premium Analysis

  J.P. Morgan compared the implied premium as of March 3, 2000 of the consideration to be paid in the merger to the implied premiums paid in the following transactions to determine the acquisition premium to market:

    Selected comparable transactions

    @Home/Excite
    Yahoo!/GeoCities
    Yahoo!/Broadcast.com
    Akamai Technologies/InterVU
    Kana Communications/Silknet
    NextLink/Concentric
    Whittman-Hart/USWeb/CKS
    America Online/Mapquest.com

J.P. Morgan used publicly available financial information to determine the premiums paid to market over the past twelve months. The premium analysis yielded the following mean and median for the premiums:

                                               1 day 5 days 20 days 52-week high
                                               ----- ------ ------- ------------
     Mean.....................................  33%   39%     85%       14%
     Median...................................  42%   42%     81%       23%

  J.P. Morgan observed that on March 3, 2000, Network Solutions was trading at a 52-week high and that the implied 1-day premium exceeded both the mean and median 1-day premiums of the comparable transactions and exceeded the mean, median and range of premiums over 52-week highs of the comparable transactions. J.P. Morgan also observed that the exchange ratio to be paid in the merger represented a premium of 73%, 91%, 108% and 137% over the 15-day, 30-day, 60-day, and 90-day average trading prices of Network Solutions.

  It should be noted that no transaction utilized in the analysis above is identical to the Network Solutions-VeriSign merger. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.

Contribution Analysis

  J.P. Morgan performed a contribution analysis using current and historical market capitalization data, and financial projections from equity research analysts on a stand-alone basis, including deferred revenue as revenue. These contributions were compared to the approximately 39% of continuing ownership stake that Network Solutions' stockholders would have in the combined company following the merger. The following table presents the contribution analysis of Network Solutions to the combined company:

      Contribution of Network   Contribution of Network       Contribution of Network
       Solutions to revenues    Solutions to net income Solutions to market capitalization
      -----------------------   ----------------------- ---------------------------------------
                                                                        15 day        90 day
        2000E        2001E               2000E            Current       average       average
        -----     ------------           -----          -----------   -----------   -----------
     72%                    74%           65%                     30%           28%           30%

  This summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that one must consider its opinion, this summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, could create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, J.P. Morgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan based the analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions that impact the companies' growth rates, labor costs and price competition and industry-specific factors similar to those set forth under the heading "Risk Factors". This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan based that analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that either company or the combined company might achieve, which values may be higher or lower than those indicated. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, none of Network Solutions, VeriSign, J.P. Morgan or any other person assumes responsibility if future results are materially different from those forecasted.

  As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

  For services rendered in connection with the merger, Network Solutions has agreed to pay J.P. Morgan a customary fee in connection with the financial advisory services provided by J.P. Morgan and the delivery of the fairness opinion. In addition, Network Solutions has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

  An affiliate of J.P. Morgan has an equity investment in Network Solutions, and J.P. Morgan acted as co-manager in the Network Solutions' initial public offering and has acted as bookrunner and lead underwriter in subsequent follow-on offerings for Network Solutions. J.P. Morgan and its affiliates maintain banking and other business relationships with Network Solutions and its affiliates, for which they receive customary fees. J.P. Morgan has no financial advisory or other relationship with VeriSign. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Network Solutions or VeriSign for their own accounts or for the accounts of customers and, accordingly, they may hold long or short positions in those securities at any given time.

Opinion of Chase H&Q

  Network Solutions engaged Chase H&Q, a division of Chase Securities Inc., to act as a financial advisor to Network Solutions in connection with the proposed merger. The Network Solutions board of directors selected Chase H&Q to act as a financial advisor based on Chase H&Q's qualifications, expertise and reputation, as well as Chase H&Q's historic investment banking relationship and familiarity with Network Solutions. Chase H&Q delivered its oral opinion, subsequently confirmed in writing, on March 6, 2000 to the Network Solutions board of directors that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Chase H&Q, the consideration to be received by the holders of Network Solutions common stock was fair from a financial point of view.

  The full text of the opinion delivered by Chase H&Q to the Network Solutions board of directors, dated March 6, 2000, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Chase H&Q in rendering its opinion, is attached as Annex D to this prospectus/proxy statement and is incorporated herein by reference. The Chase H&Q opinion does not constitute a recommendation to any Network Solutions stockholder as to how such stockholder should vote with respect to the merger agreement. The summary of the Chase H&Q opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached hereto as Annex D. Network Solutions stockholders are urged to read the opinion carefully in its entirety.

  In reviewing the proposed transactions, and in arriving at its opinion, Chase H&Q, among other things:

  . reviewed the publicly available consolidated financial statements of VeriSign for recent years and interim periods to date and certain other relevant financial and operating data of VeriSign (including its capital structure) available to Chase H&Q from published sources;

  . discussed the business, financial condition and prospects of VeriSign with certain members of VeriSign's senior management;

  . reviewed the publicly available consolidated financial statements of Network Solutions for recent years and interim periods to date and certain other relevant financial and operating data of Network Solutions available to Chase H&Q from published sources;

  . discussed the business, financial condition and prospects of Network Solutions with certain members of Network Solutions' senior management;

  . reviewed the recent reported prices and trading activity for the common stocks of VeriSign and Network Solutions and compared such information and certain financial information for VeriSign and Network Solutions with similar information for certain other companies engaged in businesses Chase H&Q considered comparable;

  . reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  .  reviewed a draft of the merger agreement dated March 6, 2000; and

  . performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Chase H&Q deemed relevant.

  Chase H&Q did not assume responsibility for independent verification of, and did not independently verify, any of the information concerning Network Solutions or VeriSign considered in connection with its review of the proposed transactions, including without limitation any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Chase H&Q assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Chase H&Q did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of Network Solutions or VeriSign, and it did not conduct a physical inspection of the properties and facilities of Network Solutions or VeriSign. With respect to the published Wall Street research analyst financial forecasts and projections used in its analysis, Chase H&Q assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of Network Solutions and VeriSign, and Chase H&Q expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which such forecasts or projections were based. For the purposes of its opinion, Chase H&Q also assumed that neither Network Solutions nor VeriSign was a party to any pending transactions, including without limitation external recapitalizations or material merger or acquisition discussions, other than the proposed merger and transactions in the ordinary course of conducting their respective businesses. Network Solutions advised Chase H&Q, and for purposes of its opinion Chase H&Q assumed, that the proposed merger would be tax-free to each of Network Solutions and VeriSign and would be treated as a purchase for financial accounting purposes.

  In performing its analyses, Chase H&Q used published Wall Street estimates of calendar year 2000 and 2001 financial performance of Network Solutions and VeriSign and made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Network Solutions, VeriSign or Chase H&Q. The analyses performed by Chase H&Q and summarized below are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Network Solutions, VeriSign or their respective advisors, neither Network Solutions, Chase H&Q nor any other person assumes responsibility if future results or actual values are materially different from the results of analyses based on forecasts or assumptions. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be acquired or bought or sold.

  Chase H&Q's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. Although subsequent developments may affect its opinion, Chase H&Q has assumed no obligation to update, revise or reaffirm it. Chase H&Q assumed for purposes of its analysis that the value of the VeriSign common stock to be received by stockholders of Network Solutions in the proposed merger is equal to the closing trading price of VeriSign common stock as of March 3, 2000, and Chase H&Q expresses no opinion or view on the price or value of VeriSign common stock.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. The summary of Chase H&Q's analyses set forth below summarizes the material analyses presented to the Network Solutions board of directors but is not a complete description of the presentation by Chase H&Q to the Network Solutions board of directors or the analysis performed by Chase H&Q in connection with preparing its opinion. In arriving at its opinion, Chase H&Q did not attribute any particular weight to any analyses or factors considered by it, but rather made subjective, qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Chase H&Q believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Chase H&Q presentation to the Network Solutions board of directors and Chase H&Q's opinion.

  The terms of the proposed merger were determined through negotiations between Network Solutions and VeriSign and were approved by the Network Solutions board of directors. Although Chase H&Q provided advice to Network Solutions during the course of these negotiations, the decision to enter into the merger was solely that of the Network Solutions board of directors. As described above, the opinion of Chase H&Q and its presentation to the Network Solutions board of directors were only one of a number of factors taken into consideration by the Network Solutions board of directors in making its determination to approve the proposed merger.

  The following is a brief summary of the material financial analyses performed by Chase H&Q in connection with providing its opinion to the Network Solutions board of directors on March 6, 2000. The summary includes information presented in tabular format. You should read these tables together with the text of each summary, because the tables alone are not a complete description of the financial analysis.

 Valuation Analysis of Network Solutions

  Analysis of Publicly Traded Companies Considered Comparable to Network Solutions. This analysis reviews a business' operating performance and outlook relative to a group of peer companies to determine an implied value. Using published Wall Street estimates, Chase H&Q compared, among other things, the equity values and projected revenues for calendar years 2000 and 2001 for Network Solutions to corresponding measures for certain publicly traded Internet companies that Chase H&Q considered comparable to Network Solutions. Chase H&Q used revenues when making its comparisons, because valuations based on revenues are generally accepted in the analysis of Internet companies that, in many cases, have not achieved profitability.

The Internet companies that Chase H&Q considered comparable to Network Solutions were:

    . Akamai Technologies                        . Inktomi
    . Ask Jeeves                                 . Looksmart
    . Concentric Network                         . Lycos
    . Critical Path                              . PSINet
    . Excite@Home                                . Verio
    . Exodus Communications                      . VeriSign
    . InfoSpace                                  . Yahoo!

Chase H&Q determined median revenue multiples for these companies. Applying such multiples for the comparable companies to projected calendar year 2000 and 2001 revenues of Network Solutions resulted in a range of implied equity value of Network Solutions of $13,021.4 million to $16,615.9 million and an implied value per share of Network Solutions of $165.54 to $211.23. Chase H&Q observed that the equity value and value per share of Network Solutions implied by the proposed merger of $21,157.8 million and $267.14 per share, respectively, exceeded the implied ranges.

  Analysis of Selected Transactions. This analysis provides a valuation range based on financial information of selected public companies that have been recently acquired and are in similar industries as the business being evaluated. Using published Wall Street estimates, Chase H&Q compared the proposed merger with eleven selected mergers and acquisitions transactions involving companies in the Internet industry. The acquirors and targets in the transactions that Chase H&Q deemed comparable to the proposed merger were:

  . Akamai Technologies/InterVU
  . America Online/Netscape
  . America Online/MapQuest.com
  . @Home Network/Excite
  . Kana Communications/Silknet
  . Metromedia Fiber Network/AboveNet Communications
  . Mindspring/Earthlink
  . NextLink Communications/Concentric Network
  . Whittman-Hart/USWeb/CKS
  . Yahoo!/Broadcast.com
  . Yahoo!/GeoCities

  In examining these transactions, Chase H&Q analyzed, among other things, the multiples of offer prices to (1) revenues of the target for the last four fiscal quarters preceding the public announcement of the transaction and (2) projected revenues of the target for the calendar year following the public announcement of the transaction. All multiples for the selected transactions were based on public information available at the time of public announcement, and Chase H&Q's analysis did not take into account different market and other conditions during the two-year period during which the selected transactions occurred. Applying the medians of the foregoing sets of multiples to Network Solutions' revenues for the four fiscal quarters preceding the announcement of the merger and projected calendar year 2000 revenues resulted in the ranges of implied equity and per share values of Network Solutions set forth in the following table:

                                                   Implied Range of Value
                                                   ----------------------
     Equity value........................... $8,971.1 million--$12,102.4 million
     Value per share........................          $114.05--$153.86

  Chase H&Q observed that the equity and per share values of Network Solutions implied by the proposed merger of $21,157.8 million and $267.14, respectively, exceeded these implied value ranges.

  Premium Analysis. Chase H&Q compared the implied premium as of March 3, 2000 of the consideration to be paid in the proposed merger to the implied premiums paid in the comparable public company transactions listed above. Applying the median premiums paid to the closing price of Network Solutions common stock on March 3, 2000 resulted in the following equity and per share values of Network Solutions.

                                             Median      Implied    Implied per
     Date of Sales Price Comparison       Premium Paid Equity Value Share Value
     ------------------------------       ------------ ------------ -----------
     One trading day prior...............    35.9%      $19,011.8     $241.69
     Twenty trading days prior...........    82.7%      $19,190.5     $243.96

  Chase H&Q observed that the equity and per share values of Network Solutions implied by the proposed merger of $21,157.8 million and $267.14, respectively, exceeded these implied value ranges.

  Exchange Ratio Analysis. Chase H&Q calculated the ratio of the historical price of Network Solutions common stock to the historical price of VeriSign common stock over various periods. The results of such analysis are set forth below:

       Period                    Implied Exchange Ratio Implied per Share Price
       ------                    ---------------------- -----------------------
     March 3, 2000..............         .7157                  $177.85
     5-trading day average......         .6547                  $162.69
     10-trading day average.....         .6407                  $159.21
     20-trading day average.....         .6627                  $164.68
     40-trading day average.....         .6609                  $164.23
     60-trading day average.....         .6822                  $169.52

  Chase H&Q noted that the exchange ratio in the proposed merger of 1.075 and the implied price of $267.14 per share of Network Solutions were greater than the foregoing implied exchange ratio and per share price.

  Pro Forma Contribution Analysis. Chase H&Q determined the implied pro forma equity value of the combined company, based on an analysis of the multiple of equity value to projected revenues for the calendar year 2001 for the following companies that Chase H&Q considered comparable to the combined company:

  . Akamai Technologies
  . Critical Path
  . Entrust
  . InfoSpace
  . Inktomi
  . Tumbleweed Software
  . Vignette

  Chase H&Q then computed the implied equity value of the portion of the combined company to be owned by Network Solutions' stockholders following the proposed merger, based on the exchange ratio. Chase H&Q noted that, based on published Wall Street estimates of each of Network Solutions' and VeriSign's calendar year 2001 revenue, such implied value would be $21,397.9 million, or $272.03 per share, compared to the equity value of $21,157.8 million and the value per share of Network Solutions of $267.14 implied by the proposed merger, and the closing price of Network Solutions common stock on March 3, 2000 of $177.85.

  Chase H&Q also observed that no company or transaction used in the above analyses is identical to Network Solutions or the proposed merger, and the reasons for and circumstances surrounding each of the analyzed transactions are inherently different. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex, qualitative considerations and judgments, reflected in Chase H&Q's opinion, concerning differences in the financial and operating characteristics of the compared companies, the characteristics of the selected transactions and other factors that could affect the public trading values of the comparable companies, Network Solutions and VeriSign.

  The foregoing description of Chase H&Q's opinion is qualified in its entirety by reference to the full text of such opinion that is attached as Annex D to this proxy statement/prospectus.

  Chase H&Q, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Chase H&Q has previously provided investment banking and other financial advisory services to Network Solutions and has received fees for rendering these services. Chase H&Q also has previously provided investment banking and other financial advisory services to VeriSign and has received fees for rendering these services. In the ordinary course of business, Chase H&Q acts as a market maker and broker in the publicly traded securities of Network Solutions and VeriSign, receives customary compensation in connection therewith and provides research coverage for Network Solutions and VeriSign. In the ordinary course of business, Chase H&Q actively trades in the equity and derivative securities of Network Solutions and VeriSign for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Chase H&Q may in the future provide investment banking or other financial advisory services to Network Solutions or VeriSign.

  Pursuant to an engagement letter with Chase H&Q, Network Solutions has agreed to pay Chase H&Q a customary fee in connection with the financial advisory services provided by Chase H&Q and the delivery of the fairness opinion. Network Solutions also agreed to reimburse Chase H&Q for its reasonable out-of-pocket expenses and to indemnify Chase H&Q against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Chase H&Q's engagement as financial advisor.

Interests of certain persons in the merger

  When considering the recommendations of VeriSign's and Network Solutions' boards of directors, you should be aware that the directors and officers of VeriSign and Network Solutions have interests in the merger and have arrangements that are different from, or are in addition to, those of VeriSign and Network Solutions stockholders generally. These include:

  . Employment. Three new directors, to be mutually agreed upon by the boards of directors of VeriSign and Network Solutions, will be appointed to the VeriSign board. In addition, some executive officers of Network Solutions will become executive officers of VeriSign.

  . Overlapping board seat. Stratton D. Sclavos, the President and Chief Executive Officer of VeriSign, is a member of the VeriSign and Network Solutions boards of directors.

  . Registration Rights. SAIC Venture Capital, a holder of approximately 23% of the outstanding common stock of Network Solutions, some officers and directors of which are directors of Network Solutions, will receive registration rights with respect to the shares of VeriSign common stock it will receive in the merger.

  . Stock Options. Stratton D. Sclavos holds options to purchase 93,000 shares of Network Solutions common stock and options to purchase 2.4 million shares of VeriSign common stock.

  . Indemnification. VeriSign and Network Solutions directors and executive officers have customary rights to indemnification against certain liabilities.

  As a result, these directors, executive officers and stockholders could be more likely to vote in favor of recommending the merger agreement and the merger than if they did not hold these interests.

Completion and effectiveness of the merger

  The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement, approval of the merger by the stockholders of Network Solutions, approval of the issuance of shares of VeriSign common stock in the merger and approval of the amendment to VeriSign's certificate of incorporation by the VeriSign stockholders. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

Structure of the merger and conversion of Network Solutions common stock

  Nickel Acquisition Corporation, a newly formed and wholly owned subsidiary of VeriSign, will be merged with and into Network Solutions. As a result of the merger, the separate corporate existence of Nickel will cease and Network Solutions will survive the merger as a wholly owned subsidiary of VeriSign.

  Upon completion of the merger, each outstanding share of Network Solutions common stock, other than shares held by Network Solutions and its subsidiaries, will be converted into the right to receive 1.075 shares of fully paid and nonassessable VeriSign common stock. The number of shares of VeriSign common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to VeriSign common stock or Network Solutions common stock effected between the date of the merger agreement and the completion of the merger. The ratio of 1.075 reflects Network Solutions' two-for-one stock split that was effected on March 10, 2000.

  No certificate or scrip representing fractional shares of VeriSign common stock will be issued in connection with the merger. Instead, Network Solutions' stockholders will receive cash, without interest, in lieu of a fraction of a share of VeriSign common stock.

Exchange of Network Solutions stock certificates for VeriSign stock certificates

  When the merger is completed, VeriSign's exchange agent will mail to Network Solutions stockholders a letter of transmittal and instructions for use in surrendering Network Solutions stock certificates in exchange for VeriSign stock certificates. When a Network Solutions' stockholder delivers the Network Solutions stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Network Solutions stock certificates will be canceled and you will receive VeriSign stock certificates representing the number of full shares of VeriSign common stock to which you are entitled under the merger agreement. Network Solutions stockholders will receive payment in cash, without interest, in lieu of any fractional shares of VeriSign common stock that would have been otherwise issuable to you in the merger.

  You should not submit your Network Solutions stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

  Network Solutions stockholders are not entitled to receive any dividends or other distributions on VeriSign common stock until the merger is completed and they have surrendered their Network Solutions stock certificates in exchange for VeriSign stock certificates. In addition, VeriSign does not anticipate paying any dividends with respect to its stock.

  VeriSign will only issue Network Solutions stockholders a VeriSign stock certificate or a check in lieu of a fractional share in a name in which the surrendered Network Solutions stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Material United States federal income tax consequences of the merger

  The following discussion summarizes the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code, the related regulations promulgated thereunder, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion assumes that Network Solutions stockholders hold their shares of Network Solutions common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules. These special rules include rules relating to:

  .  stockholders who are not citizens or residents of the United States;

  .  financial institutions;

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  .  tax-exempt organizations;

  .  insurance companies;

  .  dealers in securities;

  . stockholders who acquired their shares of Network Solutions common stock through the exercise of options or similar derivative securities or otherwise as compensation; or

  . stockholders who hold their shares of Network Solutions common stock as part of a straddle, conversion or other integrated transaction.

  Our obligations to complete the merger are conditioned on (1) the delivery of an opinion to Network Solutions from Davis Polk & Wardwell and (2) the delivery of an opinion to VeriSign from Fenwick & West LLP, in each case regarding the qualification of the merger as a reorganization within the meaning of section 368(a) of the Internal Revenue Code and that each of VeriSign and Network Solutions will be a party to the reorganization within the meaning of section 368(a) of the Internal Revenue Code.

  We believe, based on the advice of our respective counsel, that the merger will have the United States federal income tax consequences discussed below. The opinions of counsel referred to above (1) will assume the absence of changes in existing facts and (2) will rely on assumptions, representations and covenants including those contained in certificates executed by officers of VeriSign and Network Solutions. The opinions referred to above neither bind the IRS nor preclude the IRS from adopting a position contrary to that expressed in the opinions, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the positions were litigated. Neither of us intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

  Tax consequences to VeriSign stockholders. Current stockholders of VeriSign will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

  Tax consequences to Network Solutions stockholders. Except as discussed below, current stockholders of Network Solutions will not recognize gain or loss for United States federal income tax purposes on the exchange of Network Solutions common stock for VeriSign common stock in the merger. The aggregate tax basis of the VeriSign common stock received as a result of the merger will be the same as the aggregate tax basis in the Network Solutions common stock surrendered in the exchange, reduced by the tax basis of any shares of Network Solutions common stock for which cash is received instead of fractional shares of VeriSign common stock. The holding period of the VeriSign common stock received as a result of the exchange will include the period during which the Network Solutions common stock exchanged in the merger was held. Network Solutions stockholders will recognize gain or loss for United States federal income tax purposes with respect to the cash they receive instead of a fractional share interest in VeriSign common stock. The gain or loss will be measured by the difference between the amount of cash they receive and the portion of the tax basis of their shares of Network Solutions common stock allocable to the shares of Network Solutions common stock exchanged for the fractional share interest. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the shares of Network Solutions common stock have been held for more than one year at the time the merger is completed.

  Tax consequences to VeriSign and Network Solutions. VeriSign, including its merger subsidiary, and Network Solutions will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

  This discussion is only intended to provide you with a general summary, and it is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

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Accounting treatment of the merger

  We intend to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of Network Solutions will be included in the consolidated financial statements of VeriSign. The purchase price, i.e., the aggregate merger consideration, will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of Network Solutions acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Regulatory filings and approvals required to complete the merger

  The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

  The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made we may not prevail.

  Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this prospectus/proxy statement is a part, and compliance with applicable corporate law of Delaware.

Restrictions on sales of shares by affiliates of Network Solutions and VeriSign

  The shares of VeriSign common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of VeriSign common stock issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of VeriSign common stock acquired in the merger except pursuant to
(1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

Listing on the Nasdaq National Market of VeriSign common stock to be issued in the merger

  It is a condition to the closing of the merger that the shares of VeriSign common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

Delisting and deregistration of Network Solutions common stock after the merger

  If the merger is completed, the Network Solutions common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

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                              THE MERGER AGREEMENT

  This section of the document describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this document as Annex A and we urge you to carefully read this document in its entirety.

Representations and warranties

  We each made representations and warranties in the merger agreement regarding aspects of our respective businesses, financial condition, structure and other facts pertinent to the merger, including representations and warranties by each company as to:

 Network Solutions' representations and warranties:

  Network Solutions' representations and warranties include representations as to:

  . its corporate organization, good standing and qualification to do business;

  .  its subsidiaries and ownership interests in other entities;

  .  its and its subsidiaries' certificates of incorporation and bylaws;

  .  its capitalization;

  .  its authority to enter into the merger agreement;

  .  required consents, waivers and approvals;

  .  regulatory approvals required to complete the merger;

  .  the effect of the merger on its outstanding obligations;

  . Network Solutions' filings and reports with the Securities and Exchange Commission;

  .  its financial statements and liabilities;

  .  changes in its business since its most recent financial statements;

  .  its taxes;

  .  title to the properties it owns and leases;

  . its intellectual property, intellectual property that it uses and infringement of other intellectual property;

  .  its compliance with applicable laws;

  . permits required to conduct its business and compliance with those permits;

  .  litigation with respect to Network Solutions;

  .  its employee benefit plans;

  .  its hazardous material activities and environmental liabilities;

  .  its agreements, contracts and commitments;

  .  brokers' and finders' fees in connection with the merger;

  .  its insurance;

  . information supplied by it in this document and the related registration statement filed by VeriSign;

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  .  approval by its board of directors;

  . the fairness opinions received by Network Solutions from its financial advisors;

  .  the inapplicability of specified laws to the merger; and

  .  identification of its affiliates and transactions with related parties.

 VeriSign's representations and warranties

  VeriSign's representations and warranties include representations as to:

  . its and the merger subsidiary's corporate organization and its authority and qualification to do business;

  .  its and the merger subsidiary's certificate of incorporation and bylaws;

  .  its and the merger subsidiary's capitalization;

  . authorization, execution and delivery of the merger agreement by it and the merger subsidiary;

  .  regulatory or other approvals required to complete the merger;

  .  filings and reports with the Securities and Exchange Commission;

  .  financial statements;

  .  changes in its business since September 30, 1999;

  .  taxes;

  .  title to the properties it owns or leases;

  . intellectual property, intellectual property it uses and infringement of other intellectual property;

  .  compliance with applicable laws;

  .  litigation involving it;

  .  its employee benefit plans;

  .  hazardous material activities and environmental liabilities;

  .  any agreements involving acquisitions or dispositions;

  . any exclusive agreement or any agreement restricting any of its lines of businesses;

  .  brokers' and finders' fees in connection with the merger;

  .  information supplied by it in this prospectus/proxy statement;

  .  approval by its board of directors; and

  .  the fairness opinion received by it from its financial advisor.

  The representations and warranties in the merger agreement are complicated and are not easily summarized. We urge you to read the articles of the merger agreement entitled "Representations and warranties of company," and "Representations and warranties of parent and merger sub" carefully.

Conduct of each company's business before the closing of the merger

  Network Solutions and VeriSign have each agreed that until the closing of the merger, or unless the other consents in writing, each of them and their subsidiaries will carry on their business in the usual, regular and

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ordinary course, and pay its debts and taxes when due. Each party has also agreed to use its commercially reasonable efforts consistent with past practices and policies to:

  .  preserve intact its present business organization;

  .  keep available the services of its present officers and employees; and

  . preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

 Network Solutions

  Network Solutions has also agreed that until the closing of the merger, or unless VeriSign consents in writing, Network Solutions and each of its subsidiaries will conduct its business in compliance with specific restrictions relating to the following:

  . waiving restrictions on, accelerating or modifying the terms of or payment for options granted, restricted stock purchased under its stock plans, or repricing of stock options granted under its stock plans;

  .  transferring or licensing intellectual property;

  . except for the stock split that occurred on March 10, declaring or paying dividends or making other distributions with respect to its capital stock;

  . purchasing or redeeming shares of its capital stock except repurchases of unvested shares in connection with employee terminations;

  . granting any severance or termination pay except under written agreements then in effect or in an amount equal to four months' salary of the terminated person;

  . issuing securities other than grants of options to purchase no more than 500,000 shares of Network Solutions' common stock with respect to newly hired employees or promotions of existing employees, or as a part of Network Solutions' annual option grant program, in each case, in the ordinary course of business, consistent with past practice, or issuances of Network Solutions common stock upon exercise of outstanding options on the date of the merger agreement, or issuances under Network Solutions' employee stock purchase plan or to participants in its 401(k) plan;

  .  amending its charter and bylaws;

  . acquiring or agreeing to merge with or acquire the assets of, or making equity investments in, other entities subject to exceptions related to the amount of the transaction;

  . selling, leasing, licensing, encumbering or disposing of property or assets that are material to the business of Network Solutions;

  . incurring or guaranteeing indebtedness except in the ordinary course of business or under existing credit facilities;

  .  adopting or amending any employee benefit plan;

  . making any material capital expenditures other than those contained in Network Solutions' capital budget approved prior to the date of the merger agreement;

  . entering into, modifying or terminating contracts or waiving, releasing or assigning any material rights under the contract in a manner that could reasonably be expected to materially adversely affect Network Solutions;

  .  changing accounting practices or revaluing assets;

  . entering into any agreement regarding the acquisition, distribution or licensing of Network Solutions' intellectual property other than in the ordinary course; or

  . materially changing the pricing of the registration fees for its registration services.

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 VeriSign

  VeriSign has also agreed that until the closing of the merger, or unless Network Solutions consents in writing, VeriSign and each of its subsidiaries will conduct its business in compliance with specific restrictions relating to the following:

  . declaring or paying dividends or making other distributions with respect to its capital stock;

  . purchasing or redeeming shares of its capital stock except repurchases of unvested shares in connection with employee terminations;

  .  amending its certificate of incorporation or bylaws;

  . acquiring or agreeing to merge with or acquire the assets of, or making equity investments in, other entities, subject to exceptions related to the amount of the transaction;

  . entering into any agreement regarding the acquisition, distribution or licensing of any material intellectual property, other than in the ordinary course; or

  .  changing accounting practices.

  The agreements related to the conduct of the companies' business in the merger agreement are complicated and not easily summarized. We urge you to read the sections of the merger agreement entitled "Conduct Prior to the Effective Time" carefully.

No other negotiations

  Until the merger is completed or the merger agreement is terminated, Network Solutions has agreed not to take any of the following actions directly or indirectly:

  . solicit, initiate, encourage or induce any Acquisition Proposal, as defined below;

  . participate in any discussions or negotiations regarding any Acquisition Proposal;

  .  furnish any non-public information with respect to any Acquisition
     Proposal;

  . take any other action to facilitate any inquiries or the making of any Acquisition Proposal;

  . engage in discussions with any person with respect to any Acquisition Proposal;

  .  approve, endorse or recommend any Acquisition Proposal; or

  . enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Proposal.

  However, if Network Solutions receives an unsolicited, written, bona fide Acquisition Proposal prior to its stockholders' meeting that its board reasonably concludes based on written advice of its financial advisor may constitute a Superior Offer, as defined below, Network Solutions may furnish non-public information regarding it and may enter into discussions with the person or group who has made that Acquisition Proposal, if:

  . neither Network Solutions nor its representatives shall have violated the provisions relating to any other negotiations;

  . Network Solutions' board of directors concludes in good faith after consultation with outside legal counsel that this action is required for the board of directors to meet its fiduciary obligations to Network Solutions' stockholders under applicable law;

  . prior to furnishing non-public information to, or entering into any discussions with, a party making the Acquisition Proposal, Network Solutions gives VeriSign written notice of the Acquisition Proposal, including the identity of the party making the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal;

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

  . Network Solutions furnishes the non-public information to VeriSign at the same time that Network Solutions furnishes this information to the party making the Acquisition Proposal and the information furnished to the other party is subject to an agreement requiring the confidential treatment of that information; and

  . Network Solutions gives VeriSign at least two business days' advance notice of its intent to furnish non-public information to or enter into discussions.

  Network Solutions has agreed to inform VeriSign promptly as to any Acquisition Proposal, request for non-public information that Network Solutions believes would lead to an Acquisition Proposal or inquiry that Network Solutions reasonably should believe would lead to an Acquisition Proposal, the identity of the party making the Acquisition Proposal, request or inquiry, and the material terms of the Acquisition Proposal, request or inquiry. Network Solutions also has agreed to keep VeriSign informed as to the status of any Acquisition Proposal, request or inquiry.

  An Acquisition Proposal is any offer or proposal by a third party relating to:

  . the acquisition or purchase of more than a 20% interest in the total outstanding voting securities of Network Solutions or any of its subsidiaries;

  . any tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of Network Solutions or any of its subsidiaries;

  . any merger, consolidation, business combination or similar transaction involving Network Solutions under which stockholders of Network Solutions immediately prior to the acquisition hold less than 80% of the equity interest in the resulting entity;

  . any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, or acquisition or disposition of more than 50% of the assets of Network Solutions or any sale, lease, license or transfer to a third party of either the registrar or registry businesses of Network Solutions; or

  .  any liquidation or dissolution of Network Solutions.

  A Superior Offer with respect to Network Solutions is an unsolicited, bona fide written proposal made by a third party to complete any of the following transactions:

  . a merger or consolidation involving Network Solutions under which the stockholders of Network Solutions immediately preceding the transaction hold less than 50% of the equity interest in the surviving entity of the transaction; or

  . the acquisition by any person or group, including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving the company, directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Network Solutions on terms that the board of Network Solutions determines, in its reasonable judgment, based on the written advice of its financial advisor, to be more favorable to Network Solutions' stockholders than the terms of the merger. An offer will not be a Superior Offer if any financing required to complete the transaction is not committed and it is not likely in the reasonable judgment of Network Solutions' board of directors, based on the advice of its financial advisor, to be obtained on a timely basis.

  Network Solutions' board may, without breaching the merger agreement, withhold, withdraw, amend or modify its recommendation in favor of the merger proposal if:

  .  a Superior Offer is made to Network Solutions and is not withdrawn;

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  .  Network Solutions provides written notice to VeriSign, including the identity of the party making the Superior Offer and specifying the material terms and conditions of the Superior Offer;

  . VeriSign does not, within three business days after receiving this written notice, make an offer that the board of Network Solutions determines by majority vote in its good faith judgment, based on written advice of its financial advisor, to be at least as favorable to Network Solutions' stockholders as the Superior Offer;

  . Network Solutions' board concludes in good faith, after consultation with its outside legal counsel, that the withholding, withdrawal, amendment or modification of its recommendation is required for the board to comply with its fiduciary obligations to Network Solutions' stockholders under applicable law; and

  . Network Solutions has not violated specified provisions in the merger agreement.

  Network Solutions also agreed to provide VeriSign with prior notice of any meeting of its board at which Network Solutions' board is reasonably expected to consider any Acquisition Proposal to determine whether it is a Superior Offer. Even if the board's recommendation is withheld, withdrawn, amended or modified, Network Solutions must nevertheless hold and convene the stockholders meeting.

Public disclosure

  Each of us will consult with the other and, to the extent practicable, agree before issuing any press release or making any public statement with respect to the merger, the merger agreement, or any Acquisition Proposal.

Employee benefit plans

  VeriSign and Network Solutions will work together to agree upon mutually acceptable employee benefit and compensation arrangements. VeriSign and Network Solutions will terminate its severance, separation, retention and salary continuation plans, programs or arrangements prior to the effective time of the merger, subject to specified exceptions.

Conditions to closing the merger

  Our obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions before closing the merger:

  . the merger agreement and the merger must be approved by stockholders of Network Solutions;

  . the issuance of the shares of VeriSign common stock to be issued in the merger, as well as the amendment to VeriSign's certificate of incorporation, must be approved by VeriSign's stockholders;

  . VeriSign's registration statement, of which this proxy statement/prospectus is a part, must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness may be pending before or threatened by the SEC;

  . no governmental entity shall have enacted or issued any law, regulation or order that has the effect of making the merger illegal, otherwise prohibiting the closing of the merger;

  . all applicable waiting periods under applicable antitrust laws must have expired or been terminated;

  . VeriSign and Network Solutions must each receive from its tax counsel an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code;

  . the shares of VeriSign common stock to be issued in the merger must be authorized for quotation on the Nasdaq National Market, subject to notice of issuance; and

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  .  all required approvals and consents shall have been obtained unless the failure would not have a material adverse effect on the combined companies and the approvals and consents shall be on terms that are not reasonably likely to have a material adverse effect on the companies.

  Network Solutions' obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

  . VeriSign's representations and warranties must be true and correct in all respects at and as of the date the merger is to be completed as if made at and as of that time, except:

    -- VeriSign's representations and warranties that address matters only as of a particular date, which must be true and correct, or true and correct as of that date, and

    -- where the failure to be true and correct would not have a material adverse effect, defined below;

  . VeriSign must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it at or before closing the merger;

  . no material adverse effect with respect to VeriSign shall have occurred since March 6, 2000 and be continuing; and

  . VeriSign shall have taken all action necessary to appoint three individuals mutually agreed upon by the boards of directors of VeriSign and Network Solutions to VeriSign's board of directors.

  VeriSign's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

  . Network Solutions' representations and warranties must be true and correct as of the date the merger is to be completed as if made at and as of that time, except:

    -- Network Solutions' representations and warranties that address matters only as of a particular date must be true and correct or true and correct in all material respects, as applicable, as of that date; and

    -- where the failure to be true and correct would not have a material adverse effect on Network Solutions;

  . Network Solutions must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Network Solutions at or before the closing of the merger;

  . No material adverse effect with respect to Network Solutions shall have occurred since March 6, 2000 and be continuing; and

  . There shall not be instituted or pending any action or proceeding by a governmental entity seeking to:

    -- restrain or prohibit the ownership or operation by VeriSign of all or any portion of Network Solutions' business or for VeriSign to dispose of any business or assets of Network Solutions;

    -- seeking to impose limitations on the ability of VeriSign to exercise full ownership rights of the Network Solutions stock it acquires; or

    -- seeking to require VeriSign to divest the shares of Network
       Solutions it acquires.

  A material adverse effect is defined to be any change, event, circumstance or effect that is, or is reasonably likely to be, materially adverse to the business, assets, capitalization, financial condition, operations or results of operations of the company taken as a whole with its subsidiaries. A material adverse effect does not include a change, event, circumstance or effect that results from:

  .  changes in general economic conditions;

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  .  changes affecting the company's industry generally, so long as the change does not affect the company in a substantially disproportionate manner; or

  . changes in the market price of VeriSign or Network Solutions common stock.

Termination of the merger agreement

  The merger agreement may be terminated at any time prior to closing the merger, whether before or after the requisite stockholder approval:

  . by mutual consent duly authorized by the boards of VeriSign and Network Solutions;

  . by either VeriSign or Network Solutions, if the merger is not completed by September 15, 2000, except that the right to terminate the merger agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or by September 15, 2000, and this action or failure to act constitutes a breach of the merger agreement;

  . by VeriSign or Network Solutions, if a governmental authority has issued an order, decree or ruling or taken any other action that is final and nonappealable, having the effect of permanently enjoining, restraining or prohibiting the merger;

  . by VeriSign or Network Solutions, if the merger is not approved by the stockholders of Network Solutions, except that the right to terminate the merger agreement under this provision is not available to Network Solutions where the failure to obtain stockholder approval was caused by an action or failure to act by Network Solutions that constitutes a breach of the merger agreement, or a breach of the voting agreement described under "Related Agreements--Voting Agreement";

  . by either VeriSign or Network Solutions if the approval of the issuance of shares of VeriSign common stock in the merger and the amendment to VeriSign's certificate of incorporation shall not have been approved by VeriSign's stockholders, except that the right to terminate the merger agreement under this provision is not available to VeriSign if the failure to obtain stockholder approval was caused by an action or failure to act by VeriSign that constitutes a breach of the merger agreement;

  . by VeriSign at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of stockholders of Network Solutions, if a Triggering Event, as described below, occurs; or

  . by Network Solutions, on the one hand, or VeriSign, on the other, upon a breach of any representation, warranty, covenant or agreement on the part of the other in the merger agreement, or if any of the other's representations or warranties are or become untrue, so that the corresponding condition to closing the applicable merger would not be met. However, if the breach or inaccuracy is curable by the other through the exercise of its commercially reasonable efforts, and the other continues to exercise commercially reasonable efforts, then the other may not terminate the merger agreement if the breach or inaccuracy is cured within 30 days after delivery of the notice of breach or inaccuracy.

  A Triggering Event will occur if:

  . Network Solutions' board of directors or any committee withdraws or amends or modifies in a manner adverse to VeriSign its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger;

  . Network Solutions fails to include in this prospectus/proxy statement the recommendation of its board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

  . Network Solutions' board of directors fails to reaffirm its recommendation in favor of adoption and approval of the merger agreement and the approval of the merger within 10 days after VeriSign requests in writing that this recommendation be reaffirmed at any time after the public announcement of an Acquisition Proposal;

  . Network Solutions' board of directors approves or publicly recommends any Acquisition Proposal;

  . Network Solutions enters into a letter of intent or agreement accepting an Acquisition Proposal;

  . Network Solutions shall have breached the non-solicitation provisions of the merger agreement or the provisions of the merger agreement relating to holding the Network Solutions' stockholders meeting; or

  . if a tender or exchange offer relating to the securities of that company is commenced by a person or entity unaffiliated with the other company, and the company does not send to its stockholders within 10 business days after the tender or exchange offer is first commenced a statement disclosing that the company recommends rejection of the tender or exchange offer.

Termination fee

  Network Solutions is obligated to pay VeriSign a termination fee equal to $425 million in immediately available funds if VeriSign terminates the merger agreement at any time prior to approval of the merger by Network Solutions' stockholders because a Triggering Event has occurred.

  Network Solutions is obligated to pay a termination fee equal to $425 million if:

  . prior to termination of the merger agreement an Acquisition Proposal is publicly announced;

  . within nine months of the termination of the merger agreement, Network Solutions completes an Acquisition or enters into an agreement providing for an Acquisition and that Acquisition is later consummated with the person with whom the agreement was entered into or an affiliate of that person, regardless of when the consummation occurs, if Network Solutions had entered into the agreement during the nine-month period; and

  .  either

    -- Network Solutions or VeriSign terminates the merger agreement because the required approval of the merger by Network Solutions' stockholders was not obtained; or

    -- VeriSign terminates the merger agreement due to a breach of a representation, warranty covenant or agreement of Network Solutions.

  An Acquisition is any of the following:

  . a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the company in which Network Solutions' stockholders immediately preceding the transaction hold less than 50% of the aggregate equity interests in the surviving entity of the transaction;

  . a sale or other disposition by Network Solutions of assets representing in excess of 50% of the aggregate fair market value of its business immediately prior to the sale or of either the "registry" or "registrar" business of Network Solutions; or

  . the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Network Solutions, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Network Solutions.

  An Acquisition does not include a spin-off or other distribution of either the "registry" or "registrar" business of Network Solutions to Network Solutions' stockholders.

Amendment, extension and waiver of the merger agreement

  We may amend the merger agreement before closing the merger by execution of a written instrument signed by each of us, provided that we comply with applicable state law in amending the agreement. Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                               RELATED AGREEMENTS

  This section of the prospectus/proxy statement describes agreements related to the merger agreement including the voting agreement and registration rights agreement. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. The voting agreement is attached as Annex E, and the registration rights agreement is attached as Annex F, and we urge you to read them carefully.

Voting Agreement

  VeriSign required SAIC Venture Capital to enter into a voting agreement. This voting agreement requires SAIC Venture Capital to vote the shares of Network Solutions common stock owned by it in favor of the merger agreement and the merger and against any proposal in opposition to or competition with the merger. SAIC Venture Capital also granted VeriSign an irrevocable proxy to vote its shares of Network Solutions common stock at the special meeting. As of the record date, SAIC Venture Capital owned 16,300,000 shares of Network Solutions common stock, which represented approximately 23% of the outstanding Network Solutions common stock. SAIC Venture Capital also agreed not to sell or transfer the Network Solutions common stock it owns until the termination of the voting agreement. The voting agreement will terminate upon the earlier of the termination of the merger agreement or the completion of the merger.

Registration Rights Agreement

  VeriSign entered into a registration rights agreement with SAIC Venture Capital. This agreement will require VeriSign on up to three occasions when requested by SAIC Venture Capital, to file a registration statement with the Securities and Exchange Commission registering for public resale at least 2,000,000 shares of VeriSign common stock it receives in the merger. VeriSign will only be required to effect one registration in any six month period. In addition, SAIC Venture Capital will be entitled to "piggyback" registration rights so as to be able to include the shares of VeriSign common stock it receives in the merger in a registration statement filed by VeriSign. This agreement will terminate after May 6, 2005 or earlier if VeriSign provides a written opinion that the shares may be resold in a three-month period under Rule 144 or 145 under the Securities Act without restrictions on manner of sale, notice or current public information.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  The following unaudited pro forma combined condensed financial information has been prepared to give effect to the merger, to be accounted for using the purchase method of accounting. This financial information reflects certain assumptions deemed probable by management regarding the merger (e.g., that share information used in the unaudited pro forma information approximates actual share information at the effective date). The total estimated purchase cost of the mergers has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess cost over the net assets acquired allocated to goodwill. The adjustments to the unaudited pro forma combined condensed financial information are subject to change pending a final analysis of the total purchase cost and the fair value of the assets and liabilities assumed. The impact of these changes could be material.

  The unaudited pro forma combined condensed balance sheet as of December 31, 1999 gives effect to the merger as if it had occurred on December 31, 1999, and combines the historical consolidated balance sheet of VeriSign and the historical consolidated balance sheets of Network Solutions and Signio as of that date and THAWTE as of November 30, 1999.

  The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 combines the historical consolidated statement of operations of VeriSign for the year ended December 31, 1999 with the historical consolidated statements of operations of Network Solutions and Signio for the year ended December 31, 1999, and of THAWTE for the year ended November 30, 1999 and excludes in-process research and development as it is a non-recurring charge.

  The unaudited pro forma combined condensed financial information is based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during this period. This unaudited pro forma combined financial information is based upon the respective historical consolidated financial statements of VeriSign, THAWTE, Signio and Network Solutions and notes thereto, incorporated in this proxy statement/prospectus by reference and should be read in conjunction with those statements and the related notes.

                        VERISIGN, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                (In thousands)

                                                                                                         Signio
                                           Historical                          THAWTE Adjustments     Adjustments
                   ----------------------------------------------------------- ------------------- -------------------
                     VeriSign       THAWTE        Signio     Network Solutions
                       As of         As of         As of           As of
                   Dec. 31, 1999 Nov. 30, 1999 Dec. 31, 1999   Dec. 31, 1999    Amount   Reference  Amount   Reference
                   ------------- ------------- ------------- ----------------- --------  --------- --------  ---------
     ASSETS
Current assets:
 Cash and cash
 equivalents.....    $ 70,382       $1,694        $   766        $196,589      $    (60)      (a)  $    --
 Short-term
 investments.....      86,098          --           2,232         116,342           --                  --
 Receivables,
 net.............      22,727          266            230          31,916           --                  --
 Prepaid expenses
 and other
 current assets..       3,635           16            363           8,809           --                  --
 Income taxes
 receivable......         --           --             --           16,193           --                  --
 Deferred income
 taxes...........         --           --             --          100,997           --                  --
                     --------       ------        -------        --------      --------            --------
 Total current
 assets..........     182,842        1,976          3,591         470,846           (60)                --
Property, plant
and equipment,
net..............      10,194          988          1,756          57,406            (5)      (a)       --
Long-term
investments......     144,751          --             --           62,475           --                  --
Other assets.....       3,379          --             672             --            --                  --
Goodwill and
other intangible
assets, net......         --           --             858           6,379       649,053  (a), (b)   882,572  (c), (d)
Deferred income
taxes............         --           639            --           28,197           --                 (639)      (c)
                     --------       ------        -------        --------      --------            --------
                     $341,166       $3,603        $ 6,877        $625,303      $648,988            $881,933
                     ========       ======        =======        ========      ========            ========
 LIABILITIES AND
  STOCKHOLDERS'
     EQUITY
Current
liabilities:
 Accounts
 payable.........    $  4,665       $   91        $   864        $  3,283      $    --             $    --
 Due to Science
 Applications
 International
 Corporation.....         --           --             --           30,177           --                  --
 Accrued
 liabilities.....       6,237          --           1,860          49,674           --                  --
 Income taxes
 payable.........         --           842            --            1,045           --                  --
 Long-term
 obligations--
 current.........         --           --             178             247           --                  --
 Deferred
 revenue, net....      31,777        2,212            185         255,307          (511)      (b)      (135)      (d)
                     --------       ------        -------        --------      --------            --------
 Total current
 liabilities.....      42,679        3,145          3,087         339,733          (511)               (135)
Long-term
liabilities......         --           --             412             639           --                  --
Deferred income
taxes............         --           --             --              --            --                7,740  (c), (e)
Long-term
deferred revenue,
net..............         --           --             --          106,332           --                  --
Minority interest
in subsidiary....         128          --             --              --            --                  --
Stockholders'
equity:
 Preferred
 stock...........         --           --               1             --           --                    (1)      (c)
 Common stock....         103          --              14              68             4       (a)        (8)      (c)
 Additional paid-
 in capital......     258,239          --          27,118         117,289       649,947       (a)   851,418  (c), (e)
 Notes payable to
 (receivable
 from)
 stockholders....         --             6           (836)            --            --                  --
 Unearned
 compensation....        (172)         --          (4,776)            --            --                4,776       (c)
 Retained
 earnings
 (accumulated
 deficit)........     (47,452)         447        (18,143)         29,259          (447)      (a)    18,143       (c)
 Accumulated
 other
 comprehensive
 income..........      87,641            5            --           31,983            (5)      (a)       --
                     --------       ------        -------        --------      --------            --------
 Total
 stockholders'
 equity..........     298,359          458          3,378         178,599       649,499             874,328
                     --------       ------        -------        --------      --------            --------
                     $341,166       $3,603        $ 6,877        $625,303      $648,988            $881,933
                     ========       ======        =======        ========      ========            ========
                     Network Solutions
                        Adjustments
                   ----------------------
                     Amount     Reference  Combined
                   ------------ --------- ------------
     ASSETS
Current assets:
 Cash and cash
 equivalents.....  $       --             $   269,371
 Short-term
 investments.....          --                 204,672
 Receivables,
 net.............          --                  55,139
 Prepaid expenses
 and other
 current assets..          --                  12,823
 Income taxes
 receivable......          --                  16,193
 Deferred income
 taxes...........     (100,997)      (g)          --
                   ------------           ------------
 Total current
 assets..........     (100,997)               558,198
Property, plant
and equipment,
net..............          --                  70,339
Long-term
investments......          --                 207,226
Other assets.....          --                   4,051
Goodwill and
other intangible
assets, net......   20,032,705  (f), (g)   21,571,567
Deferred income
taxes............      (28,197)      (g)          --
                   ------------           ------------
                   $19,903,511            $22,411,381
                   ============           ============
 LIABILITIES AND
  STOCKHOLDERS'
     EQUITY
Current
liabilities:
 Accounts
 payable.........  $       --             $     8,903
 Due to Science
 Applications
 International
 Corporation.....          --                  30,177
 Accrued
 liabilities.....          --                  57,771
 Income taxes
 payable.........          --                   1,887
 Long-term
 obligations--
 current.........          --                     425
 Deferred
 revenue, net....      (38,769)      (g)      250,066
                   ------------           ------------
 Total current
 liabilities.....      (38,769)               349,229
Long-term
liabilities......          --                   1,051
Deferred income
taxes............      239,980  (f), (g)      247,720
Long-term
deferred revenue,
net..............      (22,870)      (g)       83,462
Minority interest
in subsidiary....          --                     128
Stockholders'
equity:
 Preferred
 stock...........         --                      --
 Common stock....            4       (f)          185
 Additional paid-
 in capital......   19,843,077  (f), (g)   21,747,088
 Notes payable to
 (receivable
 from)
 stockholders....          --                    (830)
 Unearned
 compensation....          --                    (172)
 Retained
 earnings
 (accumulated
 deficit)........      (85,928)      (f)     (104,121)
 Accumulated
 other
 comprehensive
 income..........      (31,983)      (f)       87,641
                   ------------           ------------
 Total
 stockholders'
 equity..........   19,725,170             21,729,791
                   ------------           ------------
                   $19,903,511            $22,411,381
                   ============           ============

  See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements

                        VERISIGN, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                                           Historical
                   -----------------------------------------------------------
                     VeriSign       THAWTE        Signio     Network Solutions THAWTE Adjustments   Signio Adjustments
                    Year Ended    Year Ended    Year Ended      Year Ended     -------------------- --------------------
                   Dec. 31, 1999 Nov. 30, 1999 Dec. 31, 1999   Dec. 31, 1999    Amount    Reference  Amount    Reference
                   ------------- ------------- ------------- ----------------- ---------  --------- ---------  ---------
Revenues.........     $84,776       $2,461       $    742        $220,811      $     --             $     --
                      -------       ------       --------        --------      ---------            ---------
Costs and
expenses:
 Cost of
 revenues........      31,898          638          2,562          81,606            --                   --
 Sales and
 marketing.......      34,145          209          3,347          54,757            --                   --
 Research and
 development.....      13,303          --           2,798          10,989            --                   --
 General and
 administrative..       8,740          687          6,451          37,760            --                (2,385)    (l)
 Amortization of
 goodwill and
 other intangible
 assets..........         --           --             --              --         218,239     (h)      294,191     (j)
                      -------       ------       --------        --------      ---------            ---------
 Total costs and
 expenses........      88,086        1,534         15,158         185,112        218,239              291,806
                      -------       ------       --------        --------      ---------            ---------
Operating income
(loss)...........      (3,310)         927        (14,416)         35,699       (218,239)            (291,806)
                     Network Solutions
                        Adjustments
                   ----------------------
                     Amount     Reference  Combined
                   ------------ --------- ------------
Revenues.........  $       --             $   308,790
                   ------------           ------------
Costs and
expenses:
 Cost of
 revenues........          --                 116,704
 Sales and
 marketing.......          --                  92,458
 Research and
 development.....          --                  27,090
 General and
 administrative..         (843)    (m)         50,410
 Amortization of
 goodwill and
 other intangible
 assets..........    5,043,541     (m)      5,555,971
                   ------------           ------------
 Total costs and
 expenses........    5,042,698              5,842,633
                   ------------           ------------
Operating income
(loss)...........   (5,042,698)            (5,533,843)

Non-operating income (expense):
 Interest
 income..........       7,365           70            --            9,928            --                   --
 Other (income)
 expense, net....        (936)           3            (77)            (52)           --                   --
                      -------       ------       --------        --------      ---------            ---------
Income (loss)
before income
taxes............       3,119        1,000        (14,493)         45,575       (218,239)            (291,806)
Provision
(benefit) for
income taxes.....         --           591            --           18,689            --                   --
                      -------       ------       --------        --------      ---------            ---------
Net income (loss)
before minority
interest.........       3,119          409        (14,493)         26,886       (218,239)            (291,806)
Minority interest
in net loss of
subsidiary.......        (836)         --             --              --             --                   --
                      -------       ------       --------        --------      ---------            ---------
Net income
(loss)...........     $ 3,955       $  409       $(14,493)       $ 26,886      $(218,239)           $(291,806)
                      =======       ======       ========        ========      =========            =========
Net income (loss)
per share:
 Basic...........     $   .04
                      =======
 Diluted.........     $   .03
                      =======
Weighted-average
shares used in
per share
computation:
 Basic...........     100,531                                                      4,360     (i)        5,592     (k)
                      =======                                                  =========            =========
 Diluted.........     114,610                                                      4,360     (i)        5,592     (k)
                      =======                                                  =========            =========
Non-operating income (expense):
 Interest
 income..........          --                  17,363
 Other (income)
 expense, net....          --                  (1,062)
                   ------------           ------------
Income (loss)
before income
taxes............   (5,042,698)            (5,517,542)
Provision
(benefit) for
income taxes.....     (251,280)    (n)       (232,000)
                   ------------           ------------
Net income (loss)
before minority
interest.........   (4,791,418)            (5,285,542)
Minority interest
in net loss of
subsidiary.......          --                    (836)
                   ------------           ------------
Net income
(loss)...........  $(4,791,418)           $(5,284,706)
                   ============           ============
Net income (loss)
per share:
 Basic...........                         $    (28.07)
                                          ============
 Diluted.........                         $    (28.07)
                                          ============
Weighted-average
shares used in
per share
computation:
 Basic...........       77,759     (o)        188,242
                   ============           ============
 Diluted.........       63,680     (o)        188,242
                   ============           ============

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                        VERISIGN, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

Note 1. Unaudited Pro Forma Combined Condensed Balance Sheet

  The pro forma combined condensed balance sheet gives effect to the mergers as if they had occurred on December 31, 1999 with respect to the balance sheets of VeriSign, Network Solutions and Signio, or on November 30, 1999, with respect to the balance sheet of THAWTE.

 THAWTE

  On February 1, 2000, VeriSign acquired all the outstanding capital stock of THAWTE in exchange for 4,360,424 shares of VeriSign common stock and $60,000 of cash. The following adjustments have been reflected in the unaudited pro forma combined condensed balance sheet:

    (a) To record common stock issued to the shareholder of THAWTE and the application of purchase accounting, excluding the effect on deferred revenue. Transaction costs were not significant to the total purchase price and were therefore not included below.

    Under purchase accounting, the total purchase price will be allocated to THAWTE's tangible assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the consummation of the merger. The amounts and components of the estimated purchase price along with the preliminary allocation of the estimated purchase price to net assets purchased are presented below.

                                 Purchase Price

                                                                 (In thousands)
     Cash.......................................................    $     60
     Common stock...............................................           4
     Additional paid-in capital.................................     649,947
                                                                    --------
     Total purchase price.......................................    $650,011
                                                                    ========

                              Net Assets Acquired

     Book value of net tangible assets of THAWTE................    $    447
                                                                    --------
     Intangible assets:
       Workforce in place.......................................         342
       Non-compete agreement....................................         939
       Technology in place......................................       2,963
       THAWTE's trade name......................................         913
       Customer relationships...................................       2,807
       Internet Service Provider ("ISP") hosting partnerships...      11,330
                                                                    --------
                                                                      19,294
     Goodwill...................................................     630,270
                                                                    --------
     Net assets acquired........................................    $650,011
                                                                    ========

    The actual allocation of the purchase price will depend upon the composition of THAWTE's net assets on the closing date and VeriSign's evaluation of the fair value of the net assets as of that date.
  Consequently, the actual allocation of the purchase price could differ from that presented above.

                        VERISIGN, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(Continued)


    (b) To record a reduction in deferred revenue related to the estimated calculation of VeriSign's obligation to perform life cycle services around digital certificates equal to the expected costs to provide the services, plus a normal profit margin.

 Signio

  On February 29, 2000, VeriSign acquired all the outstanding capital stock of Signio in exchange for 5,591,819 shares of VeriSign common stock. In addition, VeriSign assumed options to purchase an equivalent total of approximately 234,227 shares of VeriSign common stock in exchange for all issued and outstanding Signio options. The following adjustments have been reflected in the unaudited pro forma combined condensed balance sheet:

    (c) To record common stock and options issued to the shareholders of Signio, and the application of purchase accounting, excluding the effect on deferred revenue. Transaction costs were not significant to the total purchase price and were therefore not included below.

    Under purchase accounting, the total purchase price will be allocated to Signio's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the consummation of the merger. The amounts and components of the estimated purchase price along with the preliminary allocation of the estimated purchase price to net assets purchased are presented below.

                                 Purchase Price

                                                                (In thousands)
   Common stock................................................    $      6
   Fair value of Signio options assumed........................      31,798
   Additional paid-in capital..................................     839,002
                                                                   --------
                                                                   $870,806
                                                                   ========

                              Net Assets Acquired

   Book value of net assets of Signio..........................    $  4,214
                                                                   --------
   Intangible assets:
     Workforce in place........................................         961
     Signio's trade name.......................................       4,501
     Customer relationships....................................      29,061
     Technology in place.......................................       5,764
                                                                   --------
                                                                     40,287
     Goodwill..................................................     842,420
     Deferred tax liability attributable to identifiable
      intangible assets........................................     (16,115)
                                                                   --------
     Net assets acquired.......................................    $870,806
                                                                   ========

    The actual allocation of the purchase price will depend upon the composition of Signio's net assets on the closing date and VeriSign's evaluation of the fair value of the net assets as of that date.
  Consequently, the actual allocation of the purchase price could differ from that presented above.

                        VERISIGN, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(Continued)


    (d) To record a reduction in deferred revenue related to the estimated calculation of VeriSign's obligation to perform life cycle services around payment services equal to the expected costs to provide the services, plus a normal profit margin.

    (e) To reduce VeriSign's valuation allowance of $7.7 million on deferred tax assets as it more likely than not, as a result of the merger with Signio, that these deferred tax assets will be utilized by the combined entities.

 Network Solutions

  On March 7, 2000 VeriSign announced it would acquire all the outstanding capital stock of Network Solutions in exchange for approximately 77,816,019 shares of VeriSign common stock. In addition, VeriSign will assume options to purchase an equivalent total of approximately 8,763,609 shares of VeriSign common stock in exchange for all issued and outstanding Network Solutions options. The following adjustments have been reflected in the unaudited pro forma combined condensed balance sheet:

    (f) To record common stock and options issued to the shareholders of Network Solutions, and the application of purchase accounting, excluding the effect on deferred revenue, but including the write-off of in-process research and development (IPRD).

    Under purchase accounting, the total purchase price will be allocated to Network Solutions' assets and liabilities based on their fair values. Allocations are subject to valuations as of the date of the consummation of the merger. The amounts and components of the estimated purchase price along with the preliminary allocation of the estimated purchase price to net assets purchased are presented below.

    The total purchase price of approximately $20.0 billion consists of approximately 77.8 million shares of VeriSign's common stock with an estimated fair value of $18.4 billion, 8.1 million vested and unvested stock options with an estimated fair value of $1.5 billion, and estimated direct transaction costs of approximately $84.0 million. The fair value of VeriSign's common stock was determined as the average market price from February 28, 2000 to March 13, 2000, which includes five trading days prior and five trading days subsequent to the public announcement of the merger. The fair value of the common stock options was estimated using the Black Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.5%, expected life of 3.4 years, expected dividend rate of 0%, and volatility of 85%. The total purchase price is expected to be allocated to tangible assets and liabilities, intangible assets, including goodwill, and amortized over three to four years, and in-process research and development. In addition, it is expected that following the merger, the combined company will incur additional restructuring costs, which cannot currently be estimated, associated with the integration of the operations of the two companies.

                                 Purchase Price

                                                                  (In thousands)
     Common stock................................................  $        72
     Additional paid-in capital..................................   18,397,105
     Fair value of Network Solutions' options assumed............    1,479,266
     Transaction costs...........................................       83,995
                                                                   -----------
     Total purchase price........................................  $19,960,438
                                                                   ===========

                        VERISIGN, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(Continued)


                              Net Assets Acquired

     Book value of net assets of Network Solutions............... $   178,599
                                                                  -----------
     Intangible assets:
      Workforce in place.........................................      12,630
      Contracts with ICANN and customer list.....................     747,113
      Technology in place........................................      28,848
      Network Solutions' tradename...............................      72,703
                                                                  -----------
                                                                      861,294
                                                                  -----------
     In-process research and development.........................      56,669
     Goodwill....................................................  19,208,394
     Deferred tax liability attributable to identifiable
      intangible assets..........................................    (344,518)
                                                                  -----------
     Net assets acquired......................................... $19,960,438
                                                                  ===========

    The actual allocation of the purchase price will depend upon the composition of Network Solutions' net assets on the closing date and VeriSign's evaluation of the fair value of the net assets as of the date indicated. Consequently, the actual allocation of the purchase price could differ from that presented above.

    The value of the acquired in-process research and development (IPRD) was estimated utilizing a profit split methodology in which a portion of the Registry's earnings before interest and taxes (EBIT) was allocated to developed technology and IPRD. This methodology was utilized due to the inherent difficulty of differentiating between revenues generated directly by developed technology and IPRD in VeriSign's business model.

    In developing the level of profit to assign to the developed technology and IPRD, the profitability was analyzed of a set of guideline companies in the networking and telecommunications equipment and systems industry. This set of guideline companies was selected for the similarity of their technology and research and development efforts to that of VeriSign. For each guideline company, contributory asset charges for assets such as capital assets, working capital, assembled workforce, customer lists, and tradenames was deducted. After deducting these contributory asset charges, the remaining profit was determined to be attributable to the technology and research and development in process.

    In applying this profit split methodology to the Registry business, the same level of profit on a percentage basis from the cash flow projected to be generated by the Registry business over the life of the technology was deducted. The deducted cash flow was then allocated between developed technology and acquired IPRD. The acquired IPRD cash flow was then reduced by a percentage of completion factor. The resulting cash flows were discounted to a present value and summed to arrive at the IPRD value of $56.7 million.

    (g) To record a reduction in deferred revenue and related deferred tax effect of $24.7 million arising from the estimated calculation of VeriSign's obligation to perform life cycle services around registry and registrar services equal to the expected costs to provide the services, plus a normal profit margin.

Note 2. Unaudited Pro Forma Combined Condensed Statement of Operations

  The unaudited pro forma combined condensed statement of operations gives effect to the mergers as if they had occurred at the beginning of the period presented.

                        VERISIGN, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(Continued)


 THAWTE

  The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

    (h) Adjustment to record the amortization of goodwill and intangible assets resulting from the allocation of the purchase price. The pro forma adjustment assumes goodwill and other intangible assets will be amortized on a straight-line basis over the following estimated lives:

     Intangible assets:
       Workforce in place............................................. 3.0 years
       Non-compete agreement.......................................... 3.0 years
       Technology in place............................................ 3.0 years
       THAWTE trade name.............................................. 3.0 years
     Current products and relationships:
       Customer relationships......................................... 3.0 years
       Internet Service Provider ("ISP") hosting partnerships......... 2.0 years
     Goodwill......................................................... 3.0 years

    The ultimate lives assigned will be determined at the date of acquisition based on the facts and circumstances existing at that date.

    (i) To reflect the estimated shares to be issued as consideration for the merger.

 Signio

  The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

    (j) Adjustment to remove the amortization of historical goodwill and other intangible assets previously recorded by Signio and to record the amortization of goodwill and intangible assets resulting from the allocation of the purchase price. The pro forma adjustment assumes goodwill and other intangible assets will be amortized on a straight-line basis over the following estimated lives:

     Intangible assets:
       Workforce in place............................................. 3.0 years
       Signio trade name.............................................. 3.0 years
     Current products and relationships:
       Customer relationships......................................... 3.0 years
       Technology in place............................................ 3.0 years
     Goodwill......................................................... 3.0 years

    The ultimate lives assigned will be determined at the date of acquisition based on the facts and circumstances existing at that date.

    (k) To reflect the estimated shares and options to be issued as consideration for the merger.

                        VERISIGN, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(Continued)


    (l) To eliminate the stock based compensation recorded by Signio since pro forma amortization of intangibles already considers this amount. Since the stock-based compensation generated by stock options issued by Signio and recorded in its historical financial statements represent outstanding equity interests at the time of its acquisition date, and the intrinsic value of those stock option issuances is considered in the purchase accounting acquisition price for this transaction, amounts representing the amortization of the excess purchase price attributable to this transaction already retroactively include a charge for such stock option issuances.

 Network Solutions

  The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

    (m) Adjustment to remove the amortization of historical goodwill and other intangible assets previously recorded by Network Solutions in general and administrative expenses and to record the amortization of goodwill and intangible assets resulting from the allocation of the purchase price. The pro forma adjustment assumes goodwill and other intangible assets will be amortized on a straight-line basis over the following estimated lives:

     Intangible assets:
       Workforce in place............................................. 4.0 years
       DOC/ICANN Agreements and customer list......................... 3.4 years
       Technology in place............................................ 3.0 years
       Network Solutions tradename.................................... 4.0 years
       Goodwill....................................................... 4.0 years

    The ultimate lives assigned will be determined at the date of acquisition based on the facts and circumstances existing at that date.

    (n) To reduce income tax expense for the effect of the pro forma adjustments.

    (o) To reflect the estimated shares and options to be issued as consideration for the merger, and to reduce the number of shares used to calculate the dilutive net loss per share as their effects were antidilutive.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

  VeriSign common stock has been traded on the Nasdaq National Market under the symbol VRSN since January 29, 1998, the date of VeriSign's initial public offering. Network Solutions common stock has been traded on the Nasdaq National Market under the symbol NSOL since September 26, 1997, the date of Network Solutions' initial public offering.

  The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of VeriSign common stock and Network common stock as reported on the Nasdaq National Market. The prices in the table have been adjusted to reflect VeriSign's two-for-one stock splits that were effected on May 29, 1999 and December 6, 1999. The prices in the table also reflect Network Solutions' two-for-one stock splits which were effected on March 23, 1999 and March 10, 2000.

                                                 VeriSign     Network Solutions
                                               common stock     common stock
                                              --------------- -----------------
                                               High     Low     High     Low
                                              ------- ------- -----------------
Fiscal Year Ended December 31, 1998:
  First Quarter (VeriSign beginning January
   30, 1998)................................. $ 11.72 $  5.13 $   9.28  $ 3.23
  Second Quarter.............................   12.25    6.50    13.75    8.13
  Third Quarter..............................   11.22    5.47    11.58    6.44
  Fourth Quarter.............................   19.38    4.85    41.18    7.09
Fiscal Year Ended December 31, 1999:
  First Quarter.............................. $ 38.50 $ 15.00 $  72.00  $35.00
  Second Quarter.............................   44.13   24.63    57.75   25.88
  Third Quarter..............................   58.00   29.47    47.52   27.06
  Fourth Quarter.............................  190.94   51.16   136.13   42.56
Fiscal Year Ending December 31, 2000:
  First Quarter.............................. $258.50 $141.00 $ 255.63  $96.125

  The following table sets forth the closing prices per share of VeriSign common stock and Network Solutions common stock as reported on the Nasdaq National Market on (1) March 6, 2000, the business day preceding public announcement that VeriSign and Network Solutions had entered into the merger
agreement and (2)      , 2000, the last full trading day for which closing
prices were available at the time of the printing of this prospectus/proxy statement.

  This table also sets forth the equivalent price per share of Network Solutions common stock on those dates. The equivalent price per share is equal to the closing price of a share of VeriSign common stock on that date multiplied by 1.075, the number of shares of VeriSign common stock to be issued in exchange for each share of Network Solutions common stock.

                                                   Network
                                                  Solutions VeriSign Equivalent
                                                   common    common      per
                                                    stock    stock   share price
                                                  --------- -------- -----------
March 6, 2000....................................  $180.31  $247.44    $266.00
   , 2000........................................  $        $          $

  VeriSign and Network Solutions believe that Network Solutions common stock presently trades on the basis of the value of the VeriSign common stock expected to be issued in exchange for the Network Solutions common stock in the merger, discounted primarily for the uncertainties associated with the merger. Apart from the publicly disclosed information concerning VeriSign that is included and incorporated by reference in this prospectus/proxy statement, VeriSign cannot state with certainty what factors account for changes in the market price of the VeriSign common stock.

  Network Solutions stockholders are advised to obtain current market quotations for VeriSign common stock and Network Solutions common stock. No assurance can be given as to the market prices of VeriSign common stock or Network Solutions common stock at any time before the consummation of the merger or as to the market price of VeriSign common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate Network Solutions stockholders for decreases in the market price of VeriSign common stock that could occur before the merger becomes effective. In the event the market price of VeriSign common stock decreases or increases prior to the consummation of the merger, the value of the VeriSign common stock to be received in the merger in exchange for Network Solutions common stock would correspondingly decrease or increase.

  VeriSign has never paid cash dividends on its shares of capital stock. Network Solutions paid a $10.0 million dividend to SAIC in 1997. Under the merger agreement, each of VeriSign and Network Solutions has agreed not to pay cash dividends pending the consummation of the merger, without written consent of the other. If the merger is not consummated, the Network Solutions board presently intends that it would continue its policy of retaining all earnings to finance the expansion of its business. The VeriSign board presently intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                           VERISIGN COMMON STOCK AND
                         NETWORK SOLUTIONS COMMON STOCK

  This section of the prospectus/proxy statement describes certain differences between VeriSign common stock and Network Solutions common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you, including the certificates of incorporation and bylaws of each company. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between VeriSign common stock and Network Solutions common stock. You may obtain the information incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where you can find more information."

  After the merger, the holders of Network Solutions common stock will become stockholders of VeriSign. Because VeriSign and Network Solutions are both Delaware corporations, the Delaware General Corporation Law, or the DGCL, will continue to govern the rights of the stockholders. The Network Solutions certificate of incorporation and the Network Solutions bylaws currently govern the rights of the stockholders of Network Solutions. As stockholders of VeriSign after the merger, the VeriSign certificate of incorporation, and the VeriSign bylaws, will instead govern their rights following the merger. The following paragraphs summarize certain differences between the rights of VeriSign stockholders and Network Solutions stockholders under the certificates of incorporation and bylaws of VeriSign and Network Solutions, as applicable. This summary includes the changes to VeriSign's certificate of incorporation and bylaws that VeriSign stockholders are being asked to approve at the meeting.

Voting

  Each stockholder of Network Solutions and VeriSign has the right to one vote for each share of common stock held by the stockholder.

Special meeting of stockholders

  The VeriSign bylaws provide that only a majority of the members of the board of directors, chairman of the board or president may call special meetings of the stockholders.

  The Network Solutions bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the chief executive officer, the president or a majority of the members of the board of directors.

Action by written consent in lieu of a stockholder's meeting

  VeriSign stockholders do not have the ability to take action by written consent.

  Network Solutions stockholders have the ability to take action by written consent of the holders of outstanding shares of Network Solutions so long as the action is signed by the holders having the minimum number of shares to approve the action if the action were taken at a meeting at which all outstanding shares of common stock were present and voting.

Voting by written ballot

  Both the VeriSign and Network Solutions certificates of incorporation contain provisions not requiring written ballots for the election of directors.

Record date for determining stockholders

  The VeriSign bylaws provide that the board of directors may fix a record date that shall not be more than 60 nor less than 10 days before the date of the stockholder meeting nor more than 60 days prior to any other action.

  The VeriSign bylaws provide that if the board of directors does not fix a record date in the manner described above, then:

    (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

    (2) the record date for determining stockholders for any other purpose shall be at the close of business on the same day on which the board of directors adopts the related resolution.

  The Network Solutions bylaws provide that the board of directors may fix a record date that shall not be more than 60 nor less than 10 days before the date of the stockholder meeting nor more than 60 days prior to any other action.

Notice of board nomination and other stockholder business--annual meetings

  The VeriSign bylaws require that nominations of persons for election to the board of directors and the proposal of business to be considered at an annual meeting of stockholders must be generally made by the board of directors. If made by a stockholder, the proposal or nomination must be made by advance written notice given to VeriSign between 60 and 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders. However, if the date of the annual meeting at which the nomination or business is proposed by a stockholder is more than 30 days before or more than 60 days after that anniversary, then the notice may be given by the stockholder no earlier than the 90th day prior to the meeting and not later than the later of 60 days prior to the meeting or the 10th day following the first public announcement of the meeting. These notice provisions are subject to certain exceptions with respect to electing directors to fill board seats resulting from increases in the size of the board of directors not publicly announced at least 70 days prior to the annual meting. In addition, certain other information regarding the business proposed for discussion must be included in the stockholder notice to VeriSign.

  The Network Solutions bylaws require that nominations for election to the board of directors at an annual meeting may be made on behalf of the board or by any stockholder of the corporation entitled to vote for the election of directors at that meeting. Nominations submitted by a stockholder shall be made by notice in writing and mailed or delivered to Secretary of Network Solutions not less than 120 days prior to any meeting of stockholders called for the election of directors. However, if less than 100 days' notice of the meeting is given to stockholders, nominations shall have been mailed or delivered to the Secretary of Network Solutions not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

  This notice shall set forth as to each proposed nominee who is not an incumbent director:

  . the name, age, business address and, if known, residence address of each nominee proposed in this notice;

  .  the principal occupation or employment of each nominee;

  . the number of shares of stock of Network Solutions that are beneficially owned by each nominee and by the nominating stockholder; and

  . any other information concerning the nominee that must be disclosed of nominees in proxy solicitations regulated by regulation 14A of the Securities Exchange Act of 1934.

  The Network Solutions bylaws require that stockholder business brought before a meeting must be specified in the notice of meeting given by or at the direction of the board, otherwise properly brought before the meeting by or at the direction of the board or otherwise properly brought before the meeting by a stockholder. Stockholder business brought before an annual meeting by a stockholder must be provided in writing to the Secretary of Network Solutions not less than 50 days nor more than 75 days prior to the meeting. However, in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which this notice of the date of the annual meting was mailed or that public disclosure was made.

  This notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting:

  . a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

  .  the name and record address of the stockholder proposing the business;

  . the class and number of shares of Network Solutions that are beneficially owned by the stockholder; and

  .  any material interest of the stockholder in the business.

Notice of board nomination and other stockholder business--special meetings

  The VeriSign bylaws provide that, at special meetings of stockholders, the only business that can be conducted will be the items of business set forth in the notice of the special meeting. The bylaws also provide that nominations of candidates for directors at a special meeting at which directors are to be elected shall be made (1) by the board of directors or (2) if the board of directors has determined that directors will be elected at the meeting, by a stockholder meeting certain qualifications who gives VeriSign advance written notice of the nominations no earlier than 90 days prior to that special meeting and no later than the later of (A) 60 days before the special meeting, or (B) the 10th day after the first public announcement of the meeting and the nominees proposed by the board of directors to be elected at the meeting.

  The Network Solutions bylaws do not distinguish between annual and special meetings for purposes of the requirements for business to be brought before the meeting.

Number of directors

  The VeriSign bylaws provide that the board of directors shall consist of not fewer than five and not more than seven directors. Under the proposed amendment to the VeriSign bylaws, the number of directors on the VeriSign board would be determined by the vote of a majority of the VeriSign board of directors only.

  The Network Solutions bylaws provide that the board of directors shall consist of one or more members, with changes in the number of directors permitted exclusively by a resolution of the board of directors.

Election of directors

  The holders of VeriSign common stock and Network Solutions common stock elect all members of the respective company's board of directors.

  The VeriSign certificate of incorporation and bylaws provide for a staggered board of directors divided into three classes with the term of office of the first class, Class I, to expire at the annual meeting of the stockholders held in 2001; the term of office of the second class, Class II, to expire at the annual meeting of stockholders held in 2000; the term of office of the third class, Class III, to expire at the annual meeting of stockholders held in 2002; and after for each term to expire at each third succeeding annual meeting of stockholders after the corresponding election.

  The Network Solutions certificate of incorporation contains no similar provisions.

Removal of directors

  The Network Solutions bylaws and the VeriSign bylaws each provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors of the respective company.

Board of directors vacancies

  The VeriSign bylaws provide that vacancies may be filled by the stockholders, by a majority of the directors then in office or by a sole remaining director. The Network Solutions bylaws provide that vacancies may be filled by a majority of the directors then in office or by a sole remaining director.

Notice of special meetings of the board of directors

  The VeriSign bylaws provide that the chairman of the board, the president or one-third of the directors then in office may call a special meeting of the board of directors. The bylaws require that written notice of the time and place of these meetings be given at least four days before the meeting if the notice is mailed, or at least 48 hours before the meeting if notice is given by hand, telegram, telecopy or telex, unless this notice requirement is waived in writing by each member of the board of directors.

  The Network Solutions bylaws provide that the chairman of the board, chief executive officer, the president or a majority of the board may call a special meeting of the board of directors. The bylaws require that notice of the time, date and place of the meeting be given at least two days before the meeting if the notice is mailed, or at least four hours before the meeting if notice is given by hand delivery, telegram, cable, facsimile, commercial delivery service, telex or similar communication method.

Board action--generally

  The VeriSign bylaws provide that, except as required by the DGCL, the vote of a majority of the directors present at a meeting at which a quorum is present or a written consent to action executed by all members of the board of directors shall be the act of the board of directors of VeriSign.

  The Network Solutions bylaws provide that, except as required by the DGCL, the vote of majority of the directors present at a meeting at which a quorum is present or a written consent to action executed by all members of the board of directors shall be the act of the board of directors of Network Solutions.

Action by committees

  Both the VeriSign bylaws and the Network Solutions bylaws authorize their respective boards of directors to establish committees by resolution setting forth the powers and duties of these committees.

Preferred stock

  Both the VeriSign and Network Solutions certificates of incorporation authorize the respective board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, powers and rights of the shares to be included in each series. The VeriSign certificate of incorporation reserves for issuance 5,000,000 shares of preferred stock and the Network Solutions certificate of incorporation reserves for issuance 10,000,000 shares of preferred stock.

Indemnification

  The VeriSign certificate of incorporation and bylaws and the Network Solutions certificate of incorporation provide that its respective directors and officers shall be indemnified to the full extent authorized by Delaware law against all expenses, liabilities and losses reasonably incurred by that person in connection with any action, proceeding or suit brought against that person by reason of the fact that he or she is or was a director or officer of VeriSign or Network Solutions, as the case may be, or is or was serving at the request of VeriSign or Network Solutions, as the case may be, as a director or officer of another corporation, partnership, joint venture, trust or similar entity. The VeriSign bylaws and Network Solutions bylaws require the respective corporations to pay all expenses incurred by a director or officer in defending any proceeding within the scope of the indemnification provisions as these expenses are incurred in advance of its final disposition.

Limitation on liability

  Both the VeriSign certificate of incorporation and Network Solutions certificate of incorporation provide that a director of the respective corporation shall not be personally liable to the respective corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.

  If one of Network Solutions' directors, officers or employees who is also a director, officer or employee of SAIC knows of a potential transaction or matter that may be a corporate opportunity both for Network Solutions and SAIC, the director, officer or employee is entitled to offer the corporate opportunity to Network Solutions or SAIC as the director, officer or employee deems appropriate under the circumstances in his or her sole discretion, and no director, officer or employee will be presumed liable to Network Solutions or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in our best interests or the derivation of any improper personal benefit by reason of the fact that:

  . the director, officer or employee offered the corporate opportunity to SAIC (rather than to Network Solutions) or did not communicate information regarding the corporate opportunity to Network Solutions, or

  . SAIC pursues or acquires that corporate opportunity for itself or directs the corporate opportunity to another person or does not communicate the corporate opportunity to Network Solutions.

  The enforceability of the provisions discussed above under Delaware corporate law has not been established and, due to the absence of relevant judicial authority, Network Solutions' counsel is not able to deliver an opinion as to the enforceability of these provisions. These provisions of the Network Solutions certificate of incorporation eliminate certain rights that might have been available to Network Solutions stockholders under Delaware law, although the enforceability of these provisions has not been established.

  These provisions of the Network Solutions certificate of incorporation expire on the date that SAIC ceases to own at least 20% of Network Solutions' outstanding shares of common stock and no person who is a director or officer of Network Solutions is also a director or officer of SAIC or its subsidiaries.

Interested directors

  The VeriSign bylaws require that in order for a transaction between VeriSign and an interested director or officer not to be void or voidable solely for this reason, there must be full disclosure of material facts as to the interested director's relationship or interest to the transaction as well as each of the following:

  . approval by a majority of disinterested directors, even though the disinterested directors may be less than a quorum;

  . approval by a good faith vote of the stockholders entitled to vote thereon; and

  . the transaction must be fair to VeriSign as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

  The Network Solutions certificate of incorporation provides that SAIC has no duty to refrain from engaging in the same or similar activities or lines of business as Network Solutions and that neither SAIC nor any of its directors, officers or employees will be liable to Network Solutions or its stockholders for breach of any fiduciary duty due to any of these activities. If SAIC learns of a potential matter that may be a corporate opportunity for both SAIC and Network Solutions, SAIC has no duty to communicate or offer this opportunity to Network Solutions. In addition, SAIC will not be liable to Network Solutions or its stockholders for breach of any fiduciary duty if SAIC pursues or acquires the corporate opportunity or does not communicate it to Network Solutions.

  The enforceability of the provisions discussed above under Delaware corporate law has not been established and, due to the absence of relevant judicial authority, Network Solutions' counsel is not able to deliver an opinion as to the enforceability of these provisions. These provisions of the Network Solutions certificate of incorporation eliminate certain rights that might have been available to Network Solutions stockholders under Delaware law, although the enforceability of these provisions has not been established.

  These provisions of Network Solutions' certificate of incorporation expire on the date that SAIC ceases to own at least 20% of Network Solutions' outstanding shares of common stock and no person who is a director or officer of Network Solutions is also a director or officer of SAIC or its subsidiaries.

Dividends

  VeriSign and Network Solutions stockholders are entitled to receive dividends, subject to preferences of any outstanding preferred stock, out of assets legally available for dividend distribution at times and in amounts as the respective boards of directors may from time to time determine.

Liquidation

  In the event of a liquidation, dissolution or winding up of either VeriSign or Network Solutions, after payment of any amounts owed to creditors, subject to preferences of any outstanding preferred stock, the remaining assets of VeriSign or Network Solutions will be divided equally, on a share for share basis, to the holders of the common stock of VeriSign or Network Solutions, respectively.

Amendment of bylaws

  The VeriSign bylaws provide that stockholders holding a majority of VeriSign's outstanding voting stock may adopt, amend or repeal the bylaws. The VeriSign certificate of incorporation and bylaws provide that the board of directors has the power to adopt, amend or repeal the bylaws.

  The Network Solutions bylaws provide that the board of directors may, provided 66 2/3% of the total number of authorized directors so approve or stockholders holding not less than 66 2/3% of the total voting power of the then outstanding capital stock of Network Solutions entitled to vote thereon may, adopt, amend or repeal the bylaws.

Delaware takeover statute

  The Network Solutions certificate of incorporation provides that Network Solutions is not subject to section 203 of the DGCL that, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that that stockholder became an interested stockholder.

  Because the VeriSign certificate of incorporation and bylaws do not contain a provision expressly electing for Network Solutions to not be governed by section 203 of the DGCL, VeriSign is subject to the Delaware takeover statute.

                         SHARE OWNERSHIP BY PRINCIPAL
              STOCKHOLDERS, MANAGEMENT AND DIRECTORS OF VERISIGN

  The following table sets forth certain information with respect to the beneficial ownership of VeriSign's common stock as of March 3, 2000 by:

  . each person who is known by VeriSign to own beneficially more than 5% of VeriSign's common stock;

  .  each director of VeriSign;

  .  each of the named executive officers of VeriSign; and

  .  all directors and executive officers of VeriSign as a group.

  The percentage ownership is based on 114,820,683 shares of common stock outstanding at March 3, 2000. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 3, 2000, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                                   Shares
                                                                Beneficially
                                                                    Owned
                                                              -----------------
   Name of Beneficial Owner                                    Number   Percent
   ------------------------                                   --------- -------
   Putnam Investments Inc.(1)................................ 9,738,266   8.5
   Janus Capital Corporation(2).............................. 9,055,055   7.9
   D. James Bidzos(3)........................................ 5,255,300   4.6
   Stratton D. Sclavos(4)....................................   696,856     *
   Richard A. Yanowitch(5)...................................   421,796     *
   Arnold Schaeffer(6).......................................   240,115     *
   Kevin R. Compton(7).......................................   172,401     *
   David J. Cowan(8).........................................   130,195     *
   Dana L. Evan(9)...........................................   126,650     *
   Quentin P. Gallivan(10)...................................    40,000     *
   Diana S. Keith(11)........................................    33,600     *
   Timothy Tomlinson(12).....................................     9,815     *
   William Chenevich.........................................     3,000     *
   All officers and directors as a group (11 persons)(13).... 7,129,728   6.2

--------
 *  Less than 1% of VeriSign's common stock
 (1) Based on a Schedule 13G filed on February 18, 2000. Represents 8,814,170 shares held by Putnam Investment Management, Inc. and 924,096 shares held by The Putnam Advisory Company, Inc. Putnam Investment Management and The Putnam Advisory Company are wholly owned subsidiaries of Putnam Investments. The address of Putnam Investments is One Post Office Square, Boston, Massachusetts 02109.
 (2) Based on a Schedule 13G filed on February 15, 2000. The address of Janus Capital Corporation is 100 Fillmore Street, Denver, Colorado 80206-4923.
 (3) Represents 5,000,000 shares held by RSA Security, Inc. or by its wholly owned subsidiaries, 1,000 shares held by D. James Bidzos, 191,800 shares held by Kairdos L.L.C., 40,000 shares subject to options held by D. James Bidzos that are exercisable within 60 days of March 3, 2000 and 22,500 shares subject to options held by Kairdos L.L.C. that are exercisable within 60 days of March 3, 2000. Mr. Bidzos, the Chairman of the Board of VeriSign, is the President of RSA Security, Inc. an Executive Vice President and a director of RSA Security, Inc. and the General manager and a member of Kairdos L.L.C. Mr. Bidzos disclaims beneficial ownership of the shares held by Kairdos L.L.C. except for his proportional interest therein, and disclaims beneficial ownership of the shares held by RSA Security, Inc. or its wholly owned subsidiaries.
 (4) Includes 4,400 shares held by Stratton or Jody Sclavos as Custodians under UTMA for Nicholas L. Sclavos, 4,400 shares held by Stratton or Jody Sclavos as Custodians under UTMA for Alexandra C. Sclavos and 17,205 shares held by the Sclavos family foundation, of which Mr. Sclavos is a beneficiary.. Also includes 350,000 shares subject to options held by Stratton D. Sclavos that are exercisable within 60 days of March 3, 2000. Mr. Sclavos is President, Chief Executive Officer and a director of VeriSign.
 (5) Includes 67,500 shares subject to options held by Richard A. Yanowitch that are exercisable within 60 days of March 3, 2000. Mr. Yanowitch is Executive Vice President of Worldwide Marketing of VeriSign. Of the shares shown in the table, as of March 3, 2000, 145,000 are subject to a right of repurchase that lapses as to 72,500 of the shares each quarter.
 (6) Includes 74,227 shares subject to options held by Arnold Schaeffer that are exercisable within 60 days of March 3, 2000. Mr. Schaeffer is Vice President of Engineering of VeriSign. Of the shares shown in the table, as of March 3, 2000, 38,000 are subject to the right of repurchase that lapses as to 35,500 of the shares each quarter.
 (7) Includes 65,875 shares subject to options held by Kevin R. Compton that are exercisable within 60 days of March 3, 2000.
 (8) Includes 29,625 shares subject to options held by Deer III & Co. LLC that are exercisable within 60 days of March 3, 2000 and 18,750 shares subject to options held by David J. Cowan that are exercisable within 60 days of March 3, 2000. Mr. Cowan, a director of VeriSign, is a manager of Deer III & Co. LLC. Mr. Cowan disclaims beneficial ownership of shares held by Deer III & Co. LLC except for his manager interest in that entity.
 (9) Includes 14,000 shares held by Dana L. Evan as Custodian under UTMA for Christopher Thomas Evan, 14,000 shares held by Dana L. Evan as Custodian under UTMA for Ryan Joseph Evan and 68,580 shares subject to options held by Dana L. Evan that are exercisable within 60 days of March 3, 2000. Ms. Evan is Executive Vice President of Finance and Administration and Chief Financial Officer of VeriSign. Of the shares shown in the table, as of March 3, 2000, 62,500 are subject to a right of repurchase that lapses as to 31,248 of the shares each quarter.
(10) Includes 40,000 shares subject to options held by Quentin Gallivan that are exercisable within 60 days of March 3, 2000. Mr. Gallivan is Executive Vice President of Worldwide Sales of VeriSign.
(11) Includes 20,937 shares subject to options held by Diana Keith that are exercisable within 60 days of March 3, 2000. Diana Keith is Vice President of Customer Service of VeriSign.
(12) Includes 4,050 shares subject to options held by Timothy Tomlinson that are exercisable within 60 days of March 3, 2000 and 3,375 shares subject to options held by TZM Investment Fund that are exercisable within 60 days of March 3, 2000. Mr. Tomlinson, the Secretary and a director of VeriSign, is a general partner of TZM Investment Fund. Mr. Tomlinson disclaims beneficiary ownership of shares held by TZM Investments Fund except for his proportional interest in that entity.
(13) Includes the shares described in footnotes (3)--(12).

                  SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS,
                 MANAGEMENT AND DIRECTORS OF NETWORK SOLUTIONS

  The following table sets forth certain information regarding beneficial ownership of Network Solutions' common stock as of March 13, 2000, except as otherwise indicated, by:

  . each person who is known by it to beneficially own more than five percent of its common stock;

  .  each of its directors and nominees for director;

  . each of (A) the chief executive officer, or acting chief executing officer during the year ended December 31, 1999, (B) the other four most highly compensated executive officers of Network Solutions, and (C) an individual for whom disclosure in item (B) would have been provided but for the fact that the individual was not serving as an executive officer at the fiscal year ended December 31, 1999; and

  .  all of its directors and executive officers as a group.

                                                          Shares
                                                       Beneficially
   Name of Beneficial Owner(1)                            Owned     Percent(2)
   ---------------------------                         ------------ ----------
   Principal Stockholders:
   SAIC Venture Capital Corporation(3)................  16,300,000     22.5%
    3573 Howard Hughes Parkway, Suite 200
    Las Vegas, Nevada 89109
   Janus Capital Corporation(4).......................   8,782,900     12.1
    100 Fillmore Street
    Denver, Colorado 80206-4923
   MFS Investment Management(5).......................   5,200,000      7.2
    500 Boylston Street
    Boston, MA 02116
   Directors and Named Executive Officers:
   Alan E. Baratz(6)..................................      61,500        *
   J. Robert Beyster..................................       7,200        *
   Bruce L. Chovnick(7)...............................      77,012        *
   Michael A. Daniels(8)..............................     115,360        *
   Jonathan W. Emery(9)...............................      33,169        *
   Craig I. Fields(10)................................      30,000        *
   J. Dennis Heipt(10)................................      30,000        *
   Robert J. Korzeniewski(11).........................      99,631        *
   William A. Roper, Jr...............................       4,000        *
   James P. Rutt(12)..................................       4,200        *
   Stratton D. Sclavos(13)............................      60,400        *
   Donald N. Telage(14)...............................      62,474        *
   Douglas L. Wolford(15).............................      16,803        *
   All current executive officers and directors as a
    group (17 persons)(16)............................     703,747        *

--------
 *  Less than 1%
 (1) This table is based upon information supplied by officers, directors and principal stockholders, and, in the case of principal stockholders, Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the persons named above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
 (2) Applicable percentage ownership is based on 72,367,694 shares of common stock outstanding as of March 13, 2000. Shares of common stock subject to options or other conversion that are exercisable or convertible within 60 days of March 13, 2000 are deemed to be beneficially owned by the person holding those options or conversion rights for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

 (3) Based on a Schedule 13D filed with the SEC on March 16, 2000 and includes shared voting power and shared dispositive power for 16,300,000 shares. According to the Schedule 13D, these shares are subject to a voting agreement dated March 6, 2000 between VeriSign and SAIC Venture Capital pursuant to which SAIC Venture Capital has granted VeriSign an irrevocable proxy to vote the shares in favor of the proposed merger between us and VeriSign. VeriSign disclaims beneficial ownership of these shares. SAIC Venture Capital is a wholly owned subsidiary of SAIC.
 (4) Based on Schedule 13G filed with the SEC dated March 10, 2000 and includes sole voting power and sole dispositive power for 8,782,900 shares.
 (5) Based on our internal information and belief; such beneficial owner did not file a report on Schedule 13G with the SEC as of the dates hereof.
 (6) Represents 61,500 shares of common stock issuable under options exercisable within 60 days of March 13, 2000.
 (7) Represents 76,200 shares of common stock issuable under options exercisable within 60 days of March 13, 2000, 706 shares purchased under Network Solutions' Employee Stock Purchase Plan (through December 31,
     1999), 72 shares purchased and contributed by Network Solutions under the Network Solutions 401(k) Retirement Plan (through December 31, 1999), 29 shares purchased and contributed pursuant to the profit sharing component of Network Solutions' 401(k) Retirement Plan (through December 31, 1999), and 5 shares contributed pursuant to Network Solutions' match under SAIC's 401(k) Retirement Plan (through July 1999).
 (8) Includes 67,200 shares of common stock issuable under options exercisable within 60 days of March 13, 2000.
 (9) Includes 29,600 shares of common stock issuable under options exercisable within 60 days of March 13, 2000, 3,540 shares purchased under Network Solutions' Employee Stock Purchase Plan (through December 31, 1999), and 29 shares purchased and contributed pursuant to the profit sharing component of Network Solutions' 401(k) Retirement Plan (through December 31, 1999).
(10) Includes 30,000 shares of common stock issuable under options exercisable within 60 days of March 13, 2000.
(11) Includes 47,240 shares of common stock issuable under options exercisable within 60 days of March 13, 2000, 3,322 shares purchased under Network Solutions' Employee Stock Purchase Plan (through December 31, 1999), 22 shares purchased and contributed by Network Solutions under the Network Solutions 401(k) Retirement Plan (through December 31, 1999), 29 shares purchased and contributed pursuant to the profit sharing component of Network Solutions' 401(k) Retirement Plan (through December 31, 1999) and 10 shares contributed pursuant to Network Solutions' match under SAIC's 401(k) Retirement Plan (through July 1999).
(12) Represents 4,200 stock units, representing the right to receive 4,200 shares of Network Solutions' common stock, granted to Mr. Rutt pursuant to his offer letter.
(13) Includes 58,400 shares of common stock issuable pursuant to options exercisable within 60 days of March 13, 2000.
(14) Includes 10,200 shares of common stock issuable pursuant to options exercisable within 60 days of March 13, 2000, 3,736 shares purchased under Network Solutions' Employee Stock Purchase Plans (through December 31, 1999), 29 shares purchased and contributed pursuant to the profit sharing component of Network Solutions' 401(k) Retirement Plan (through December 31, 1999), 9 shares contributed pursuant to Network Solutions' match under SAIC's 401(k) Retirement Plan (through July 1999) and 4 shares purchased and contributed by Network Solutions pursuant to Network Solutions' 401(k) Retirement Plan. Includes 2,000 shares indirectly beneficially owned by Mr. Telage through his spouse.
(15) Represents 16,600 shares of common stock issuable pursuant to options exercisable within 60 days of March 13, 2000, 132 shares purchased under Network Solutions' Employee Stock Purchase Plan (through December 31,
     1999), 32 shares purchased and contributed by Network Solutions under the Network Solutions 401(k) Retirement Plan (through December 31, 1999), 29 shares purchased and contributed pursuant to the profit sharing component of Network Solutions' 401(k) Retirement Plan (through December 31, 1999) and 10 shares contributed pursuant to Network Solutions' match under SAIC's 401K Retirement Plan (through July 1999).
(16) Includes an aggregate of 558,480 shares of common stock issuable pursuant to options exercisable within 60 days of March 13, 2000, 11,720 shares purchased under the Employee Stock Purchase Plan (through December 31,
     1999), 846 shares purchased and contributed by Network Solutions under the Network Solutions 401(k) Retirement Plan (through December 31, 1999), 232 shares purchased and contributed pursuant to the profit sharing component of Network Solutions' 401(k) Retirement Plan (through December 31, 1999) and 47 shares contributed pursuant to Network Solutions' match under SAIC's 401(k) Retirement Plan (through July 1999).

                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                       VOTE OF ONLY VERISIGN STOCKHOLDERS

                                 Proposal No. 1
                        Issuance of Shares in the Merger

               Please refer to the section entitled "The Merger."

                                 Proposal No. 2
             Approval of Amendment to Certificate of Incorporation

  VeriSign's Certificate of Incorporation currently authorizes VeriSign to issue up to 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. This proposal would amend the certificate of incorporation to authorize VeriSign to issue up to 1,000,000,000 shares of common stock and 5,000,000 shares of preferred stock. The larger number of authorized shares of common stock provided for in this proposal will provide VeriSign the certainty and flexibility to undertake various types of transactions, including stock splits, in the form of stock dividends, financings, increases in the shares reserved for issuance under stock incentive plans or other corporate transactions not yet determined.

  In order for the VeriSign board to be able to respond to future circumstances with a reasonable degree of flexibility, VeriSign must have a sufficient number of authorized shares to cover any stock dividends or other transactions. For example, since there are currently 200,000,000 shares authorized and over 100,000,000 issued and outstanding shares of VeriSign's common stock and approximately another 16,800,000 shares reserved for issuance under VeriSign's stock plans, assuming that proposal nos. 5, 6 and 7 are approved. In addition, VeriSign will issue approximately 78 million shares in the merger. Under the proposed amendment to the certificate of incorporation, the additional shares of common stock would be available for issuance without further stockholder action, unless stockholder action is otherwise required by Delaware law or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted. VeriSign has no current plans to issue the remainder of the additional authorized shares other than shares that could be issued in connection with any additional stock options granted as a result of any approved increase in the number of shares reserved for issuance under our 1998 Equity Incentive Plan or our 1998 Employee Stock Purchase Plan.

  Based on the number of shares of common stock outstanding as of March 3, 2000 and on consummation of the merger, the VeriSign would have approximately 192,600,000 shares of common stock being issued and outstanding. This number does not include approximately 25.0 million shares of common stock reserved for issuance upon exercise of options outstanding and equity awards to be granted under VeriSign's equity compensation plans, shares reserved for issuance under VeriSign's 1998 Employee Stock Purchase Plan, shares reserved for issuance under VeriSign's 1998 Directors Stock Option Plan and shares to subject to options (as of March 6, 2000) to be assumed in the merger. Furthermore, during the past 12 months, VeriSign has issued shares of its common stock in connection with two business combinations and has agreed to issue shares in connection with the acquisition of Network Solutions. Although VeriSign currently has no agreements or understandings with respect to any other material acquisitions, the increase in the authorized number of shares of VeriSign common stock will provide VeriSign with additional flexibility with regard to any future acquisitions.

  The additional shares of VeriSign common stock that would become available for issuance if the proposed amendment were adopted could also be used by VeriSign to oppose a hostile takeover attempt or delay or prevent changes of control of VeriSign or changes in or removal of management of VeriSign. For example, without further stockholder approval, the VeriSign board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board. Although this proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations, not by the threat of any attempt to accumulate shares or otherwise gain control of VeriSign, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by VeriSign to deter or prevent changes of control of VeriSign, including transactions that are favored by a majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

  VeriSign's certificate of incorporation and bylaws contain provisions that could have an anti-takeover effect, including the following:

  . VeriSign's stockholders may only take action at a meeting and not by written consent;

  . VeriSign's board must be given advance notice regarding stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors;

  . VeriSign has a classified board of directors, with the board being divided into three classes that serve staggered three-year terms;

  . vacancies on the board may be filled until the next annual meeting of stockholders only by majority vote of the directors then in office; and

  . special meetings of stockholders may only be called by the Chairman of the Board, the President or the board, not by VeriSign's stockholders.

  In addition, the authority granted by VeriSign's certificate of incorporation to the board to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of VeriSign's preferred stock could be used for anti-takeover purposes. The proposal to increase the number of authorized shares of common stock, however, is not part of any plan to adopt a series of amendments having an anti-takeover effect, and VeriSign's management presently does not intend to propose anti-takeover measures in future proxy solicitations.

                The Board Recommends a Vote "FOR" the Amendment
                  to VeriSign's Certificate of Incorporation.

                                 Proposal No. 3
                        Approval of Amendment to Bylaws

  VeriSign's bylaws currently set the number of directors on VeriSign's board at no less than five and no more than seven. VeriSign's bylaws further require any amendment to the bylaws changing the authorized number of directors to be adopted only by the affirmative vote of the stockholders holding a majority of the outstanding common stock of VeriSign.

  This proposal would amend the bylaws to provide a board of directors consisting of no less than six members nor more than nine, or other number as may be fixed from time to time by resolution of the board of directors. Furthermore, for three years following the closing of the merger, any increase in the actual number of directors to a total of more than nine will require the affirmative vote of 80% of the directors then in office. Because three additional directors will have been associated with Network Solutions, SAIC and the consent of two of these three directors will be required for subsequent increases in the number of directors, it will be more difficult to increase the number of directors on the board over nine, which may make it more difficult to effect a change in control. The requirement for any amendment to the bylaws changing the authorized number of directors to be adopted only by the affirmative vote of the stockholders holding a majority of the outstanding stock of VeriSign entitled to vote will be removed.

  The increase in the number of directors is being proposed to comply with section 5.12 of the merger agreement, which states that three additional directors mutually agreed upon by VeriSign's board and Network Solutions board shall be appointed to VeriSign's board. Additionally, removal of the requirement to obtain the affirmative vote of the stockholders holding a majority of the outstanding stock of VeriSign before changing the authorized number of directors will grant the board greater flexibility to change the size of the board in the future it VeriSign deems it necessary to do so. The requirement of the affirmative vote of 80% of the directors in office was negotiated in conjunction with the merger agreement and was designed to prevent the disenfranchisement of former Network Solutions stockholders through the subsequent appointment of additional board members, which would dilute their representation on the VeriSign board.

         The Board Recommends a Vote "FOR" Amending VeriSign's Bylaws.

                                 Proposal No. 4
                             Election of directors

  VeriSign's bylaws currently authorize no fewer than five and no more than seven directors. VeriSign's board of directors, is currently comprised of six directors. The bylaws divide the board into three classes: Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term or until its successors are duly elected and qualified. The existing directors were elected pursuant to the provisions of a Stockholders' Agreement, which has terminated. The Class I directors, Mr. Sclavos and Mr. Tomlinson, will stand for reelection at the 2002 annual meeting. The Class II directors, Mr. Compton and Mr. Cowan, are standing for reelection or election at this meeting and the Class III directors, Mr. Bidzos and Mr. Chenevich, will stand for reelection or election at the 2001 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for a substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Directors/Nominees

  The names of the nominees for election as Class II directors at the VeriSign meeting and of the incumbent Class I and Class III directors, and some information about them, are included below.

Name                                     Age Position
----                                     --- --------
Nominees for election as Class II
 directors for a term expiring in 2003:
Kevin R. Compton(2)....................   41 Director
David J. Cowan(1)......................   33 Director
Incumbent Class I directors with terms
 expiring in 2002:
Stratton D. Sclavos....................   38 President, Chief Executive Officer
                                              and Director
Timothy Tomlinson(2)...................   50 Secretary and Director
Incumbent Class III directors with
 terms expiring in 2001:
D. James Bidzos(1).....................   44 Chairman of the Board
William Chenevich(1)(2)................   56 Director

--------
Notes: (1)Member of the compensation committee
   (2)Member of the audit committee

  Stratton D. Sclavos has served as President and Chief Executive Officer and as a director of VeriSign since he joined VeriSign in July 1995. From October 1993 to June 1995, he was Vice President, Worldwide Marketing and Sales of Taligent, Inc., a software development company that was a joint venture among Apple Computer, Inc., IBM and Hewlett-Packard. Prior to that time, he served in various sales, business development and marketing capacities for GO Corporation, MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos is also a director and a member of the compensation committee of Network Solutions, Inc. and a director of Keynote Systems, Inc., Marimba, Inc. and SalesForce.com, Inc.! Mr. Sclavos holds a B.S. degree in Electrical and Computer Engineering from the University of California at Davis.

  Timothy Tomlinson has been Secretary and a director of VeriSign since its founding in April 1995. He has been a partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm, since 1983. Mr. Tomlinson is also a director of Portola Packaging, Inc. and Oak Technology, Inc. Mr. Tomlinson holds a B.A. degree in Economics, an M.B.A. degree and a J.D. degree from Stanford University.

  Kevin R. Compton has been a director of VeriSign since February 1996. He has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since January 1990. Mr. Compton is also a director of

Citrix Systems, Inc., Corsair Communications, Inc., Active Software Inc. and Rhythms NetConnections, Inc. Mr. Compton holds a B.S. degree in Business Management from the University of Missouri.

  David J. Cowan has been a director of VeriSign since its founding in April 1995. From April 1995 to June 1996, he served as our Chairman of the Board, and from April 1995 to June 1995 as our Chief Financial Officer. Since August 1996, Mr. Cowan has been a general partner of Bessemer Venture Partners, a venture capital investment firm, where he now serves as the Managing General Partner. Mr. Cowan was an associate at Bessemer Venture Partners from July 1992 to July 1996. From August 1996 to April 1997, he served as Chief Executive Officer of Visto Corporation, an Internet services company. Mr. Cowan also serves as a director on the board of Keynote Systems, Inc. as well as the board of several private companies. Mr. Cowan holds an A.B. degree in mathematics and computer science and an M.B.A. degree from Harvard University.

  D. James Bidzos has served as Chairman of the Board of VeriSign since its founding in April 1995 and served as Chief Executive Officer of VeriSign from April 1995 to July 1995. He served as President and Chief Executive Officer of RSA Data Security from 1986 to 1999. RSA Data Security, an encryption software company, was acquired by Security Dynamics Technologies, Inc., which subsequently changed its name to RSA Security, in July 1996 and has been a wholly owned subsidiary of Security Dynamics since that time. Mr. Bidzos is presently Vice Chairman of the board of directors of RSA Security and a director of SmartDisk Corporation. He served as Executive Vice President of RSA Security from 1996 to 1999.

  William Chenevich has been a director of VeriSign since its founding in April 1995. He has been Vice Chairman, Information Systems and Operations of Firstar Corporation, a regional bank holding company, since April 1999. Prior to that time, he served as Group Executive Vice President, Data Processing Systems of VISA, a financial services company, from October 1993. From May 1992 to October 1993, he was Executive Vice President and Chief Information Officer of Ahmanson Corporation, a financial services company. Mr. Chenevich is also a director of Longs Drug Stores Corporation. Mr. Chenevich holds a B.B.A. degree in Business and an M.B.A. degree in Management from the City College of New York.

Board of Directors' Meetings and Committees

  The board met five times, including telephone conference meetings, and took two actions by written consent during 1999. No director attended fewer than 75% of the aggregate of the total number of meetings of the board held during the period for which that director was a director and the total number of meetings held by all committees of the board on which that director served during the period that the director served.

  The board has established an audit committee to meet with and consider suggestions from members of management, as well as VeriSign's independent auditors, concerning the financial operations of VeriSign. The audit committee also has the responsibility to review audited financial statements of VeriSign and consider and recommend the employment of, and approve the fee arrangements with, independent auditors for both audit functions and for advisory and other consulting services. The audit committee is currently comprised of Mr. Chenevich, Mr. Compton and Mr. Tomlinson. The Audit Committee met five times during 1999.

  The board has also established a compensation committee to review and approve the compensation and benefits for VeriSign's key executive officers, administer VeriSign's stock purchase, equity incentive and stock option plans and make recommendations to the board regarding these matters. The compensation committee is currently comprised of Mr. Bidzos, Mr. Chenevich and Mr. Cowan. The compensation committee met three times and acted by written consent two times during 1999.

Director Compensation

  Directors do not receive any cash fees for their service on the board or any board committee, but they are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. All board members are eligible to receive stock options under VeriSign's stock option plans, and outside directors receive stock options pursuant to automatic grants of stock options under the 1998 Directors Stock Option Plan, or the Directors Plan.

  In October 1997, the board adopted, and in January 1998 the stockholders approved, the Directors Stock Option Plan and reserved a total of 500,000 shares, as adjusted for stock splits, of VeriSign's common stock for issuance under that plan. As of December 31, 1999, options to purchase 300,000 shares of common stock had been granted under the Directors' Plan and 200,000 shares remained available for future grant. If proposal no. 7 is approved, an additional 250,000 shares will be reserved for future grant. Members of the board who are not employees of VeriSign, or any parent, subsidiary or affiliate of VeriSign are eligible to participate in the Directors Plan. The option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of the options is 100% of the fair market value of the common stock on the date of grant. Each new director who is eligible to participate will initially be granted an option to purchase 60,000 shares on the date that director first becomes a director. These grants are referred to as "Initial Grants." On each anniversary of a director's Initial Grant or most recent grant if that director did not receive an Initial Grant, each eligible director will automatically be granted an additional option to purchase 30,000 shares if that director has served continuously as a member of the board since the date of that director's Initial Grant, or most recent grant if that director did not receive an Initial Grant. The term of these options is ten years. They will terminate seven months following the date the director ceases to be a director or, if VeriSign so specifies in the grant, a consultant of VeriSign (twelve months if the termination is due to death or disability). All options granted under the Directors Plan will vest as to 6.25% of the shares each quarter after the date of grant, provided the optionee continues as a director or, if VeriSign so specifies in the grant, as a consultant of VeriSign. Additionally, immediately prior to the dissolution or liquidation of VeriSign or a "change in control" transaction, all options granted under the Directors Plan will accelerate and will be exercisable for a period of up to six months following the transaction, after which period any unexercised options will expire. In July 1999, VeriSign granted to each of Messrs. Bidzos, Chenevich, Compton, Cowan and Tomlinson an option to purchase 30,000 shares of its common stock under the Directors Plan with an exercise price of $41.19 per share.

Compensation Committee Interlocks and Insider Participation

  No interlocking relationship exists between the board or compensation committee and the board of directors or compensation committee of any other company.

               The Board Recommends a Vote "FOR" the Election of
                        Each of the Nominated Directors.

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

                                 Proposal No. 5
              Approval of Amendment to 1998 Equity Incentive Plan

  The following is a summary of the principal provisions of VeriSign's 1998 Equity Incentive Plan, or the Equity Incentive Plan. This summary is qualified in its entirety by reference to the full text of the plan.

Plan History

  In October 1997, the board adopted, and in January 1998 the stockholders approved, the Equity Incentive Plan. In addition to the 8,000,000 shares initially reserved for issuance under the Equity Incentive Plan, all shares remaining available under two predecessor plans, the 1995 Stock Option Plan and the 1997 Stock Option Plan, were transferred to the Equity Incentive Plan. In March 1999, the board approved, and in May 1999, the stockholders approved, an amendment to the Equity Incentive Plan to increase the number of shares reserved for issuance under the plan by 8,000,000 shares. As of December 31, 1999, options to purchase 4,835,074 shares of common stock had been granted under the 1998 Equity Incentive Plan and 4,677,031 shares remained available for future grant. The Equity Incentive Plan authorizes the award of options, restricted stock awards and stock bonuses. Each of these is referred to as an Award.

Proposed Amendment to the Equity Incentive Plan

  In March 2000, the board approved an amendment to the Equity Incentive Plan to increase the number of shares reserved and authorized for issuance under the plan by 10,000,000 shares. This amendment to the Equity Incentive Plan to increase, by an aggregate of 10,000,000 shares, the total number of shares issuable under the plan to 25,000,000 shares, excluding any shares transferred from the predecessor plans, is the subject of this proposal. The board believes that the increase in the number of shares reserved under the Equity Incentive Plan proposed by this amendment is necessary in order to enable VeriSign to continue to use the grant of stock options and other Awards to retain and attract qualified employees, which number of employees will increase substantially upon completion of the merger, and to also encourage stock ownership by Equity Incentive Plan participants, thereby aligning their interests with those of VeriSign's stockholders.

  VeriSign has no current plans or proposals to award any specific portion of the additional options authorized under this proposal to any specific person or class of persons.

Shares Subject to the Equity Incentive Plan

  An aggregate of 25,000,000 shares of VeriSign's common stock has been reserved by the board for issuance under the Equity Incentive Plan, after approval of the amendment under this proposal. If any option granted pursuant to the Equity Incentive Plan, or the predecessor 1995 Stock Option Plan or 1997 Stock Option Plan, expires or terminates for any reason without being exercised in whole or in part, or any award terminates without being issued, or any award is forfeited or repurchased by VeriSign at the original purchase price, the shares released from this award will again become available for grant and purchase under the Equity Incentive Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Administration

  The compensation committee, the members of which are appointed by the board, administers the Equity Incentive Plan. The compensation committee currently consists of Mr. Bidzos, Mr. Chenevich and Mr. Cowan, all of whom are "non-employee directors," as that term is defined in the Securities Exchange Act of 1934, and "outside directors," as that term is defined pursuant to section 162(m) of the Internal Revenue Code.

  Subject to the terms of the Equity Incentive Plan, the compensation committee determines the persons who are to receive Awards, the number of shares subject to each Award and the terms and conditions of each Award.

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

The compensation committee has the authority to construe and interpret any of the provisions of the Equity Incentive Plan or any Awards granted under the plan.

Eligibility

  Employees, officers, directors and consultants of VeriSign, and of any subsidiaries and affiliates, are eligible to receive awards under the Equity Incentive Plan. No person is eligible to receive more than 400,000 shares of common stock in any calendar year under the Equity Incentive Plan, other than new employees of VeriSign, including directors and officers who are also new employees, who are eligible to receive up to a maximum of 1,000,000 shares of common stock in the calendar year in which they commence their employment with VeriSign. As of March 3, 2000 approximately 408 persons were eligible to participate in the Equity Incentive Plan.

Stock Options

  The Equity Incentive Plan provides for the grant of both incentive stock options, or ISOs, that qualify under section 422 of the Internal Revenue Code, and nonqualified stock options, or NQSOs. ISOs may be granted only to employees of VeriSign or of a parent or subsidiary of VeriSign. All awards other than ISOs may be granted to employees, officers, directors and consultants. The exercise price of ISOs must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair market value of the common stock on the date of grant. The maximum term of options granted under the Equity Incentive Plan is ten years, although options are generally granted with a term of seven to ten years. Awards granted under the Equity Incentive Plan generally vest as to 25% of the shares on the first anniversary of the date of grant and as to 6.25% of the shares each of the next 12 quarters.

  The exercise price of options granted under the Equity Incentive Plan may be paid as approved by the compensation committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of VeriSign to the participant; (3) by surrender of shares of VeriSign's common stock owned by the participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the participant for services rendered; (6) by a "same-day sale" commitment from the participant and a National Association of Securities Dealers, Inc., or NASD, broker; (7) by a "margin" commitment from the participant and a NASD broker; or (8) by any combination of the above.

Termination of Options

  Options are generally exercisable for a period of seven to ten years. Options granted under the Equity Incentive Plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options generally may be exercised for up to 12 months following the date of death or termination of service due to disability. Options will generally terminate immediately upon termination for cause.

Restricted Stock Awards

  The compensation committee may grant restricted stock awards to purchase stock either in addition to, or in tandem with, other Awards under the Equity Incentive Plan, under terms, conditions and restrictions as the compensation committee may determine. The purchase price for these Awards must be no less than 85% of the fair market value of VeriSign's common stock on the date of the Award. In the case of an Award granted to a 10% stockholder, the purchase price must be 100% of fair market value. The purchase price can be paid for in any of the forms of consideration listed in items (1) through (5) in "Stock Options" above, as are approved by the compensation committee at the time of grant. To date, VeriSign has not granted any restricted stock awards.

Stock Bonus Awards

  The compensation committee may grant stock bonus awards either in addition to or in tandem with, other Awards under the Equity Incentive Plan, under terms, conditions and restrictions as the compensation committee may determine. To date, VeriSign has not granted any stock bonus awards.

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

Mergers, Consolidations and Change of Control

  In the event of the dissolution or liquidation of VeriSign or a "change in control" transaction, outstanding Awards may be assumed or substituted by the successor corporation, if any. If a successor corporation does not assume or substitute the Awards, they will expire upon the effectiveness of the transaction. The compensation committee, in its discretion, may provide that the vesting of any or all Awards will accelerate prior to the effectiveness of the transaction.

Amendment of the Plan

  The board may at any time amend or terminate the Equity Incentive Plan, including amendment of any form of award agreement or instrument to be executed pursuant to the Equity Incentive Plan. However, the board may not amend the Equity Incentive Plan in any manner that requires stockholder approval or related regulations, or the Securities Exchange Act or Rule 16b-3, or any successor.

Term of the Plan

  The Equity Incentive Plan will terminate in October 2007, unless sooner terminated in accordance with the terms of the Equity Incentive Plan.

Federal Income Tax Information

  The following is a general summary as of the date of this document of the federal income tax consequences to VeriSign and participants under the Equity Incentive Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Equity Incentive Plan.

  Incentive Stock Options. A participant will not recognize income upon grant of an ISO and will not incur tax on its exercise, unless the participant is subject to the alternative minimum tax described below. If the participant holds the stock acquired upon exercise of an ISO, or the ISO shares, for one year after the date the option was exercised and for two years after the date the option was granted, the participant generally will realize capital gain or loss, rather than ordinary income or loss, upon disposition of the ISO shares. This gain or loss will be equal to the difference between the amount realized upon that disposition and the amount paid for the ISO shares.

  If the participant disposes of ISO shares prior to the expiration of either required holding period, which is called a disqualifying disposition, then gain realized upon the disposition, up to the difference between the fair market value of the ISO shares on the dates of exercise, or, if less, the amount realized on a sale of the shares, and the option exercise price, generally will be treated as ordinary income. Any additional gain will be capital gain; taxed at a rate that depends upon the amount of time the ISO shares were held by the participant.

  Alternative Minimum Tax. The difference between the fair market value of the ISO shares on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax, or "AMT." The AMT, which is imposed to the extent it exceeds the taxpayer's regular tax, is 26% of an individual taxpayer's alternative minimum taxable income. The AMT rate increases to 28% in the case of alternative minimum taxable income in excess of $175,000. A maximum 20% AMT rate applies to the portion of alternative minimum taxable income that would otherwise be taxable as net capital gain. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, including the difference between the fair market value of the ISO shares on the date of exercise and the exercise price, and reducing this amount by the applicable exemption amount. The exemption amount is $45,000 in the case of a joint return, subject to reduction under certain circumstances. If a disqualifying disposition of the ISO shares occurs in the same calendar year as an exercise of the ISO, there is no AMT adjustment with respect to those shares. Also upon a sale of ISO shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of fair market value of the ISO shares at exercise over the amount paid for the ISO shares. Special rules apply where all or a portion of the exercise price is paid by tendering shares of common stock.

  Nonqualified Stock Options. A participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the participant will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount will be treated as ordinary income by the participant and may be subject to income tax and FICA withholding by VeriSign, either by payment in cash or withholding out of the participant's salary. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. Special rules apply where all, or a portion, of the exercise price is paid by tendering shares of common stock.

  Tax Treatment of VeriSign. VeriSign will be entitled to a deduction in connection with the exercise of a NQSO by a participant or the receipt of restricted stock or stock bonuses by a participant to the extent that the participant recognizes ordinary income. VeriSign will be entitled to a deduction in connection with the disposition of ISO shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO shares.

ERISA

  The Equity Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 or "ERISA" and is not qualified under section 401(a) of the Internal Revenue Code.

New Plan Benefits

  No option grants have been made through March 31, 2000 under the Equity Incentive Plan out of the 10,000,000 additional shares reserved under the Equity Incentive Plan that stockholders are being asked to approve. The numbers of option grants to be made under the Equity Incentive Plan in 2000 to the individuals or groups of individuals listed in the table below, and the prices at which these grants will be made, are not determinable. The following table sets forth the option grants that were made during the year ended December 31, 1999 under the Equity Incentive Plan to:

  .  the VeriSign named executive officers;

  .  all current executive officers, as a group;

  .  all current directors who are not executive officers, as a group; and

  . all employees including officers who are not executive officers, as a group.

                                                    Weighted Average Number of
                                                     Exercise Price   Shares
Name and Position                                         (1)           (1)
-----------------                                   ---------------- ---------
Stratton D. Sclavos................................     $37.0625       400,000
 President and Chief Executive Officer
Quentin P. Gallivan................................      37.0625       300,000
 Executive Vice President of Worldwide Sales
Richard A. Yanowitch...............................      37.0625       200,000
 Executive Vice President of Worldwide Marketing
Dana L. Evan.......................................      37.0625       200,000
 Executive Vice President of Finance and
  Administration and Chief Financial Officer
Diana Keith........................................      37.0625       150,000
 Vice President of Customer Service
Arnold Schaeffer...................................          --            --
 Executive Vice President of Engineering
All current executive officers as a group (5
 persons)..........................................      37.0625     1,250,000
All current directors who are not executive
 officers as a group (5 persons)...................      41.1875       150,000
All employees, including officers who are not
 executive officers, as a group....................      35.1869     5,529,950

--------
(1) The exercise price and number of options to be granted in the future under the Equity Incentive Plan is unknown, as the exercise price will be equal to fair market value on the date of grant, and option grants are made at the discretion of the compensation committee.

            The Board Recommends a Vote "FOR" Increasing the Number
               of Shares of Common Stock Authorized For Issuance
                        Under the Equity Incentive Plan.

                                 Proposal No. 6
           Approval of Amendment to 1998 Employee Stock Purchase Plan

  The following is a summary of the principal provisions of VeriSign's 1998 Employee Stock Purchase Plan, or the Purchase Plan. This summary is qualified in its entirety by reference to the full text of the plan.

Purchase Plan History

  In December 1997, the board adopted, and in January 1998 the stockholders approved, the Purchase Plan. Except for the first offering, each offering under the Purchase Plan will be for a period of 24 months and will consist of six-month purchase periods. Offering periods begin on February 1 and August 1. Each participant will be granted an option on the first day of the offering period and the option will be automatically exercised on the last day of each purchase period during the offering period. The purchase price for the common stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the common stock on the first day of the applicable offering period and on the last day of the applicable purchase period. The Compensation Committee has the power to change the duration of offering periods and purchase periods without stockholder approval, if the change is announced at least 15 days prior to the beginning of the offering or purchase period to be affected.

  VeriSign initially reserved 2,000,000 shares of its common stock for issuance under the Purchase Plan and in March 1999, the board approved, and in May 1999, the stockholders approved, an amendment to the Purchase Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares. As of December 31, 1999, 780,796 shares had been issued under the Purchase Plan and 1,219,204 shares remained available for future issuance under the Purchase Plan.

Proposed Amendment to the Purchase Plan

  In March 2000, the board approved an amendment to the Purchase Plan to increase the number of shares reserved and authorized for issuance under the Purchase Plan by 500,000 shares and an automatic annual increase in an amount equal to 1% of the outstanding shares of VeriSign common stock. This amendment to the Purchase Plan to increase, by an aggregate of 500,000 shares, the total number of shares issuable under the Purchase Plan to 3,500,000 shares is the subject of this proposal. The board believes that the increase in the number of shares reserved under the Purchase Plan proposed by this amendment is necessary in order to enable VeriSign to continue to provide its employees, which will increase substantially upon completion of the merger, the opportunity to purchase common stock through payroll deductions and to encourage stock ownership by Purchase Plan participants, thereby aligning their interests with those of VeriSign's stockholders.

Shares Subject to the Purchase Plan

  The board has reserved an aggregate of 3,500,000 shares of VeriSign common stock for issuance under the Purchase Plan, after approval of the amendment under this proposal. In addition, on each January 1, the aggregate number of shares of common stock reserved for issuance shall be increased automatically by a number of shares equal to 1% of the total outstanding shares of VeriSign as of the immediately preceding December 31. However, in no event shall this increase exceed 2,500,000 shares per year.

Administration

  The compensation committee, administers the Purchase Plan, The compensation committee has the authority to construe and interpret any of the provisions of the Purchase Plan.

Eligibility

  Employees generally are eligible to participate in the Purchase Plan if they are customarily employed by VeriSign or by a participating subsidiary for more than 20 hours per week and more than five months in a calendar year. VeriSign or a participating subsidiary also must have employed the employee at least ten days prior to the beginning of the offering period. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to certain maximum purchase limitations.

  As of February 1, 2000, the beginning of the most recent offering period, approximately 344 employees, including five executive officers, were eligible to participate in the Purchase Plan.

Special Limitations

  The Purchase Plan imposes limitations upon a participant's rights to acquire common stock, including the following limitations:

  . Purchase rights may not be granted to any individual who owns stock, including stock purchasable under any outstanding purchase rights, possessing 5% or more of the total combined voting power or value of all classes of stock of VeriSign or any of its affiliates; and

  . Purchase rights granted to a participant may not permit the individual to purchase more than $25,000 of common stock, valued at the time each purchase right is granted, during any one calendar year.

Termination of Purchase Rights

  A purchase right will terminate upon the participant's election to withdraw from the Purchase Plan. Any payroll deductions that the participant may have made with respect to the terminated purchase right will be refunded to the participant if the election to withdraw from the Purchase Plan is received by VeriSign at least 15 days prior to the end of a purchase period. If the participant's election to withdraw is received by VeriSign less than 15 days prior to the end of a purchase period, the participant's payroll deductions will be used to purchase shares on the purchase date and his/her participation will end at the beginning of the next purchase period or offering period. A participant's election to withdraw from the Purchase Plan is irrevocable, and the participant may not rejoin the purchase period or offering period for which the terminated purchase right was granted.

  A purchase right will also terminate upon the participant's termination of employment. Any payroll deductions that the participant may have made during the purchase period in which the termination occurs will be refunded to the participant.

  In addition, VeriSign has specifically reserved the right, exercisable in the sole discretion of the board, to terminate the Purchase Plan at any time. If VeriSign exercises this right, then the Purchase Plan will terminate in its entirety and no further purchase rights will be granted or exercised under the Purchase Plan.

Stockholder Rights

  No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of the purchase.

Assignability

  No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following the participant's death. Each purchase right will, during the lifetime of the participant, be exercisable only by the participant.

Mergers, Consolidations and Change of Control

  The Purchase Plan provides that, in the event of the proposed dissolution or liquidation of VeriSign, the offering period will terminate immediately prior to the consummation of the proposed action, provided that the

Compensation Committee may fix a different date for termination of the Purchase Plan and may give each participant the opportunity to purchase shares under the Purchase Plan prior to the termination. The Purchase Plan provides that, in the event of specified "change of control" transactions, the Purchase Plan will continue for all offering periods that began prior to the transaction and shares will be purchased based on the fair market value of the surviving corporation's stock on each purchase date.

Amendment of the Plan

  The board has the authority to amend, terminate or extend the term of the Purchase Plan, except that no action may adversely affect any outstanding options previously granted under the Purchase Plan and stockholder approval is required to increase the number of shares that may be issued or change the terms of eligibility under the Purchase Plan.

  The Purchase Plan will terminate in December 2007, unless terminated earlier under the terms of the Purchase Plan, including the issuance of all of the shares of common stock reserved for issuance under the Purchase Plan.

Federal Tax Consequences

  The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code. Under a qualified plan, no taxable income will be reportable by a participant, and no deductions will be allowable to VeriSign, as a result of the grant or exercise of the purchase rights issued under the Purchase Plan. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

  If the participant sells or otherwise disposes of the purchased shares within two years after commencement of the offering period during which those shares were purchased or within one year of the date of purchase, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. If the participant sells or disposes of the purchased shares more than two years after the commencement of the offering period in which those shares were purchased and more than one year from the date of purchase, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or 15% of the fair market value of the shares on the date of commencement of such offering period. Any additional gain upon the disposition will be taxed as a capital gain.

  If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price or 15% of the fair market value of the shares on the date of commencement of the offering period during which those shares were purchased will constitute ordinary income in the year of death.

  If the purchased shares are sold or otherwise disposed of within two years after commencement of the offering period during which those shares were purchased or within one year after the date of purchase, then VeriSign will be entitled to an income tax deduction in the year of sale or disposition equal to the amount of ordinary income recognized by the participant as a result of that sale or disposition. No deduction will be allowed in any other case.

New Purchase Plan Benefits

  No shares have been issued through March 31, 2000 under the Purchase Plan out of the 250,000 additional shares reserved under the Purchase Plan that stockholders are being asked to approve. The number of shares to be issued under the Purchase Plan in 2000 to the individuals or groups of individuals listed in the table below and the net values to be realized upon these issuances, are not determinable. The following table sets forth the Purchase Plan shares that were issued during the year ended December 31, 1999 under the Purchase Plan to:

  .  the VeriSign named executive officers;

  .  all current executive officers, as a group;

  .  all current directors who are not executive officers, as a group; and

  . all employees, including officers who are not executive officers, as a group.

                                                                     Number of
                                                          Net Value   Shares
Name and Position                                        Realized(1) Purchased
-----------------                                        ----------- ---------
Stratton D. Sclavos..................................... $  241,983    10,364
 President and Chief Executive Officer
Quentin P. Gallivan.....................................    272,541     9,872
 Executive Vice President of Worldwide Sales
Richard A. Yanowitch....................................    189,272     7,140
 Executive Vice President of Worldwide Marketing
Dana L. Evan............................................    196,554     7,492
 Executive Vice President of Finance and Administration
  and Chief Financial Officer
Diana S. Keith..........................................    170,331     6,390
 Vice President of Customer Service
Arnold Schaeffer........................................    189,370     7,146
 Executive Vice President of Engineering
All current executive officers as a group (5 persons)...  1,260,050    48,404
All current directors who are not executive officers as
 a group (5 persons)....................................        --        --
All employees, including officers who are not executive
 officers, as a group................................... 13,348,936   499,492

--------
(1) Computed as the fair market value of the purchased shares on the purchase date less the purchase price.

           The Board of Directors Recommends a Vote "FOR" Increasing
                the Number of Shares of Common Stock Authorized
                     for Issuance Under the Purchase Plan.

                                 Proposal No. 7
           Approval of Amendment to 1998 Directors Stock Option Plan

  The following is a summary of the principal provisions of VeriSign's 1998 Directors Stock Option Plan, or the Directors Plan. This summary is qualified in its entirety by reference to the full text of the plan.

Plan History

  In October 1997, the board adopted, and in January 1998 the stockholders approved, the 1998 Directors Stock Option Plan and reserved a total of 500,000 shares, as adjusted for stock splits, of VeriSign's common stock for issuance under that plan. As of December 31, 1999, options to purchase 300,000 shares of common stock had been granted under the Directors Plan and 200,000 shares remained available for future grant. The Directors Plan authorizes the award of options, restricted stock awards and stock bonuses. Each of these is referred to as an Award.

Proposed Amendment to the Directors Plan

  In March 2000, the board approved an amendment to the Directors Plan to increase the number of shares reserved and authorized for issuance under the plan by 250,000 shares. This amendment to the Directors Plan to increase, by an aggregate of 250,000 shares, the total number of shares issuable under the plan to 750,000 shares, is the subject of this proposal. The board believes that the increase in the number of shares reserved under the Directors Plan proposed by this amendment is necessary in order to enable VeriSign to continue to use the grant of stock options to retain and attract directors.

Shares Subject to the Directors Plan

  An aggregate of 750,000 shares of VeriSign's common stock has been reserved by the board for issuance under the Directors Plan, after approval of the amendment under this proposal. If any option granted pursuant to the Directors Plan expires or terminates for any reason without being exercised in whole or in part, or any award terminates without being issued, or any award is forfeited, the shares released from this award will again become available for grant and purchase under the Directors Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Administration

  The Directors Plan may be administered by the board or by a committee of not less than two members of the board appointed to administer the Directors Plan. Currently, this Plan is administered by the board. The board, or the committee appointed by the board, has the authority to construe and interpret any of the provisions of the Directors Plan or any options granted under the plan.

Eligibility

  Members of the board who are not employees of VeriSign, or any parent, subsidiary or affiliate of VeriSign are eligible to participate in the Directors Plan.

Stock Options

  The option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of the options is 100% of the fair market value of the common stock on the date of grant. Each new director who is eligible to participate will initially be granted an option to purchase 60,000 shares on the date that director first becomes a director. These grants are referred to as "Initial Grants." On each anniversary of a director's Initial Grant or most recent grant if that director did not receive an Initial Grant, each eligible director will automatically be granted an additional option to purchase 30,000 shares if that director has served continuously as a member of the board since the date of that director's Initial Grant, or most recent grant if that director did not receive an Initial Grant.

  All options granted under the Directors Plan will vest as to 6.25% of the shares each quarter after the date of grant, provided the optionee continues as a director or, if VeriSign so specifies in the grant, as a consultant of VeriSign.

  The exercise price of options granted under the Directors Plan may be paid as approved by the board or by a committee appointed by the board at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of VeriSign to the participant; (3) by surrender of shares of VeriSign's common stock owned by the participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the participant for services rendered; (6) by a "same-day sale" commitment from the participant and a National Association of Securities Dealers, Inc., or NASD, broker; (7) by a "margin" commitment from the participant and a NASD broker; or (8) by any combination of the above.

Termination of Options

  The term of these options is ten years. They will terminate seven months following the date the director ceases to be a director or, if VeriSign so specifies in the grant, a consultant of VeriSign (twelve months if the termination is due to death or disability).

Dissolution, Liquidation or Change in Control

  Immediately prior to the dissolution or liquidation of VeriSign or a "change in control" transaction, all options granted under the Directors Plan will accelerate and will be exercisable for a period of up to six months following the transaction, after which period any unexercised options will expire.

Amendment of the Plan

  The board may at any time amend or terminate the Directors Plan, including amendment of any form of award agreement or instrument to be executed pursuant to the Directors Plan. However, the board may not amend the Directors Plan in any manner that requires stockholder approval or related regulations, or the Security Exchange Act or Rule 16b-3, or any successor.

Term of the Plan

  The Directors Plan will terminate in October 2007, unless sooner terminated in accordance with the terms of the Directors Plan.

Federal Income Tax Information

  The following is a general summary as of the date of this document of the federal income tax consequences to VeriSign and participants under the Directors Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Directors Plan.

  Nonqualified Stock Options. A participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the participant will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount will be treated as ordinary income by the participant and may be subject to income tax and FICA withholding by VeriSign, either by payment in cash or withholding out of the participant's salary. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. Special rules apply where all, or a portion, of the exercise price is paid by tendering shares of common stock.

  Tax Treatment of VeriSign. VeriSign will be entitled to a deduction in connection with the exercise of a NQSO by a participant or the receipt of restricted stock or stock bonuses by a participant to the extent that the participant recognizes ordinary income.

ERISA

  The Directors Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 or "ERISA" and is not qualified under section 401(a) of the Internal Revenue Code.

New Plan Benefits

  No option grants have been made through March 31, 2000 under the Directors Plan out of the 250,000 additional shares reserved under the Directors Plan that stockholders are being asked to approve.

  In July 1999, VeriSign granted to each of Messrs. Bidzos, Chenevich, Compton, Cowan and Tomlinson an option to purchase 30,000 shares of its common stock under the Directors Plan with an exercise price of $41.19 per share.

            The Board Recommends a Vote "FOR" Increasing the Number
               of Shares of Common Stock Authorized For Issuance
                           Under the Directors Plan.


                                 Proposal No. 8
               Ratification of Selection of Independent Auditors

  VeriSign has selected KPMG LLP as its independent auditors to perform the audit of its financial statements for the year ending December 31, 2000, and the stockholders are being asked to ratify this selection. Representatives of KPMG LLP are expected to be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

  The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and voting together as a class will be required to approve the ratification of KPMG LLP as VeriSign's independent auditors.

               The Board Recommends a Vote "FOR" the Ratification
                         of the Selection of KPMG LLP.

                             MANAGEMENT OF VERISIGN

Executive Officers

  The following table sets forth information regarding the executive officers of VeriSign as of December 31, 1999:

          Name          Age                     Position
          ----          ---                     --------
 Stratton D. Sclavos...  38 President, Chief Executive Officer and Director
 Dana L. Evan..........  40 Executive Vice President of Finance and
                            Administration and Chief Financial Officer
 Quentin P. Gallivan...  42 Executive Vice President of Worldwide Sales
 Diana S. Keith........  40 Vice President of Customer Services
 Arnold Schaeffer......  36 Executive Vice President of Engineering
 Richard A. Yanowitch..  43 Executive Vice President of Worldwide Marketing

  Stratton D. Sclavos has served as President and Chief Executive Officer and as a director of VeriSign since he joined VeriSign in July 1995. From October 1993 to June 1995, he was Vice President, Worldwide Marketing and Sales of Taligent, Inc., a software development company that was a joint venture among Apple Computer, Inc., IBM and Hewlett-Packard. Prior to that time, he served in various sales, business development and marketing capacities for GO Corporation, MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos is also a director and a member of the compensation committee of Network Solutions, Inc. and a director of Keynote Systems, Inc., Marimba, Inc. and SalesForce.com, Inc. Mr. Sclavos holds a B.S. degree in Electrical and Computer Engineering from the University of California at Davis.

  Dana L. Evan has served as Vice President of Finance and Administration and Chief Financial Officer of VeriSign since she joined VeriSign in June 1996. From 1988 to June 1996, she worked as a financial consultant in the capacity of chief financial officer, vice president of finance or corporate controller for various public and private companies and partnerships, including VeriSign from November 1995 to June 1996, Delphi Bioventures, a venture capital firm, from 1988 to June 1995, and Identix Incorporated, a manufacturer of biometric identity verification and imaging products, from 1991 to August 1993. Prior to 1988, she was employed by KPMG LLP, most recently as a senior manager. Ms. Evan is a certified public accountant and holds a B.S. degree in Commerce with a concentration in Accounting and Finance from the University of Santa Clara.

  Diana S. Keith has served as Vice President of Customer Services since August 1998. From June 1996 to August 1998 she was Director of Customer Services for VeriSign. From May 1988 to June 1996 she was employed by Apple Computer, Inc., most recently as the Senior Manager of Worldwide Operations of Apple Online Systems. Ms. Keith holds a B.S. degree in Business Management and Administration from San Jose State University.

  Quentin P. Gallivan has served as Vice President of Worldwide Sales of VeriSign since he joined VeriSign in October 1997. From April 1996 to October 1997, he was Vice President for Asia Pacific and Latin America of Netscape, a software company. Prior to that time, Mr. Gallivan was with General Electric Information Services, an electronic commerce services company, most recently as Vice President, Sales and Services for the Americas.

  Arnold Schaeffer has served as Vice President of Engineering of VeriSign since he joined VeriSign in January 1996. From March 1992 to December 1995, he was employed by Taligent, most recently as Vice President of Engineering, CommonPoint Products. Prior to working at Taligent, he served as a software engineer for Apple, Intellicorp and Hewlett-Packard. Mr. Schaeffer holds a B.S. degree in Information and Computer Science from the Georgia Institute of Technology and an M.B.A. degree from the University of California at Berkeley.

  Richard A. Yanowitch has served as Vice President of Marketing of VeriSign since he joined VeriSign in May 1996. From July 1995 to May 1996, he was a management consultant to private software companies. From 1989 to June 1995, he held a series of marketing positions with Sybase, Inc., a software company, most recently as Vice President of Corporate Marketing. Prior to that time, he held various sales, marketing and operating positions with The Santa Cruz Operation, Inc., Digital Equipment Corporation, Lanier Harris Corporation and Brooks International Corporation. Mr. Yanowitch holds a B.A. degree in History from Swarthmore College and an M.B.A. degree in Entrepreneurial Management and Marketing from Harvard Business School.

Executive Compensation

  The following table sets forth summary information concerning the compensation awarded to, earned by, or paid for services rendered to VeriSign in all capacities during 1997, 1998 and 1999 by VeriSign's Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 1999 and one executive officer, on a sabbatical at the end of 1999, who would have otherwise been included in the following table. These officers are referred to together as the named executive officers.

                           Summary Compensation Table

                                                  Long-Term
                                                 Compensation
                           Annual Compensation      Awards
                          ---------------------- ------------
                                                  Securities
   Name and Principal                             Underlying
        Position          Year  Salary   Bonus     Options
   ------------------     ---- -------- -------- ------------
Stratton D. Sclavos...... 1999 $250,000 $ 78,125   400,000
 President and Chief
  Executive Officer       1998  250,000  130,625   400,000
                          1997  200,000  183,022   100,000

Quentin P. Gallivan...... 1999  150,000  150,000   300,000
 Executive Vice President
  of Worldwide Sales      1998  150,000  150,000    45,000
                          1997   40,866      --    115,000

Richard A. Yanowitch..... 1999  165,000   49,840   200,000
 Executive Vice President
  of Worldwide            1998  166,667   67,070    45,000
  Marketing               1997  140,000   59,084       --

Dana L. Evan............. 1999  165,000   49,840   200,000
 Executive Vice President
  of Finance and          1998  167,708   65,046    60,000
  Administration and
  Chief Financial Officer 1997  145,000   46,349    45,000

Diana S. Keith........... 1999  150,000   47,630   150,000
 Vice President of
  Customer Service        1998  143,295   27,384   280,000
                          1997  135,914   13,341       --

Arnold Schaeffer......... 1999  165,000   49,840
 Executive Vice President
  of Engineering          1998  167,708   48,572    90,000
                          1997  145,000   30,226    58,000

                         Option Grants in Fiscal 1999

  The following table sets forth information regarding stock options granted to each of the named executive officers during the year ended December 31, 1999.

                                         Individual Grants(1)
                         ----------------------------------------------------
                                                                               Potential Realizable
                                                                                 Value at Assumed
                         Number of     Percent of                             Annual Rates of Stock
                         Securities   Total Options                           Price Appreciation For
                         Underlying    Granted to       Exercise                  Option Term(2)
                          Options     Employees in       Price     Expiration ----------------------
          Name            Granted   Fiscal Year(%)(3) Per Share(4)    Date        5%         10%
          ----           ---------- ----------------- ------------ ---------- ---------- -----------
Stratton D. Sclavos.....  400,000          5.8%          $37.06     7/30/06   $6,035,264 $14,064,731
Quentin P. Gallivan.....  300,000          4.4            37.06     7/30/06    4,526,448  10,548,548
Richard A. Yanowitch....  200,000          2.9            37.06     7/30/06    3,017,632   7,032,366
Dana L. Evan............  200,000          2.9            37.06     7/30/06    3,017,632   7,032,366
Arnold Schaeffer........      --           --               --          --           --          --
Diana S. Keith..........  150,000          2.2            37.06     7/30/06    2,263,224   5,274,274

--------
Notes:
(1) Options granted in 1999 were granted under VeriSign's 1998 Equity Incentive Plan. These options become exercisable with respect to 25% of the shares covered by the option on the first anniversary of the date of grant and with respect to an additional 6.25% of these shares each quarter thereafter. These options have a term of seven years. Upon specific changes in control of VeriSign, this vesting schedule will accelerate as to 50% of any shares that are then unvested.
(2) Potential realizable values are net of exercise price but before taxes, and are based on the assumption that the common stock of VeriSign appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the seven-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect VeriSign's projection or estimate of future stock price growth.
(3) VeriSign granted options to purchase 6,869,950 shares of common stock to employees during 1999.
(4) Options were granted at an exercise price equal to the fair market value per share of VeriSign common stock, as quoted on the Nasdaq National Market.

  Aggregate Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values

  The following table sets forth for each of the named executive officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 1999 and the year-end number and value of exercisable and unexercisable options.

                                               Number of Securities      Value of Unexercised
                          Shares              Underlying Unexercised         In-the-Money
                         Acquired             Options at 12/31/99(1)    Options at 12/31/99(2)
                            on      Value    ------------------------- -------------------------
          Name           Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- ---------- ----------- ------------- ----------- -------------
Stratton D. Sclavos.....     --          --    300,000     1,800,000   $55,700,150 $314,849,300
Quentin P. Gallivan..... 160,024  $6,566,208       --        665,000           --   114,474,314
Richard A. Yanowitch....     --          --     74,608       335,000    13,673,117   55,516,024
Dana L. Evan............  91,000   6,460,360    59,000       470,000    11,059,576   80,812,418
Arnold Schaeffer........ 116,000   6,496,541    62,000       386,000    11,559,999   71,456,655
Diana S. Keith.......... 136,252   6,555,191    13,749       376,247     2,622,629   64,849,159

--------
Notes:
(1) Options shown were granted under VeriSign's 1995 Stock Option Plan, 1997 Stock Option Plan and 1998 Equity Incentive Plan, and are subject to vesting as described in footnote (1) to the option grant table above.
(2) Based on a value of $190.94, the closing price per share of VeriSign's common stock on The Nasdaq National Market on December 31, 1999, net of the option exercise price.

  No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 1999 to any named executive officer. VeriSign does not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service with any of the named executive officers.

Compensation Arrangements with Executive Officers

  In November 1996, Dana L. Evan was granted an option to purchase 680,000 shares of common stock, Arnold Schaeffer was granted an option to purchase 800,000 shares of common stock and Richard A. Yanowitch was granted an option to purchase 1,160,000 shares of common stock, at exercise prices ranging from $0.03 to $1.50. Each of these options is subject to the standard four-year vesting schedule under the 1995 Stock Option Plan or, in some circumstances, is immediately exercisable, subject to VeriSign's right to repurchase shares subject to these options, which repurchase right lapses on a schedule similar to the vesting schedule for options granted under the 1995 Stock Option Plan. However, upon the occurrence of specific change-in-control transactions, 50% of each of these named executive officer's then-unvested options will become vested or, if applicable, the right of repurchase will lapse as to 50% of the shares covered by the right of repurchase. As of December 31, 1999, 245,500 shares subject to these options were unvested.

                REPORT OF THE COMPENSATION COMMITTEE OF VERISIGN

  Under Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission, neither the "Report of the Compensation Committee" nor the material under the caption "Performance Graph" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, nor shall the report or the graph be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act or the Securities Act.

  The compensation committee of the board of directors administers VeriSign's executive compensation program. The current members of the compensation committee are D. James Bidzos, William Chenevich and David J. Cowan. Each of these persons is a non-employee director within the meaning of section 16 of the Securities Exchange Act of 1934, and an "outside director" within the meaning of section 162(m) of the Internal Revenue Code. None of Mr. Bidzos, Mr. Chenevich or Mr. Cowan has any interlocking relationships as defined by the Securities and Exchange Commission.

General Compensation Philosophy

  The role of the compensation committee is to set the salaries and other compensation of the executive officers and other key employees of VeriSign, and to make grants under, and to administer, the stock option and other employee equity and bonus plans. VeriSign's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables VeriSign to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

  . base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the Silicon Valley that are of comparable size to VeriSign and with which VeriSign competes for executive personnel;

  . annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

  . long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and VeriSign's stockholders.

Executive Compensation

  Base Salary. Salaries for executive officers for 1999 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies. In addition, VeriSign's Human Resources department provided information to the compensation committee regarding salary range guidelines for specific positions.

  Annual Incentive Awards. VeriSign has established a management incentive plan. Certain employees, including executive officers, are eligible to participate in this plan. Target bonuses are established based on a percentage of base salary and become payable upon the achievement of specified total company financial goals and personal and team objectives. The compensation committee administers this plan with regard to Mr. Sclavos. Mr. Sclavos administers the plan with regard to the other executive officers.

  Long-Term Incentive Awards. The compensation committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of VeriSign's stockholders and encourages executive officers to remain in VeriSign's employ. Stock options generally have value for executive officers only if the price of VeriSign's stock increases above the fair market value on the grant date and the officer remains in VeriSign's employ for the period required for the shares to vest.

  VeriSign grants stock options in accordance with the Equity Incentive Plan. In 1999, stock options were granted to some executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins VeriSign, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The compensation committee may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact VeriSign's results, past performance or consistency within the officer's peer group. In 1999, the compensation committee considered these factors, as well as the number of unvested option shares held by the officer as of the date of grant. At the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with VeriSign and to strive to increase the value of VeriSign's common stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of VeriSign's common stock on the date of grant.

Chief Executive Officer Compensation

  Mr. Sclavos' base salary, target bonus, bonus paid and long-term incentive awards for 1998 were determined by the compensation committee in a manner consistent with the factors described above for all executive officers.

Internal Revenue Code Section 162(m) Limitation

  Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to executives of public companies. Having considered the requirements of section 162(m), the compensation committee believes that grants made pursuant to the Equity Incentive Plan meet the requirements that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The compensation committee's present intention is to comply with section 162(m) unless the compensation committee feels that required changes would not be in the best interest of VeriSign or its stockholders.

                                          Compensation Committee

                                          /s/ D. James Bidzos
                                          /s/ William Chenevich
                                          /s/ David J. Cowan

                  VERISIGN, INC. STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on VeriSign's common stock, the Nasdaq Composite Index, and the Hambrecht & Quist Internet Index. The graph assumes that $100 was invested in VeriSign's common stock, the Nasdaq Composite Index and the Hambrecht & Quist Internet Index on January 30, 1998, the date of VeriSign's initial public offering, and calculates the return monthly through December 31, 1999. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

   Period Covered                                   VeriSign Nasdaq H&Q Internet
   --------------                                   -------- ------ ------------
   1/30/98.........................................   100.00 100.00    100.00
   2/28/98.........................................   204.46 110.09    118.92
   3/31/98.........................................   314.29 114.16    130.99
   4/30/98.........................................   274.11 116.09    139.10
   5/31/98.........................................   228.13 109.72    126.88
   6/30/98.........................................   266.96 117.46    164.53
   7/31/98.........................................   221.43 116.22    149.02
   8/31/98.........................................   202.68  93.43    105.14
   9/30/98.........................................   194.64 106.34    132.19
   10/31/98........................................   219.20 110.68    138.54
   11/30/98........................................   286.61 121.59    189.38
   12/31/98........................................   422.32 137.15    228.32
   1/31/99.........................................   373.53 154.75    341.88
   2/28/99.........................................   384.31 141.29    306.35
   3/31/99.........................................   603.92 152.00    389.28
   4/30/99.........................................   450.98 157.03    440.60
   5/31/99.........................................   464.71 152.56    370.89
   6/30/99.........................................   676.47 165.88    400.94
   7/31/99.........................................   581.37 162.93    353.64
   8/31/99.........................................   849.51 169.16    372.30
   9/30/99.........................................   835.29 169.58    412.13
   10/31/99........................................   968.63 183.19    455.69
   11/30/99........................................ 1,457.35 206.02    574.31
   12/31/99........................................ 2,995.10 251.29    797.80

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                                      118

                 CERTAIN TRANSACTIONS WITH RESPECT TO VERISIGN

  Since January 1, 1999, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which VeriSign or any of its subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of the common stock of VeriSign or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) the compensation agreements, which are described where required in "Executive Compensation," and (2) the transactions described below.

  Legal Fees. During 1999, the law firm of Tomlinson Zisko Morosoli & Maser LLP, of which Mr. Tomlinson is a partner, provided legal services to VeriSign on a variety of matters. VeriSign paid to Tomlinson Zisko Morosoli & Maser LLP an aggregate of approximately $738,000 in 1999.

  VeriSign believes that all of the transactions set forth above were made on terms no less favorable to it than could have been obtained from unaffiliated third parties. All future transactions between VeriSign and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the board, including a majority of the independent and disinterested directors of the board, and will be on terms no less favorable to VeriSign than could be obtained from unaffiliated third parties.

                         VERISIGN STOCKHOLDER PROPOSALS

  VeriSign's bylaws establish an advance notice procedure for stockholder proposals not included in VeriSign's proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by:

  .  VeriSign's board of directors;

  .  any nominating committee appointed by VeriSign's board of directors; or

  . any stockholder entitled to vote who has delivered written notice to the Secretary of VeriSign 60 days or no more than 90 days in advance of May 24, 2001, which notice must contain specified information concerning the nominees and concerning the stockholder proposing the nominations.

  The only business that will be conducted at an annual meeting of VeriSign stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who has delivered timely written notice to the Secretary of VeriSign 60 days or no more than 90 days prior to the first anniversary of this year's annual meeting. In the event that the date of the annual meeting is more than thirty
(30) days before or more than sixty (60) days after that anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to the annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to the annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of that meeting is first made by VeriSign. The stockholder's notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. If a stockholder who has not notified VeriSign of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at the meeting, VeriSign need not present the proposal for a vote at the meeting. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of VeriSign. All notices of proposals by stockholders, whether or not included in VeriSign's proxy materials, should be sent to the Secretary of VeriSign at its principal executive offices.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934, as amended, requires VeriSign's directors and officers, and persons who own more than 10% of VeriSign's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market. These persons are required by SEC regulations to furnish VeriSign with copies of all section 16(a) forms that they file.

  Based solely on its review of the copies of the forms furnished to VeriSign and written representations from the executive officers and directors, VeriSign believes that all section 16(a) filing requirements for the year ended December 31, 1999 were met with the exception of the following: James D. Bidzos filed a report on Form 4 for the month of July one day late. Stratton D. Sclavos filed a report on Form 4 for the month of December one day late and David Cowan filed a report on Form 5 for 1999 one day late.

                                 OTHER BUSINESS

  The board does not presently intend to bring any other business before the Meeting, and, so far as is known to the board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting those proxies.

  Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

                    NETWORK SOLUTIONS STOCKHOLDER PROPOSALS

  Under Rule 14a-8 of the Exchange Act, Network Solutions stockholders may present proper proposals for inclusion in Network Solutions' proxy statement and for consideration at the next annual meeting of its stockholders by submitting those proposals to Network Solutions in a timely manner. As noted in Network Solutions' proxy statement relating to its 1999 annual meeting of stockholders, in order to be so included for the 2000 annual meeting, stockholder proposals must have been received by Network Solutions no later
than       , 2000, and must have other complied with the requirements of Rule
14a-8.

                                 LEGAL OPINION

  The validity of the shares of VeriSign common stock offered by this prospectus/proxy statement will be passed upon for VeriSign by Fenwick & West LLP.

                                    EXPERTS

  The consolidated financial statements of VeriSign, Inc. and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Signio, Inc. (formerly PaymentNet, Inc.) as of December 31, 1999 and 1998, and for each of the years in the two-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of THAWTE HOLDINGS (PTY.) LTD., THAWTE CONSULTING (PTY.) LTD. and THAWTE USA, INC. as of February 28, 1999 and 1998, and for each of the years in the two-year period ended February 28, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, Inc., independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Network Solutions, Inc. incorporated in this prospectus/proxy statement by reference to Network Solutions' Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  DOCUMENTS INCORPORATED BY REFERENCE IN THIS
                           PROSPECTUS/PROXY STATEMENT

  This prospectus/proxy statement incorporates documents by reference that are not presented in or delivered with this document.

  All documents filed by us under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the Network Solutions special meeting and the VeriSign annual meeting are incorporated by reference into and to be a part of this prospectus/proxy statement from the date of filing of those documents.

  You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

  The following documents, which were filed by Network Solutions with the Securities and Exchange Commission, are incorporated by reference into this prospectus/proxy statement:

  . Network Solutions' Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

  . Network Solutions' Current Reports on Form 8-K dated January 31, 2000, February 10, 2000 and March 8, 2000; and

  . Network Solutions' Registration Statement on Form 8-A dated August 8, 1997, as amended, SEC file number 000-22967, which describes Network Solutions' common stock.

  The following documents, which have been filed by VeriSign with the Securities and Exchange Commission, are incorporated by reference into this prospectus/proxy statement:

  .  VeriSign's Annual Report on Form 10-K for the year ended December 31,
     1999

  . VeriSign's Current Reports on Form 8-K dated January 6, 2000, February 16, 2000, March 7 and March 8, 2000 and Form 8-K/A on March 10, 2000; and

  . VeriSign's Registration Statement on Form 8-A, SEC file number 000-23593, which describes VeriSign's common stock.

  Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this prospectus/proxy statement to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus/proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

  The documents incorporated by reference into this prospectus/proxy statement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus/proxy statement not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement prospectus, to you, without charge, upon written or oral request. You should make any request
for documents by       , 2000 to ensure timely delivery of the documents.

 Requests for documents relating to        Requests for documents relating to
Network Solutions should be directed                    VeriSign
                 to:                             should be directed to:


       Network Solutions, Inc.                       VeriSign, Inc.
       505 Huntmar Park Drive                     1350 Charleston Road
    Herndon, Virginia 20170-5139          Mountain View, California 94043-1331
    Attn: Jonathan W. Emery, Esq.               Attn: Investor Relations
           (703) 742-0400                            (650) 961-7500

  We file reports, proxy statements and other information with the Securities Exchange Commission, or SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

     Judiciary Plaza            Citicorp Center       Seven World Trade Center
        Room 1024           500 West Madison Street          13th Floor
 450 Fifth Street, N.W.           Suite 1400          New York, New York 10048
 Washington, D.C. 20549     Chicago, Illinois 60661

  Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

  VeriSign has filed a registration statement under the Securities Act with the SEC with respect to VeriSign's common stock to be issued to Network Solutions stockholders in the merger. This prospectus/proxy statement constitutes the prospectus of VeriSign filed as part of the registration statement. This prospectus/proxy statement does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

  This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the VeriSign common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus/proxy statement nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth or incorporated in this document by reference or in our affairs since the date of this prospectus/proxy statement. The information contained in this document with respect to Network Solutions and its subsidiaries was provided by Network Solutions and the information contained in this document with respect to VeriSign was provided by VeriSign.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

  This prospectus/proxy statement and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on VeriSign's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

  . the possibility that the value of the VeriSign common stock to be issued to Network Solutions stockholders in the merger will decrease prior to completion of the merger and no corresponding adjustment to the number of shares of VeriSign stock to be received by Network Solutions stockholders will be made;

  .  the possibility that the merger will not be consummated;

  . the possibility that the anticipated benefits from the merger cannot be fully realized;

  . the possibility that costs or difficulties related to the integration of our businesses and infrastructure are greater than expected;

  . our dependence on the timely development, introduction and customer acceptance of new Internet services;

  .  the impact of competition on revenues and margins;

  . rapidly changing technology and shifting demand requirements and Internet usage patterns;

  . other risks and uncertainties, including the risks and uncertainties involved in continued acceptance of the combined companys' products and services, Network Solutions' customer acceptance of VeriSign's products and services, increased use of the Internet for electronic commerce, the impact of competitive services, products and prices, the unsettled conditions in the Internet and other high- technology industries and the ability to attract and retain key personnel; and

  . other risk factors as may be detailed from time to time in Network Solutions' and VeriSign's public announcements and filings with the Securities and Exchange Commission.

  In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors."

                                                                        ANNEX A

                          AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement") is made and entered into as of March 6, 2000, among VeriSign, Inc., a Delaware corporation ("Parent"), Nickel Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of Parent ("Merger Sub"), and Network Solutions, Inc., a Delaware corporation ("Company").

                                    Recitals

  A. The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law").

  B. For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, the Merger is intended to be accounted for as a "purchase" under United States generally accepted accounting principles ("GAAP").

  C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, a stockholder of Company is entering into a Voting Agreement with Parent in the form of Exhibit A (the "Voting Agreement").

  D. Concurrently with the execution of this Agreement, Parent and a stockholder of Company are entering into a Registration Rights Agreement in the form of Exhibit B (the "Registration Rights Agreement").

  In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

  1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

  1.2 Effective Time; Closing. Subject to the provisions of this Agreement, Company and Merger Sub will file a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Company and Merger Sub, and shall be subject to all debts, liabilities and duties of Company and Merger Sub.

  1.4 Certificate of Incorporation; Bylaws.

  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is "Network Solutions, Inc."'

  (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Company immediately prior to the Effective Time, until their respective successors are duly appointed.

  1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

    (a) Conversion of Company Common Stock. Each share of common stock, par value $0.001 per share, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive 2.15 (the "Exchange Ratio") shares of common stock, par value $0.001 per share, of Parent ("Parent Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e). For the avoidance of doubt, following the two-for-one stock dividend payable on Company Common Stock on March 10, 2000, the Exchange Ratio will be 1.075.

    (b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c) Stock Options; Employee Stock Purchase Plan. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1996 Stock Incentive Plan (the "Company Stock Option Plan") shall be assumed by Parent in accordance with Section 5.9 of this Agreement. Rights outstanding under Company's 1997 Employee Stock Purchase Plan (the "Company ESPP") shall be treated as set forth in Section 5.9 of this Agreement.

    (d) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

    (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

  1.7 Exchange of Certificates.

  (a) Exchange Agent. Parent shall select an institution reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

  (b) Exchange Fund. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock.

  (c) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d). No interest will be paid or accrued on any cash in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

  (e) Fractional Shares. (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent pursuant to
Section 1.7(b), over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 1.7(c) (such excess, the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market in the manner set forth in paragraph (ii) of this Section 1.7(e).

    (ii) The sale of the excess shares by the Exchange Agent shall be executed on the Nasdaq Stock Market and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock in accordance with the terms of Section 1.7(c).

    (iii) Notwithstanding the provisions of paragraphs (i) and (ii) of this
  Section 1.7(e), Parent may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Parent shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount such holder would have received pursuant to Section 1.7(e)(ii) assuming that the sales of Parent Common Stock were made at a price equal to the average of the closing prices of the Parent Common Stock on the Nasdaq Stock Market for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (iii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 1.7(b) or (e).

  (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(b)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

  (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to
Section 1.6, cash for fractional shares, if any, as may be required pursuant to
Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed

Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  (h) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.7(d), in each case, without any interest thereon.

  1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.9 Restricted Stock. If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("Company Restricted Stock") may be forfeited or repurchased by the Company upon any termination of the stockholders' employment, directorship or other relationship with the Company (and/or any affiliate of the Company) under the terms of any restricted stock purchase agreement or other agreement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each, is set forth in Part 1.9 of the Company Disclosure Letter.

  1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

  1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II

                   Representations and Warranties of Company

  As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) Company's Annual Report on Form 10-K for the year ending December 31, 1998 and any Company SEC Reports (as defined below) filed subsequent to such Form 10-K, and (ii) the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "Company Disclosure Letter") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), Company represents and warrants to Parent and Merger Sub as follows:

  2.1 Organization; Subsidiaries.

  (a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) on Company.

  (b) Other than as set forth in Part 2.1 of the Company Disclosure Letter, neither Company nor any of the other corporations identified in Part 2.1 of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1 of the Company Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Company. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future material investment in or material capital contribution to any other entity. Neither Company, nor any of its subsidiaries, is a general partner of any general partnership, limited partnership or other similar entity. Part 2.1 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

  (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "Company Charter Documents"), and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents.

  2.2 Company Capitalization.

  (a) The authorized capital stock of Company consists solely of 210,000,000 shares of Company Common Stock, of which there were 36,166,801 shares issued and outstanding as of the close of business on March 3, 2000, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company. From and after the Effective Time, the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions of such Company Restricted Stock, and Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under such Company Restricted Stock.

  (b) As of the close of business on March 3, 2000, (i) 4,076,097 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plan ("Company Options") for a weighted average aggregate exercise price of approximately $75.43, (ii) 457,370 shares of Company Common Stock are reserved for future issuance under the Company ESPP, and (iii) 500,000 shares of Company Common Stock are reserved for future issuance under the Company's 401(k) Plan. Part 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this
Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which such Company Option expires and (vi) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of the Company Stock Option Plan and the form of all stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Stock Option Plan. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

  (c) All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.4).

  2.3 Obligations With Respect to Capital Stock. Except as set forth in Part
2.3 of the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Company owns all of the securities of its subsidiaries identified on Part 2.1 of the Company Disclosure Letter, free and clear of all claims and Encumbrances, and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except as set forth in Part 2.2 or Part 2.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement, the Registration Rights Agreement, and the Registration Rights Agreement between Company and Science Applications International Corporation, there are no registration rights with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

  2.4 Authority; Non-Contravention.

  (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "Company Stockholder Approvals") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

  (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approvals and compliance with the requirements set forth in Section 2.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on Company. Part 2.4(b) of the Company Disclosure Letter list all consents, waivers and approvals under any of Company's or any of its subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity") or other person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the effectiveness of the Registration Statement (as defined in
Section 2.17), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR

Act"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company, Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

  2.5 SEC Filings; Company Financial Statements.

  (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since the effective date of the registration statement of Company's initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of September 30, 1999 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

  (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

  2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect with respect to Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock,
(iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) since November 10, 1999, any material modification, amendment or cancellation of any of the Registry Agreement, dated November 10, 1999, between Company and the Internet Corporation for Assigned Names and Numbers, a not-for-profit corporation ("ICANN"), the Registrar Accreditation Agreement, dated November 10, 1999, between Company and ICANN, and the Cooperative Agreement No. NCR-92-18742, in each case, as amended, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vii) any material revaluation by Company of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business, or (viii) any material change in the pricing of the registration fees Company charges for its registration services.

  2.7 Taxes.

  (a) Company and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

  (b) Company and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes which are not material to Company.

  (c) Other than as set forth in Part 2.7(c) of the Company Disclosure Letter, neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (d) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to Company.

  (e) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof that is reasonably likely to be material to Company.

  (f) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

  (g) There is no agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

  (i) Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, other than the Tax Sharing Agreement between Company and Science Applications International Corporation, a Delaware corporation ("SAIC").

  (j) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

  (k) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

  (l) Company has not been distributed in a transaction qualifying under
Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

  (m) Company is not aware of any fact, circumstance, plan or intention on the part of Company that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of Section 368 of the Code.

  For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  2.8 Title to Properties.

  (a) Company owns no real property interests. Part 2.8 of the Company Disclosure Letter list all real property leases to which Company is a party and each amendment thereto that is in effect as of the date of this Agreement that provide for annual payments in excess of $5,000,000. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Company.

  (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances which are not material in character, amount or extent.

  2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

  "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

  "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or one of its subsidiaries.

  "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

  "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.

  (a) No material Company Intellectual Property or product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

  (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Company Registered Intellectual Property.

  (c) Company or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted) to, each material item of Company Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions).

  (d) Neither Company has nor any of its subsidiaries transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

  (e) Part 2.9(e) of the Company Disclosure Letter lists (i) all material contracts, licenses, agreements to which Company is a party with respect to Company's authority as a registry and registrar for Internet general top level domains including but not limited to the .com, .net and .org domains, (ii) all Internet distribution and advertising agreements to which Company is a party (except for any agreement which, if terminated, would not have a Material Adverse Effect on Company), and (iii) all contracts, licenses and agreements to which Company is a party pursuant to which a third party has licensed or transferred any material Intellectual Property to Company (except for any contract, license and agreement which, if terminated, would not have a Material Adverse Effect on Company). There are no material contracts, licenses and agreements to which Company is a party with respect to the software, hardware, network and technology infrastructure used in Company's business as currently conducted which, if terminated, would have a Material Adverse Effect on Company.

  (f) To Company's knowledge, the operation of the business of Company as such business currently is conducted, including Company's design, development, marketing and sale of the products or services of Company (including with respect to products currently under development) has not and does not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

  (g) Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Company.

  (h) Except as set forth in Part 2.9(h) of the Company Disclosure Letter, to the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Company.

  (i) Company and its subsidiaries have taken reasonable steps to protect Company's and its subsidiaries' rights in Company's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would have a Material Adverse Effect on Company.

  (j) None of the Company Intellectual Property or product or service of Company contains any defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, which defects, individually or in the aggregate, would have a Material Adverse Effect on Company.

  (k) Company has obtained requisite authority, governmental approvals and rights (sufficient for the conduct of its business as currently conducted) to act as the exclusive registry and a non-exclusive registrar for certain general Internet top level domains, including but not limited to the .com, .net and
 .org domains. The Company Disclosure Letter lists all material contracts, licenses and agreements to which Company is a party with respect to Company's authority and obligations as a registry and registrar for Internet general top level domains including but not limited to the .com, .net and .org domains.

  (l) All material contracts, licenses and agreements relating to Company's authority and obligations as a registry and registrar for Internet general top level domains including but not limited to the .com, .net and .org domains, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Company and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of Company and its subsidiaries, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements.

  (m) Since November 10, 1999, Company has received no notice from any United States Governmental Entity or ICANN (i) of any material complaint by a United States Governmental Entity or ICANN regarding Company's services or activities related to its role as a registry and registrar for Internet general top level domains including but not limited to the .com, .net and .org domains; or (ii) questioning Company's authority to act as the exclusive registry and a non-exclusive registrar for Internet general top level domains, including but not limited to the .com, .net and .org domains.

  (n) To the Company's knowledge, as of the date of this Agreement, Company's separation of its registrar and registry computer systems was achieved without a material failure, which, for purposes of this Section 2.9(n), shall be defined as uptime availability of less than 99% since the date of the separation of such systems due to the separation of such systems.

  2.10 Compliance with Laws.

  (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Company. To Company's knowledge, no investigation or review by any Governmental Entity is pending or, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. There is no judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, or any acquisition of material property by Company or any of its subsidiaries.

  (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Company as currently conducted (collectively, the "Company Permits"), and are in compliance with the terms of the Company Permits, except where the failure to hold such Company Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on Company.

  2.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Company or on the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No director or executive officer of Company has asserted a claim to seek indemnification from Company under the Company Charter Documents or any indemnification agreement between Company and such person.

  2.12 Employee Benefit Plans.

  (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

    (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

    (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

    (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

    (iv) "DOL" shall mean the Department of Labor;

    (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Company or any subsidiary of Company;

    (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any subsidiary of Company, on the one hand, and any Employee or consultant of Company or any subsidiary of Company, on the other hand;

    (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

    (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

    (ix) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

    (x) "IRS" shall mean the Internal Revenue Service;

    (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

    (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

    (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

  (b) Schedule. Part 2.12 of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

  (c) Documents. Company has made available to Parent, to the extent requested by Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (ix) all COBRA forms and related notices; and
(x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

  (d) Employee Plan Compliance. Except, in each case, as would not, individually or in the aggregate, result in a material liability to Company:
(i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, to the knowledge of Company, no event has occurred giving rise to a material likelihood that such Plan would not be treated as qualified by the IRS; (iii) no "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet.

  (e) Pension Plans. Neither Company nor SAIC has now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, that would result in material liability to Company.

  (f) Multiemployer Plans. At no time has Company or SAIC contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to Company.

  (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

  (h) Effect of Transaction. Except as expressly contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

  (i) Employment Matters. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Company's knowledge, threatened material claims or actions against Company under any worker's compensation policy or long-term disability policy. To Company's knowledge, no Employee of Company has materially violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity.

  (j) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

  (k) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

  2.13 Environmental Matters.

  (a) Hazardous Material. Except as would not have a Material Adverse Effect on Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

  (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

  (c) Permits. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents ("Environmental Permits") material to and necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

  (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company concerning any Environmental Permit of Company, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which reasonably could be expected to involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any environmental liability, with such exceptions as would not have a Material Adverse Effect on Company.

  2.14 Certain Agreements. Except as set forth in Part 2.14 of the Company Disclosure Letter, neither Company nor any of its subsidiaries is a party to or is bound by:

    (a) any employment or consulting agreement or commitment with any employee or member of Company's Board of Directors, that, individually or in the aggregate, is material to Company, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company's or any of its subsidiaries' ability to terminate employees at will;

    (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    (c) any material guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan or sale of debt securities;

    (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Company or Surviving Corporation or any of its subsidiaries after the Effective Time that would have a Material Adverse Effect on Company;

    (e) any agreement or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company's subsidiaries;

    (f) any material agreement or commitment with SAIC other than the Corporate Services Agreement between Company and SAIC; or

    (g) any agreement or commitment currently in force providing for capital expenditures by Company or its subsidiaries in excess of $5,000,000.

  The agreements required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 2.9 or are required to be filed with any Parent SEC Report ("Company Contracts") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on Company. Neither Company nor any of its subsidiaries, nor to Company's knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract in such a manner as would have a Material Adverse Effect on Company.

  2.15 Brokers' and Finders' Fees. Except for fees payable to J.P. Morgan & Co. Incorporated and Chase Securities, Inc. pursuant to engagement letters which have been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  2.16 Insurance. Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

  2.17 Disclosure. The information supplied by Company for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion or incorporation by reference in the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders or to Parent's stockholders, at the time of the meeting of Company's stockholders (the "Company Stockholders' Meeting") to consider the Company Stockholder Approvals, at the time of the meeting of Parent's stockholders (the "Parent Stockholders' Meeting") to consider (1) the issuance of shares of Parent Common Stock pursuant to the Merger, (2) an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock in order to permit the issuance of shares of Parent Common Stock pursuant to the Merger, and (3) an amendment to Parent's Bylaws to increase the authorized number of directors of Parent (collectively, the "Parent Stockholder Approvals") or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or Parent Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

  2.18 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Company and its stockholders, and has approved this Agreement and
(ii) declared the advisability of the Merger and recommends that the stockholders of Company approve and adopt this Agreement and approve the Merger.

  2.19 Fairness Opinion. Company's Board of Directors has received opinions from J.P. Morgan & Co. Incorporated and Chase Securities, Inc., dated as of the date hereof, to the effect that, as of the date hereof, the consideration to be received by Company's stockholders in the Merger is fair to Company's stockholders from a financial point of view, and will promptly deliver to Parent copies of such opinions.

  2.20 DGCL Section 203 and Rights Agreement Not Applicable. The restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) are not applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger by express provision of the Company's Certificate of Incorporation, duly adopted pursuant to the provisions of Section 203(b)(3) of the Delaware Law. To Company's knowledge, no other anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a "Takeover Statute") applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby. Company is not a party to, and Company's equity securities will not be affected by, any rights agreement, "poison pill" or similar plan, agreement or arrangement which would have an adverse effect on the ability of Parent to consummate the Merger or the other transactions contemplated hereby.

  2.21 Affiliates. Part 2.21 of the Company Disclosure Letter is a complete list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                                  ARTICLE III

            Representations and Warranties of Parent and Merger Sub

  As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) Parent's Annual Report on Form 10-K for the year ending December 31, 1998 and any Parent SEC Reports (as defined below) filed subsequent to such Form 10-K, and (ii) the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Disclosure Letter") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent, Parent and Merger Sub represent and warrant as follows:

  3.1 Organization of Parent and Merger Sub.

  (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

  (b) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date (collectively, the "Parent Charter Documents"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents.

  3.2 Parent and Merger Sub Capitalization.

  (a) The authorized capital stock of Parent consists solely of 200,000,000 shares of Parent Common Stock, of which there were 114,820,683 shares issued and outstanding as of the close of business on March 3, 2000, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. As of the close of business on March 3, 2000, (i) 17,137,292 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock, and (ii) 1,748,494 shares of Parent Common Stock are reserved for future issuance under Parent's 1998 Equity Employee Stock Purchase Plan. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

  (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

  (c) All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

  (d) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

  3.3 Obligations With Respect to Capital Stock. Except as set forth in Part
3.3 of the Parent Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 3.2 or Part 3.3 of the Parent Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

  3.4 Authority; Non-Contravention.

  (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the Parent Stockholder Approvals and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of (i) the holders of a majority in interest of the stock present or represented by proxy at the Parent Stockholders' Meeting is sufficient for Parent's stockholders to approve the issuance of shares of Parent Common Stock pursuant to the Merger, (ii) the holders of a majority of the outstanding shares of Parent Common Stock is sufficient for Parent's stockholders to amend Parent's Certificate of Incorporation to increased the authorized number of shares of Parent Common Stock in order to permit the issuance of shares of Parent Common Stock pursuant to the Merger, and (iii) the holders of at least a majority of the voting power of all of then outstanding shares of Parent Common Stock is sufficient to amend Parent's Bylaws to increase the authorized number of directors of Parent, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

  (b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) subject to obtaining the Parent Stockholder Approvals, conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) subject to obtaining the Parent Stockholder Approvals and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Part 3.4(b) of the Parent Disclosure Letter list all consents, waivers and approvals under any of Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for
(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and a Schedule 13D with regard to the Voting Agreement in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

  3.5 SEC Filings; Parent Financial Statements.

  (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since the effective date of the registration statement of Parent's initial public offering, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of September 30, 1999 is hereinafter referred to as the "Parent Balance Sheet." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

  (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

  3.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet there has not been (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock,
(iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any material revaluation by Parent of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business.

  3.7 Taxes.

  (a) Parent and each of its subsidiaries have timely filed all material Returns relating to Taxes required to be filed by or on behalf of Parent and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

  (b) Parent and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld, except such Taxes which are not material to Parent.

  (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (d) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to Parent.

  (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof that is reasonably likely to be material to Parent.

  (f) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

  (g) There is no agreement, plan or arrangement to which Parent or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Parent is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

  (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

  (i) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

  (j) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

  (k) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

  (l) Parent has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Parent distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

  (m) Parent is not aware of any fact, circumstance, plan or intention on the part of Parent that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of Section 368 of the Code.

  3.8 Title to Properties. Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such Encumbrances which are not material in character, amount or extent.

  3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

    "Parent Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or one of its subsidiaries.

    "Parent Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or one of its subsidiaries.

    (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

    (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property except, in each case, as would not materially adversely affect such item of Parent Registered Intellectual Property.

    (c) Parent or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions).

    (d) Neither Parent nor any of its subsidiaries have transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Parent Intellectual Property, to any third party.

    (e) To Parent's knowledge, the operation of the business of Parent as such business currently is conducted, including Parent's design, development, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

    (f) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Parent.

    (g) To the knowledge of Parent, no person has or is infringing or misappropriating any material Parent Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Parent.

    (h) Parent and its subsidiaries have taken reasonable steps to protect Parent's and its subsidiaries' rights in Parent's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would have a Material Adverse Effect on Parent.

    (i) None of the Parent Intellectual Property or product or service of Parent contains any significant defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, which defects, individually or in the aggregate, would have a Material Adverse Effect on Parent.

  3.10 Compliance with Laws.

  (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its subsidiaries, or any acquisition of material property by Parent or any of its subsidiaries.

  (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Parent as currently conducted (collectively, the "Parent Permits"), and are in compliance with the terms of the Parent Permits, except where the failure to hold such Parent Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

  3.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No director or executive officer of the Parent has asserted a claim to seek indemnification from the Parent under Parent Charter Documents or any indemnification agreements between Parent and such person.

  3.12 Employee Benefit Plans.

  (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.12(a)(i) below (which definition shall apply only to this Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

    (i) "Affiliate" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

    (ii) "Parent Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Employee;

    (iii) "Parent Employees" shall mean any current, former or retired employee, officer or director or any subsidiary of Parent;

    (iv) "International Parent Employee Plan" shall mean each Parent Employee Plan that has been adopted or maintained by Parent, whether informally or formally, for the benefit of Employees outside the United States;

    (v) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

    (vi) "Pension Plan" shall mean each Parent Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

  (b) Schedule. Part 3.12 of the Parent Disclosure Letter contains an accurate and complete list of each Parent Employee Plan. Parent does not have any plan or commitment to establish any new Parent Employee Plan, to modify any Parent Employee Plan (except to the extent required by law or to conform any such Parent Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Parent Employee Plan, nor does it have any intention or commitment to do any of the foregoing.

  (c) Documents. Parent has made available to Company, to the extent requested by Company: (i) correct and complete copies of all documents embodying each Parent Employee Plan including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iv) if the Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Parent Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Parent Employee Plan; and (vii) all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

  (d) Employee Plan Compliance. Except, in each case, as would not, individually or in the aggregate, result in a material liability to Parent, (i) Parent has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, to the knowledge of Parent, no event has occurred giving rise to a material likelihood that such Plan would not be treated as qualified by the IRS; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 408 of ERISA, has occurred with respect to any Parent Employee Plan;
(iv) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) neither Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

  (e) Pension Plans. Parent does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, that would result in material liability to Parent.

  (f) Multiemployer Plans. At no time has Parent contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to Parent.

  (g) No Post-Employment Obligations. No Parent Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

  (h) Effect of Transaction. Except as expressly contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee.

  (i) Employment Matters. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect on the Parent, Parent and each of its subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees.

  (j) Labor. No work stoppage or labor strike against Parent is pending, threatened or reasonably anticipated. Parent does not know of any activities or proceedings of any labor union to organize any Parent Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened relating to any labor, safety or discrimination matters involving any Parent Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Neither Parent nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated by Parent.

  (k) International Parent Employee Plan. No International Parent Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.

  3.13 Environmental Matters.

  (a) Hazardous Material. Except as would not have a Material Adverse Effect on Parent, no underground storage tanks and no amount of any Hazardous Materials are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

  (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on Parent (in any individual case or in the aggregate) (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

  (c) Permits. Parent and its subsidiaries currently hold all Environmental Permits material to and necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted.

  (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Parent's knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against

Parent or any of its subsidiaries in a writing delivered to Parent concerning any Environmental Permit of Parent, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which reasonably could be expected to involve Parent or any subsidiaries in any environmental litigation or impose upon Parent any material environmental liability, with such exceptions as would not have a Material Adverse Effect on Parent.

  3.14 Certain Agreements. Except as set forth in Part 3.14 of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries is a party to or is bound by:

    (a) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Parent's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or granting any exclusive distribution or other exclusive rights; or

    (b) any agreement or commitment currently in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Parent has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Parent's subsidiaries.

  The agreements required to be disclosed in the Parent Disclosure Letter pursuant to clauses (a) and (b) above or pursuant to Section 3.9 or are required to be filed with any Parent SEC Report ("Parent Contracts") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries, nor to Parent's knowledge, any other party thereto, is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Parent Contract in such a manner as would have a Material Adverse Effect on Parent.

  3.15 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. Incorporated, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  3.16 Disclosure. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders or to Parent's stockholders, at the time of the Company Stockholders' Meeting, at the time of the Parent Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. The Registration Statement and Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

  3.17 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Parent and its stockholders, and has approved this Agreement and
(ii) recommends that the stockholders of Parent approve each of the Parent Stockholder Approvals.

  3.18 Fairness Opinion. Parent's Board of Directors has received a written opinion from Morgan Stanley & Co. Incorporated, dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view, and has delivered to Company a copy of such opinion.

                                   ARTICLE IV

                      Conduct Prior to the Effective Time

  4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, during that period Company will promptly notify Parent of any material event involving its business or operations consistent with the agreements contained herein.

  In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Schedule 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Grant any severance or termination pay to any officer or employee except (i) pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, (ii) in an amount not to exceed four months base pay of the terminated person or
  (iii) as consented to by Parent, whose consent shall not be unreasonably withheld or delayed, or adopt any new severance plan;

    (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the material Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

    (d) Except for the two-for-one stock dividend payable on Company Common Stock on March 10, 2000, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Company or split, combine or reclassify any capital stock of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Company;

    (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

    (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options, (ii) shares of Company Common Stock issuable to participants in the Company ESPP, (iii) shares of Company Common Stock issuable to participants in the Company's 401(k) Plan, in the case of (i), (ii) and (iii), consistent with the terms thereof, and (iv) pursuant to grants of Company Options to newly hired employees, upon promotions of existing employees, or as part of Company's annual option grant program, in each case, in the ordinary course of business, consistent with past practice, and not to exceed in the aggregate pursuant to this clause (iv), 500,000 shares of Company Common Stock;

    (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

    (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic relationships or alliances; provided, that Company shall not be prohibited under this clause (h) from (i) making or agreeing to make debt or equity investments which do not exceed (A) the lesser of
  (x) 20% of the fully diluted ownership of the entity or (y) $10 million, individually, or (B) $100 million, in the aggregate, or (ii) making or agreeing to make acquisitions which do not (A) exceed $200 million per acquisition, (B) exceed $500 million in the aggregate (which valuations shall be determined upon the signing of agreements regarding such transactions), or (C) which could reasonably be expected to delay the Merger or the other transactions contemplated hereby; provided, further, that Company shall provide written notice to Parent prior to signing any agreement regarding any such acquisition;

    (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company;

    (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in the ordinary course of business, consistent with past practice or (ii) pursuant to existing credit facilities, in the ordinary course of business;

    (k) Except as required to comply with any Legal Requirement, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice providing for compensation and other benefits generally commensurate with similarly situated employees) or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures that are material to the business of Company; provided, that any unilateral amendment by SAIC of any employee benefit plan in which Company participates shall not be a violation of this Section 4.1(k);

    (l) Make any material capital expenditures other than capital expenditures contained in the capital budget of Company approved by Company prior to the date of this Agreement;

    (m) Modify, amend or terminate any Company Contract to which Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in each case, in a manner that could reasonably be expected to materially adversely affect the Company;

    (n) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice;

    (o) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

    (p) Materially change the pricing of the registration fees Company charges for its registration services; or

    (q) Agree in writing or otherwise to take any of the actions described in
  Section 4.1 (a) through (p) above.

  4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall, except to the extent that Company shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, during that period Parent will promptly notify Company of any material event involving its business or operations consistent with the agreements contained herein.

  In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Schedule 4.2 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

    (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Parent or split, combine or reclassify any capital stock of Parent or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Parent;

    (b) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

    (c) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

    (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or enter into any material joint ventures, strategic relationships or alliances; provided, that Parent shall not be prohibited under this clause (h) from (i) making or agreeing to make debt or equity investments which do not exceed (A) the lesser of (x) 20% of the fully diluted ownership of the entity or (y) $10 million, individually, or (B) $100 million, in the aggregate, or (ii) making or agreeing to make acquisitions which do not (A) exceed $200 million per acquisition, (B) exceed $500 million in the aggregate (which valuations shall be determined upon the signing of agreements regarding such transactions), or (C) which could reasonably be expected to delay the Merger or the other transactions contemplated hereby; provided, further, that Parent shall provide written notice to Company prior to signing any agreement regarding any such acquisition;

    (e) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice;

    (f) Except as required by GAAP, make any change in accounting methods, principles or practices; or

    (g) Agree in writing or otherwise to take any of the actions described in
  Section 4.2 (a) through (f) above.

                                   ARTICLE V

                             Additional Agreements

  5.1 Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.

  (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC, the Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of Company and Parent will cause the Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Promptly after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1.

  (b) Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and/or Parent, such amendment or supplement.

  5.2 Meeting of Company Stockholders.

  (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

  (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting;
(ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

  (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "Notice of Superior Offer") advising Parent that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within three business days of Parent's receipt of the Notice of Superior Offer, made an offer that the Company's Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of national standing) to be at least as favorable to Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 5.4 or this Section 5.2. Company shall provide Parent with at least two business days prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than twenty-four hours) of any meeting of the Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 5.4) to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on the written advice of a financial advisor of national standing) to be more favorable to the Company stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Company's Board of Directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

  (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

  5.3 Meeting of Parent Stockholders.

  (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the Parent Stockholder Approvals. Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Parent Stockholder Approvals and will take all other action necessary to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent's stockholders in advance of a vote on the Parent Stockholder Approvals or, if as of the time for which Parent Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

  (b) (i) The Board of Directors of Parent shall recommend that Parent's stockholders approve the Parent Stockholder Approvals at the Parent Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders approve the Parent Stockholder Approvals at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent's stockholders approve the Parent Stockholder Approvals.

  (c) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

  5.4 No Solicitation.

  (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that notwithstanding the foregoing, prior to the approval of this Agreement and the Merger at the Company Stockholders' Meeting, this Section 5.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Company reasonably concludes (based on the written advice of a financial advisor of national standing) may constitute a Superior Offer if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement, (4) Company gives Parent at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company.

  For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal by a third party relating to: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of the Company; (C) any sale, lease, exchange, transfer, license or disposition to a third party of either of the "registry" or "registrar" businesses of Company; or (D) any liquidation or dissolution of the Company.

  (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as reasonably practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as reasonably practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

  5.5 Confidentiality; Access to Information.

  (a) The parties acknowledge that Company and Parent have previously executed a mutual confidentiality agreement, dated as of March 3, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

  (b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent will afford Company and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.6 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

  5.7 Reasonable Efforts; Notification.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

  (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  5.8 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

  5.9 Stock Options and ESPP.

  (a) At the Effective Time, each outstanding Company Option, whether or not then exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time.

  (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.9 shall be applied consistent with such intent.

  (c) Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten the Participation Period(s) under such plan which includes the Effective Time (the "Current Offerings") such that a new purchase date for each such Participation Period shall occur prior to the Effective Time and shares shall be purchased by Company ESPP participants prior to the Effective Time. The Current Offerings shall expire immediately following such new purchase date, and the Company ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new offering period.

  5.10 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable, but in no event more than five business days, after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

  5.11 Indemnification.

  (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

  (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 200% of such annual premium).

  (c) This Section 5.11 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

  5.12 Parent Board of Directors. Parent will submit to its stockholders for consideration at the Parent Stockholders' Meeting an amendment to Parent's Bylaws to increase the authorized number of members of the Parent Board of Directors to a number to be determined by the Parent Board of Directors from time to time, provided, that for three years following the Effective Time, any increase in the actual number of directors to a total of more than nine will require the affirmative vote of 80% of the directors then in office. The Board of Directors of Parent will take all actions reasonably necessary such that, effective upon the Effective Time, three persons mutually agreed upon by Parent's Board of Directors and Company's Board of Directors (the "New Directors") shall be appointed to Parent's Board of Directors, one of each of whom shall be appointed to Class I, Class II and Class III of Parent's Board of Directors, such designation to be made by mutual agreement of Parent's Board of Directors and Company's Board of Directors. Parent will use its best efforts to fulfill the conditions set forth in Section 6.2(e).

  5.13 Nasdaq Listing. Parent agrees to authorize for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

  5.14 Letters of Accountants. Company and Parent shall use their respective reasonable efforts to cause to be delivered to Parent letters of Company's and Parent's independent accountants, respectively, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  5.15 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

  5.16 Certain Employee Benefits.

  (a) As soon as practicable after the execution of this Agreement, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Company Employee Plans immediately prior to the Effective Time if appropriate). In addition, Company agrees that it and its subsidiaries shall terminate any and all severance, separation, retention and salary continuation plans, programs or arrangements (other than contractual agreements disclosed on the Company Disclosure Letter) prior to the Effective Time.

  (b) Employees of the Company and its subsidiaries will be granted credit for all service with the Company, its subsidiaries and with SAIC and its Affiliates under each Company employee benefit plan, program or arrangement of Parent or its Affiliates in which such Employees are eligible to participate for all purposes, except for purposes of benefit accrual under a defined benefit pension plan. If Employees become eligible to participate in a medical, dental or health plan of Parent or its Affiliates, Parent will cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or health plans maintained or contributed to by Company (but only to the extent corresponding exclusions and limitations were satisfied by such Employees under the applicable medical, dental or health plans maintained or contributed to by Company); and (ii) credit any deductible or out of pocket expenses incurred by the Employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

  (c) Company and Parent agree to work diligently and cooperate to separate the benefit plans of SAIC and Company.

  5.17 Tax Matters. Each of Parent, Merger Sub and Company agrees that it will not take any action, or fail to take any action, which action or failure to act would be reasonably likely to cause the Merger to fail to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Code.

                                   ARTICLE VI

                            Conditions to the Merger

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

    (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the stockholders of Company under applicable law and the Company Charter Documents.

    (b) Parent Stockholder Approval. The issuance of shares of Parent Common Stock pursuant to the Merger, and the amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock in order to permit the issuance of shares of Parent Common Stock pursuant to the Merger, shall have been approved by the requisite vote of the stockholders of Parent under applicable law and the Parent Charter Documents.

    (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

    (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated.

    (e) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

    (f) Consents. (i) All required approvals or consents of any Governmental Entity or other person in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries (including, for the purposes of this condition, Company and its subsidiaries), taken as a whole, and (ii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries (including, for the purposes of this condition, Company and its subsidiaries), taken as a whole.

  6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

    (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Parent. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

    (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

    (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

    (d) Tax Opinion. Company shall have received an opinion of Davis Polk & Wardwell, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Parent and Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

    (e) Parent Board of Directors. All actions necessary in order for the New Directors to become members of the Parent Board of Directors upon the Effective Time shall have occurred, and, if such actions included an amendment to Parent's Bylaws, such amendment shall have been approved at the Parent Stockholders' Meeting and shall be substantially as described in
  Section 5.12.

  6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

    (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Company. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

    (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

    (c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

    (d) Tax Opinion. Parent shall have received an opinion of Fenwick & West LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Parent and Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

    (e) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or
  (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

    (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

    (b) by either Company or Parent if the Merger shall not have been consummated by September 15, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

    (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

    (d) by either Company or Parent, if the approval and adoption of this Agreement, and the approval of the Merger, by the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain the Company stockholder approval shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;

    (e) by either Company or Parent, if the approval of the issuance of shares of Parent Common Stock pursuant to the Merger, and the amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock in order to permit the issuance of shares of Parent Common Stock pursuant to the Merger by the stockholders of Parent shall not have been obtained by reason of the failure to obtain the respective required votes at a meeting of Parent stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain the Parent stockholder approvals shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

    (f) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Triggering Event (as defined below) shall have occurred;

    (g) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if such breach by Parent is cured during such 30-day period, or if Company shall have materially breached this Agreement); or

    (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such breach by Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement).

  For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger;
(ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) Company shall have materially breached any of the provisions of Sections 5.2 or 5.4; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

  7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

  7.3 Fees and Expenses.

  (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

  (b) Company Payments. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(d), 7.1(f) or 7.1(h), the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $425 million in immediately available funds (the "Termination Fee"); provided, that in the case of a termination under Sections 7.1(d) or 7.1(h) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within nine months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or the Company enters into an agreement providing for a Company Acquisition and such Company Acquisition is later consummated with the person (or another person controlling, controlled by, or under common control with, such person) with whom such agreement was entered into (regardless of when such consummation occurs if the Company has entered into such an agreement within such nine-month period), and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition (regardless of when such consummation occurs if the Company has entered into such an agreement within such nine-month period). Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

  For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale, or of either of the "registry" or "registrar" businesses of Company, or
(iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company; provided, that, notwithstanding the foregoing, a Company Acquisition shall not include a spin-off or other distribution of either the "registry" or "registrar" businesses of Company to Company's stockholders.

  7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

  7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               General Provisions

  8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

  (a)if to Parent or Merger Sub, to:

    VeriSign, Inc.
    1350 Charleston Road
    Mountain View, California 94043
    Attention: Chief Financial Officer
    Facsimile No.: 650-961-7300
    with a copy to:

      Fenwick & West LLP
      Two Palo Alto Square
      Palo Alto, California 94306
      Attention: Gordon K. Davidson
                  Douglas N. Cogen
      Facsimile No.: 650-494-1417

  (b)if to Company, to:

    Network Solutions, Inc.
    505 Huntmar Park Drive
    Herndon, Virginia 20170
    Attention: General Counsel
    Facsimile No.: 703-742-0069

    with a copy to:

      Davis Polk & Wardwell
      1600 El Camino Real
      Menlo Park, California 94025
      Attention: William S. Rosoff
                  David W. Ferguson
      Facsimile No.: 650-752-2111

  8.3 Interpretation; Certain Defined Terms.

  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

  (b) For purposes of this Agreement, the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter, after reasonable inquiry of such matter. For purposes of this definition, the "executive officers" of Company shall be those person listed on Part 8.3(b) of the Company Disclosure Letter.

  (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions,
(ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) or (iii) changes in the trading prices for such entity's capital stock.

  (d) For purposes of this Agreement, the term "person " shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

  (e) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

  8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.5 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11.

  8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

  8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

  8.11 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                 *  *  *  *  *

  In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                          Verisign, Inc.

                                                  /s/ Stratton D. Sclavos
                                          By: _________________________________
                                            Name: Stratton D. Sclavos
                                            Title: President and Chief
                                            Executive Officer

                                          Nickel Acquisition Corporation

                                                  /s/ Stratton D. Sclavos
                                          By: _________________________________
                                            Name: Stratton D. Sclavos
                                            Title: President

                                          Network Solutions, Inc.

                                                     /s/ James P. Rutt
                                          By: _________________________________
                                            Name: James P. Rutt
                                            Title: Chief Executive Officer

                                                                         ANNEX B

                                                      March 6, 2000

Board of Directors
VeriSign, Inc.
1350 Charleston Road
Mountain View, CA 94043

Members of the Board:

  We understand that VeriSign, Inc. ("VeriSign"), Networks Solutions, Inc. ("Network Solutions") and Nickel Acquisition Corporation, a wholly-owned subsidiary of VeriSign ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, dated as of March 6, 2000 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Network Solutions. Pursuant to the Merger, each share of Network Solutions common stock, par value $0.001 per share (the "Network Solutions Common Stock"), other than shares held by Network Solutions, Merger Sub, VeriSign or any wholly-owned subsidiary of Network Solutions or VeriSign, shall be converted into the right to receive 2.15 shares (the "Exchange Ratio") of VeriSign common stock, par value $0.001 per share (the "VeriSign Common Stock") and Network Solutions will become a wholly-owned subsidiary of VeriSign. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to VeriSign.

  For purposes of the opinion set forth herein, we have:

   (i) reviewed certain publicly available financial statements and other information of Network Solutions and VeriSign;

   (ii) reviewed certain historical internal financial statements and other historical financial and operating data concerning Network Solutions prepared by the management of Network Solutions;

   (iii) reviewed the past and current operations and financial condition and the prospects of Network Solutions and VeriSign, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Network Solutions and VeriSign, respectively;

   (iv) reviewed the pro forma impact of the Merger on VeriSign's financial performance;

   (v) reviewed the reported prices and trading activity for the Network Solutions Common Stock and the VeriSign Common Stock;

   (vi) compared the financial performance of Network Solutions and VeriSign with that of certain other publicly-traded companies comparable to Network Solutions and VeriSign, respectively;

   (vii) reviewed the financial terms, to the extent publicly available, of certain comparable business combinations;

   (viii) participated in discussions and negotiations among representatives of Network Solutions and VeriSign and their financial and legal advisors;

   (ix) reviewed a draft of the Merger Agreement, dated as of March 6, 2000, and certain related documents; and

   (x) performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. As you are aware, neither Network Solutions nor

VeriSign made available to us any forecasts of future financial performance. Rather, for purposes of our analysis, we have relied with your consent on the publicly available estimates of certain research analysts, including those at Morgan Stanley & Co. Incorporated. With respect to the financial statements and data, including information relating to certain strategic and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial and operational performance of Network Solutions and VeriSign, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the draft of the Merger Agreement, dated as of March 6, 2000, including that the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986.

  We have relied upon, without independent verification, the assessment by the managements of Network Solutions and VeriSign of the strategic benefits expected to result from the Merger. We have also relied upon, without independent verification, the assessment by the management of VeriSign of the impact of certain financial effects of the Merger accounting adjustments, pursuant to purchase accounting, on the financial statements and performance of the combined entity following the Merger. In addition, we have relied on the assessment by the management of Network Solutions and VeriSign of the technologies and products of Network Solutions and VeriSign, the timing and risks associated with the integration of Network Solutions and VeriSign and the validity of, and risks associated with, Network Solutions's and VeriSign's existing and future products and technologies.

  We have not made any independent valuation or appraisal of the assets or liabilities of Network Solutions or VeriSign, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Board of Directors of VeriSign in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for VeriSign and Network Solutions and have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Board of Directors of VeriSign and may not be used for any other purpose without our prior written consent (which shall not be unreasonably withheld), except that this opinion may be included in any filing made by VeriSign with the Securities and Exchange Commission in connection with the Merger. This opinion does not in any manner address the prices at which the VeriSign Common Stock will trade at any time prior to or following the consummation of the Merger, and Morgan Stanley expresses no opinion as to how shareholders of VeriSign should vote at any shareholders' meeting held in connection with the Merger.

  Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to VeriSign.

                                          Very truly yours,

                                          Morgan Stanley & Co. Incorporated

                                                                         ANNEX C

                                                                   March 6, 2000

The Board of Directors
Network Solutions, Inc.
505 Huntmar Park Drive
Herndon, Virginia 20170

Attention: Michael A. Daniels
     Chairman of the Board

Ladies and Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Network Solutions, Inc. (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary of VeriSign, Inc. (the "Buyer"). Pursuant to the agreement and plan of merger, dated as of March 6, 2000 (the "Agreement"), among the Company, the Buyer and Nickel Acquisition Corporation (the "Merger Subsidiary"), the Company will become a wholly-owned subsidiary of the Buyer, and stockholders of the Company will receive, for each share of common stock, par value $0.001 per share, of the Company held by them, consideration equal to 2.15 shares of common stock of the Buyer (the "Exchange Ratio").

  In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company and the Buyer; (v) the audited financial statements of the Company and the Buyer for the fiscal year ended December 31, 1998 and the unaudited financial statements of the Company and the Buyer for the period ended December 31, 1999; and (vi) the terms of other business combinations that we deemed relevant.

  In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Merger on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

  In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses reviewed by us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Buyer's stock will trade at any future time.

  We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services if the proposed Merger is consummated. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

  On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Company's stockholders.

  This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                                          Very truly yours,

                                          J.P. Morgan Securities Inc.

                                                /s/ Dag J. Skattum
                                          By: _________________________________
                                            Name: Dag J. Skattum
                                            Title: Managing Director

                                                                         ANNEX D

One Bush Street
San Francisco, CA 94104
Tel 415-371-3000

                                                                   March 6, 2000

Confidential

The Board of Directors
Network Solutions, Inc.
505 Huntmar Park Drive
Herndon, Virginia 20170

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of Network Solutions, Inc. ("NSI" or the "Company") of the consideration to be received by such shareholders in connection with the proposed merger of Nickel Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of VeriSign, Inc., ("Merger Sub"), with and into the Company (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger to be dated as of March 6, 2000, among VeriSign, Inc. ("VeriSign"), Merger Sub, and NSI (the "Agreement").

  We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive 2.15 shares of common stock of VeriSign, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a purchase.

  Chase Securities Inc. ("Chase"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

  In the past, we have provided investment banking and other financial advisory services to VeriSign and NSI and have received fees for rendering these services. In the ordinary course of business, Chase acts as a market maker and broker in the publicly traded securities of VeriSign and NSI and receives customary compensation in connection therewith, and also provides research coverage for VeriSign and NSI. In the ordinary course of business, Chase actively trades in the equity and derivative securities of VeriSign and NSI for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Chase may in the future provide additional investment banking or other financial advisory services to VeriSign or NSI.

  In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

  (i) reviewed the publicly available consolidated financial statements of VeriSign for recent years and interim periods to date and certain other relevant financial and operating data of VeriSign (including its capital structure) available to us from published sources;

  (ii) discussed the business, financial condition and prospects of VeriSign with certain members of senior management;

  (iii) reviewed the publicly available consolidated financial statements of NSI for recent years and interim periods to date and certain other relevant financial and operating data of NSI available to us from published sources;

  (iv) discussed the business, financial condition and prospects of NSI with certain members of senior management;

  (v) reviewed the recent reported prices and trading activity for the common stocks of VeriSign and NSI and compared such information and certain financial information for VeriSign and NSI with similar information for certain other companies engaged in businesses we consider comparable;

  (vi) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  (vii) reviewed the Agreement dated March 6, 2000; and

  (viii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning VeriSign or NSI considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of VeriSign or NSI, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of VeriSign and NSI. For purposes of this opinion, we have assumed that neither VeriSign nor NSI is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which VeriSign or NSI's common stock will trade subsequent to the date of this opinion. In rendering this opinion, we have assumed that the proposed merger will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto. We were not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, NSI.

  It is understood that this letter is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement related to the Proposed Transaction. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

  Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          Chase Securities Inc.


                                          By    /s/ Paul B. Cleveland__________
                                                    Paul B. Cleveland
                                                    Managing Director

                                                                         ANNEX E

                                VOTING AGREEMENT

  This VOTING AGREEMENT (the "Agreement") is made and entered into as of March 6, 2000, between VeriSign, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Network Solutions, Inc., a Delaware corporation ("Company").

                                    Recitals

  A. Concurrently with the execution of this Agreement, Parent, Company and Nickel Acquisition Corporation, a Delaware corporation and a wholly-owned first-tier subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger of Merger Sub with and into Company (the "Merger"). Pursuant to the Merger, shares of common stock of Company, par value $0.001 per share ("Company Common Stock") will be converted into shares of Parent Common Stock on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

  B. Stockholder is the record holder of such number of outstanding shares of Company Common Stock as is indicated on the final page of this Agreement.

  C. As a material inducement to enter into the Merger Agreement, Parent desires Stockholder to agree, and Stockholder is willing to agree, to vote the Shares (as defined below), and such other shares of capital stock of Company over which Stockholder has voting power, so as to facilitate consummation of the Merger.

  In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

1. AGREEMENT TO VOTE SHARES

  1.1 Definitions. For purposes of this Agreement:

    (a) Shares. The term "Shares" shall mean all issued and outstanding shares of Company Common Stock owned of record or beneficially by Stockholder or over which Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the stockholders of Company called for the purpose of voting on the matters referred to in Section 1.2, or (ii) to take action by written consent of the stockholders of Company with respect to the matters referred to in Section 1.2. Stockholder agrees that any shares of capital stock of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership or over which Stockholder exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 6 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

    (b) Subject Securities. The term "Subject Securities" shall mean: (i) all securities of Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to
  Section 3 below or the record date for the meeting at which stockholders of Company are asked to vote upon approval of the Merger Agreement and the Merger.

    (c) Transfer. Stockholder shall be deemed to have effected a "Transfer" of a security if Stockholder directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

  1.2 Agreement to Vote Shares. Stockholder hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement (the "Effective Time") and (ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Company, however called, or in connection with any written consent of the stockholders of Company, Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares:

    (1) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the other actions contemplated by the Merger Agreement and any actions required in furtherance thereof;

    (2) against approval of any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of the Stockholder under this Agreement.

  Stockholder further agrees not to enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

  1.3. Transfer and Other Restrictions. (a) Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

    (i) except pursuant to the terms of the Merger Agreement, offer for sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale Transfer or other disposition of any or all of the Subject Securities or any interest therein except as provided in Section 1.2 hereof;

    (ii) grant any proxy, power of attorney, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Securities except as provided in this Agreement; or

    (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

  (b) To the extent Stockholder is, as of the date hereof, party to a contract or agreement that requires Stockholder to Transfer Shares to another person or entity (excluding a contract or agreement pledging Shares to Company), Stockholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit Stockholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant Stockholder may hold; provided that the securities acquired upon such exercise shall be deemed Shares.

  1.4 Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as
Exhibit I (the "Proxy"), which shall be irrevocable, with respect to the Shares, subject to the other terms of this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

  (a) Stockholder is the record and beneficial owner of, or Stockholder exercises voting power over, the shares of Company Common Stock indicated on the final page of this Agreement, which, on and as of the date hereof, are free and clear of any Encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement. The number of Shares set forth on the signature pages hereto are the only Shares beneficially owned by such Stockholder and, except as set forth on such signature pages, the Stockholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

  (b) Stockholder has the requisite power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, and (ii) for the limitations imposed by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation which would result in the creation of any Encumbrance upon any of the Shares owned by such Stockholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on such Stockholder or any Shares owned by such Stockholder. No consent, approval, order or authorization of any Governmental Entity is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, orders or authorizations would not prevent or materially delay the performance by Stockholder of its obligations under this Agreement. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

3. TERMINATION

  This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

4. MISCELLANEOUS

  4.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  4.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. Any purported assignment in violation of this Section shall be void.

  4.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  4.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

  4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given upon delivery either by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following address or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

    If to Parent:

     Verisign, Inc.
     1350 Charleston Road
     Mountain View, California 94043-1331
     Attn: Chief Financial Officer
     Facsimile: 650-961-7300

    with a copy to:

     Fenwick & West LLP
     Two Palo Alto Square
     Palo Alto, California 94306
     Attn: Gordon K. Davidson
            Douglas N. Cogen
     Facsimile: 650-494-1417

    If to Stockholder, to the address for notice set forth on the last page hereof.

    with a copy to:

     SAIC Venture Capital Corporation
     3753 Howard Hughes Parkway
     Las Vegas, Nevada 89109
     Attn: Ira J. Miller
            President

Any party hereto may by notice so given provide and change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

  4.6 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

  4.7 Entire Agreement. This Agreement and the Plan constitute and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

  4.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  4.9 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

                                 *  *  *  *  *

  In Witness Whereof, the parties hereto have caused this Voting Agreement to be executed by their duly authorized respective officers as of the date first above written.

                                          VeriSign, Inc.

                                                  /s/ Stratton D. Sclavos
                                          By: _________________________________
                                            Name:
                                            Title:

                                          Stockholder:

                                          SAIC Venture Capital Corporation

                                                   /s/ Douglas E. Scott
                                          By: _________________________________
                                            Name:
                                            Title:

                                          Stockholder's Address for Notice:

                                          3753 Howard Hughes Parkway, Suite
                                           200
                                          Las Vegas, Nevada 89109
                                          Attn: Ira J. Miller
                                              President

                                              Outstanding Shares of Company
                                               Common
                                              Stock Beneficially Owned by
                                              Stockholder:

                                                         8,150,000
                                             __________________________________

                                                                       EXHIBIT I

                               IRREVOCABLE PROXY

  The undersigned stockholder (the "Stockholder") of Network Solutions, Inc., a Delaware corporation (the "Company"), hereby irrevocably appoints and constitutes the members of the Board of Directors of VeriSign, Inc., a Delaware corporation ("Parent"), and each such Board member (collectively the "Proxyholders"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Company which are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company stockholders, and in every written consent in lieu of such a meeting, or otherwise, (i) in favor of adoption of the Agreement and Plan of Merger (the "Merger Agreement") among Parent, Nickel Acquisition Corporation and Company, and the approval of the merger of Nickel Acquisition Corporation with and into Company (the "Merger"), and (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of the Stockholder under the Voting Agreement.

  The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 1 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Company to be purchased and sold pursuant the Merger Agreement.

  This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the stockholders of the Company.

  This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned. Dated: March 6, 2000.

                                              /s/ Douglas E. Scott
                           ----------------------------------------------------
                           Signature

                               Douglas E. Scott, Director, SAIC Venture
                               Capital Corporation
                           ----------------------------------------------------
                           Name (and Title)

                           Shares of Company Common Stock beneficially
                           owned:   8,150,000

                                                                         ANNEX F

                         REGISTRATION RIGHTS AGREEMENT

  This Registration Rights Agreement (this "Agreement") is made and entered into as of March 6, 2000 (the "Effective Date") by and between VeriSign, Inc., a Delaware corporation ("Parent"), and SAIC Venture Capital Corporation, a Nevada corporation (the "Holder"), who immediately prior to the Effective Time of the Merger (as defined below) is a stockholder of Network Solutions, Inc., a Delaware corporation ("NSI").

                                    Recitals

  A. Parent, NSI and Nickel Acquisition Corporation ("Merger Sub") have entered into an Agreement and Plan of Merger (the "Plan") dated as of the date hereof, pursuant to which Merger Sub will merge with and into NSI in a reverse triangular merger with NSI to be the surviving corporation of the Merger (the "Merger"). Capitalized terms used herein and not defined herein shall have the meanings given in the Merger Agreement.

  B. In connection with the Merger, Parent desires to grant to Holder certain registration rights with respect to the shares of the Parent Common Stock that are issued to Holder in the Merger (the "Merger Shares"), subject to the terms and conditions set forth in this Agreement.

  In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

  1. Registration Rights.

  1.1 Definitions. For purposes of this Section 1:

    (a) Registration. The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement.

    (b) Registrable Securities. The term "Registrable Securities" means: (1) all of the Merger Shares, and (2) any shares of Common Stock of Parent issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Merger Shares; excluding in all cases, however, any Registrable Securities sold in a public offering pursuant to a registration statement filed with the SEC or sold to the public pursuant to Rule 144 promulgated under the Securities Act ("Rule 144") or Rule 145 under the Securities Act ("Rule 145") or otherwise.

    (c) Prospectus. The term "Prospectus" shall mean the prospectus included in any Registration Statement filed pursuant to the provisions hereof (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement (including, without limitation, any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement), and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

    (d) SEC. The term "SEC" or "Commission" means the U.S. Securities and Exchange Commission.

  1.2 Demand Registration.

  (a) Request by Holders. Any time after six months following the date of this Agreement, if the Parent shall receive a written request from the Holder that Parent file a registration statement under the Securities Act covering the registration of not less than 2,000,000 shares of Registrable Securities pursuant to this Section 1.2, then Parent shall, as soon as practicable, effect the registration under the Securities Act of all Registrable Securities that Holder requests to be registered and included in such registration.

  (b) Underwriting. If the Holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, then it shall so advise the Parent as a part of its request made pursuant to this Section 1.2(a). The Holder shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holder, which managing underwriter or underwriters shall be reasonably satisfactory to the Parent. Notwithstanding any other provision of this Section 1.2, if the underwriter(s) advise(s) the Parent in writing that marketing factors require a limitation of the number of securities to be underwritten then the Parent shall so advise the Holder, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated first to the Holder and second to the Parent or other stockholders of the Parent; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Parent are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

  (c) Maximum Number of Demand Registrations. The Parent is obligated to effect only one such registration during any six month period and three (3) such registrations in the aggregate pursuant to this Section 1.2.

  (d) Deferral. Notwithstanding the foregoing, if the Parent shall furnish to Holder, a certificate signed by the President or Chief Executive Officer of the Parent stating that in the good faith judgment of the Board of Directors of the Parent, it would be seriously detrimental to the Parent and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Parent shall have the right to defer such filing for a period of not more than 60 days after receipt of the request of the Holder; provided, however, that the Parent may not utilize this right more than once in any twelve month period.

  (e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 1.2, including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Parent, (but excluding underwriters' discounts and commissions), shall be borne by the Parent. The Holder shall bear a proportionate share (based on the total number of shares sold in such registration for the account of the Holder) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering and the fees and disbursements of any separate counsel retained by the Holder. Notwithstanding the foregoing, the Parent shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section
1.2 if the registration request is subsequently withdrawn at the request of the Holder, unless the Holder agrees to forfeit its right to demand registration pursuant to this Section 1.2; provided, further, however, that if at the time of such withdrawal, the Holder has learned of a material adverse change in the condition, business, or prospects of the Parent not known to the Holder at the time of its request for such registration and has withdrawn its request for registration with reasonable promptness after learning of such material adverse change, then the Holder shall not be required to pay any of such expenses and shall retain its rights pursuant to this Section 1.2.

  1.3 Piggyback Registrations. The Parent shall notify the Holder in writing at least thirty days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Parent (excluding registration statements relating to any employee benefit plan or a corporate reorganization) and will afford Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by Holder. Holder shall, within twenty days after receipt of the above-described notice from the Parent, so notify the Parent in writing, and in such notice shall inform the Parent of the number of Registrable Securities Holder wishes to include in such registration statement. If Holder decides not to include or does not sell all of its Registrable Securities in any registration statement thereafter filed by the Parent, Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Parent with respect to offerings of its securities, all upon the terms and conditions set forth herein.

    (a) Underwriting. If a registration statement under which the Parent gives notice under this Section 1.3 is for an underwritten offering, then the Parent shall so advise the Holder. In such event, the right of Holder's Registrable Securities to be included in a registration pursuant to this
  Section 1.3 shall be conditioned upon Holder's participation in such underwriting and the inclusion of Holder's Registrable Securities in the underwriting to the extent provided herein. Holder, when proposing to distribute its Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to shareholders exercising any demand registration rights, second to the Parent, and third, to the Holder. If Holder disapproves of the terms of any such underwriting, Holder may elect to withdraw therefrom by written notice to the Parent and the underwriter, delivered at least ten (10) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

    (b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 1.3 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Parent shall be borne by the Parent.

  1.4 Obligations of the Parent. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Parent shall, as expeditiously as reasonably possible:

    (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable, diligent efforts to cause such registration statement to become effective, and, upon the request of Holder, keep such registration statement effective for up to ninety days.

    (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

    (c) Furnish to Holder such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

    (d) Use reasonable, diligent efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Holder, provided that the Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

    (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

    (f) Notify Holder at any time when a prospectus relating to the Registrable Securities covered by such registration statement is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

  1.5 Furnish Information. It shall be a condition precedent to the obligations of the Parent to take any action pursuant to Sections 1.2 or 1.3 that Holder shall furnish to the Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to timely effect the registration of its Registrable Securities.

  1.6 Delay of Registration. Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

  1.7 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1.2 or 1.3:

    (a) By the Parent. To the extent permitted by law, the Parent will indemnify and hold harmless Holder, any officer or director of Holder, any underwriter (as defined in the Securities Act) for Holder and each person, if any, who controls Holder or such underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "Exchange Act") against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, "Violations" and, individually, a "Violation"):

      (1) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

      (2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

      (3) any violation or alleged violation by the Parent of the Securities Act or Exchange Act, any U.S. federal or state securities law or any rule or regulation promulgated under the Securities Act or Exchange Act, or any U.S. federal or state securities law in connection with the offering covered by such registration statement.

  and the Parent will reimburse Holder, any officer or director of Holder, underwriter or such controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 1.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Parent (which consent shall not be unreasonably withheld), nor shall the Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Holder, such underwriter or controlling person.

    (b) By Holder. To the extent permitted by law, Holder will indemnify and hold harmless the Parent, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Parent within the meaning of the Securities Act and any underwriter against any losses, claims or liabilities to which such person may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Holder expressly for use in connection with such registration; and Holder will reimburse any legal or other expenses reasonably incurred by the Parent or any such director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by Holder under this subsection 1.7(b) in respect of any Violation, together with the amount of any damages that such Holder, its directors, officers or any person who controls such Holder has otherwise been required to pay by reason of such Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

    (c) Notice. Promptly after receipt by an indemnified party under this
  Section 1.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.7.

    (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Parent and Holder are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, but only to the extent such failure to deliver the Final Prospectus is the fault of the indemnified party or any person acting on such indemnified person's behalf.

    (e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (1) Holder or any controlling person of Holder, makes a claim for indemnification pursuant to this Section 1.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.7 provides for indemnification in such case, or (2) contribution under the Securities Act may be required on the part of Holder or any such officer, director or controlling person in circumstances for which indemnification is provided under this Section 1.7; then, and in each such case, the Parent and Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative faults of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Parent, on the one hand, or by the Holder, on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parent and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 1.7(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding any other provision in this Section 1.7, (A) Holder will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by Holder pursuant to such registration statement less the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

    (f) Survival. The obligations of the Parent and Holder under this Section
  1.7 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

  1.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Parent, the Parent agrees to:

    (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Parent for an offering of its securities to the general public;

    (b) Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

    (c) So long as Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Parent as to its compliance with the reporting requirements of said Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Parent, and such other reports and documents of the Parent as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing Holder to sell any such securities without registration.

  1.9 Termination of the Parent's Obligations. The Parent shall have no obligations pursuant to Sections 1.2 and 1.3 with respect to (a) any request or requests for registration made by Holder after March 6, 2005, or (b) any Registrable Securities proposed to be sold by Holder in a registration pursuant to Section 1.2 or 1.3 if the Parent has delivered a written opinion addressed to Holder to the effect that all such Registrable Securities proposed to be sold by Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 or Rule 145 without restrictions with respect to notice, manner of sale or current public information as provided in such Rules.

  1.10 Termination of NSI Registration Rights. Upon the effectiveness of the Merger, all of the Holders rights and NSI's obligations under the Registration Rights Agreement between them shall be terminated and shall be of no further force or effect.

  2. General Provisions.

  2.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given upon delivery either by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following address or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

  (a)if to Parent, at:

    VeriSign, Inc.
    1360 Charleston Road
    Mountain View, CA 94043
    Attention: Chief Financial Officer
    Facsimile: 650) 961-7300
    with a copy to:

    Fenwick & West LLP
    Two Palo Alto Square
    Palo Alto, CA 94306
    Attention: Gordon K. Davidson
               Douglas N. Cogen
    Facsimile: (650) 494-1417

  (b)If to Holder:

    SAIC Venture Capital Corporation
    3753 Howard Hughes Parkway, Suite 200
    Las Vegas, Nevada 89109
    Attn: Ira J. Miller
           President

Any party hereto may by notice so given provide and change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

  2.2 Entire Agreement. This Agreement and the Plan constitute and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

  2.3 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Parent and Holder. Any amendment or waiver effected in accordance with this Section 2.3 shall be binding upon Holder and Parent.

  2.4 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws.

  2.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to the illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  2.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

  2.7 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

  2.8 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

  2.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  2.10 Attorneys' Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

  2.11 Legends.

  Holder understands that prior to the effectiveness of the Registration Statement certificates or other instruments representing any of the Registrable Securities acquired by Holder will bear legends substantially similar to the following, in addition to any other legends required by federal or state laws:

     THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 145(d) OF SUCH ACT.

  Holder agrees that, in order to ensure and enforce compliance with the restrictions imposed by applicable law and those referred to in the foregoing legends, or elsewhere herein, Parent may, prior to the effectiveness of the Registration Statement issue appropriate "stop transfer" instructions to its transfer agent, if any, with respect to any certificate or other instrument representing Registrable Securities, or if Parent transfers its own securities, that it may make appropriate notations to the same effect in Parent's records.

  2.12 Waiver of Jury Trial. EACH OF COMPANY AND HOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF COMPANY OR HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
                                   * * * * *

  IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be executed by their duly authorized respective officers as of the date first above written.

                                          Verisign, Inc.

                                                /s/ Stratton D. Sclavos
                                          By: _________________________________
                                            Name:
                                            Title:

                                          SAIC Venture Capital Corporation

                                                  /s/ Douglas E. Scott
                                          By: _________________________________
                                            Name:
                                            Title

                                                                         ANNEX G

                            CERTIFICATE OF AMENDMENT
                                       OF
                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                               OF VERISIGN, INC.

  VeriSign, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), whose original Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on April 12, 1995 under the name of Digital Certificates International, Inc., subsequently amended on April 18, 1995 and July 7, 1995, subsequently amended and restated on February 15, 1996, subsequently amended on August 22, 1996, subsequently amended and restated on November 14, 1996, subsequently amended on November 18, 1997 and January 27, 1998, subsequently amended and restated on February 4, 1998, and subsequently amended on May 27, 1999, does hereby certify:

  A resolution amending the Corporation's Third Amended and Restated Certificate of Incorporation was approved by the Corporation's Board of Directors and Stockholders, and that such amendment was adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

  Paragraph A of Article Four is hereby amended in its entirety to read as follows:

  FOUR: A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Billion, Five Million (1,005,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, $0.001 par value per share, and Five Million (5,000,000) shares shall be Preferred Stock, $0.001 par value per share.

  IN WITNESS WHEREOF, VeriSign, Inc. has caused this Certificate to be signed
and attested by its duly authorized officers this    day of       2000.

                                          Verisign, Inc.

                                          By __________________________________
                                               Stratton Sclavos, President

                                                                         ANNEX H

                                  AMENDMENT TO

                              AMENDED AND RESTATED

                                   BYLAWS OF

                                 VERISIGN, INC.

  The following sets forth an Amendment to the Amended and Restated Bylaws of VeriSign, Inc., a Delaware corporation (the "Company").

  1. Article II, Section 2 is hereby amended, pursuant to resolutions adopted by Written Consent of the Board of Directors of the Company with the approval of a majority of the outstanding capital stock of the Company entitled to vote, in its entirety, to read as follows:

                  "Section 2: Number of Directors. The Board
                  of Directors shall consist of one or more
                  members. Commencing      , 2000 [effective
                  date of the merger], the number of
                  directors shall be no less than six (6)
                  and no more than nine (9), the number
                  thereof to be fixed from time to time by
                  resolution of the Board of Directors;
                  provided that any increase in the actual
                  number of directors to a total of more
                  than nine (9) before    * will require the
                  affirmative vote of eighty percent (80%) of the directors then in office.

  IN WITNESS WHEREOF, the undersigned has hereto subscribed his name this   day
of      , 2000.

                                          _____________________________________
                                               Timothy Tomlinson, Secretary


* Date of the third anniversary of the effectiveness of the merger with Network Solutions.

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

  As permitted by the Delaware General Corporation Law, the Registrant's Third Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or (iv) for any transaction from which the director derived an improper personal benefit.

  As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Bylaws provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;
(ii) the Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Certificate of Incorporation, its Amended and Restated Bylaws, or agreement; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and (iv) the rights conferred in the Amended and Restated Bylaws are not exclusive.

  The Registrant has entered into Indemnification Agreements with each of its current directors and certain of its executive officers and intends to enter into such Indemnification Agreements with each of its other executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

  The Registrant has obtained directors' and officers' liability insurance with a per claim and annual aggregate coverage limit of $25 million.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) Exhibits

 Exhibit
 Number  Exhibit Description
 ------- -------------------
 2.01    Agreement and Plan of Reorganization dated as of July 6, 1998 among the Registrant, VeriSign Merger Corp., SecureIT and the stockholders of SecureIT.(1)

 2.02    Exchange Agreement dated as of December 19, 1999 among the Registrant,
         Mark Shuttleworth, and THAWTE [USA], Inc.(2)

 2.03    Agreement and Plan of Reorganization dated as of December 17, 1999 among the Registrant, Signio, Inc., and BEHAD Acquisition Corp.(3)

 2.04 Agreement and Plan of Merger dated as of March 6, 2000 among the Registrant, Nickel Acquisition Corporation and Network Solutions,
         Inc.(4)

 Exhibit
 Number  Exhibit Description
 ------- -------------------
 4.01    Investors' Rights Agreement, dated November 15, 1996, among the
         Registrant and the parties indicated therein.(5)

 4.02 Voting Agreement dated as of March 6, 2000 among the Registrant and the parties indicated therein.(6)

 4.03    Registration Rights Agreement dated as of March 6, 2000 among the
         Registrant and the parties indicated therein.(7)

 4.04 First Amendment to Amended and Restated Investors' Rights Agreement dated as of July 7, 1998 by and between the Registrant and certain stockholders of the Registrant.(8)

 4.05 Registration Rights Agreement dated as of July 6, 1998 by and between the Registrant and the former stockholders of SecureIT.(9)

 8.01    Tax Opinion of Fenwick & West LLP.+

 8.02    Tax Opinion of Davis Polk & Wardwell.+

 23.01   Consent of KPMG LLP, independent auditors.

 23.02   Consent of KPMG LLP, independent auditors.

 23.03   Consent of KPMG LLP, independent auditors.

 23.04   Consent of PricewaterhouseCoopers LLP, independent accountants.

 23.05   Consent of Fenwick & West LLP.+

 23.06   Consent of Davis Polk & Wardwell.+

 99.01   Letter to the Stockholders of Registrant, dated       , 2000.

         Letter to the Stockholders of Network Solutions, Inc., dated       ,
 99.02   2000.

         Notice of Annual Meeting of Stockholders of Registrant, dated       ,
 99.03   2000.

         Notice of Special Meeting of Stockholders of Network Solutions, Inc.,
 99.04   dated       , 2000.

 99.05   Form of Proxy of Registrant.

 99.06   Form of Proxy of Network Solutions, Inc.

         Consent of Morgan Stanley & Co. Incorporated (contained in Annex B to
 99.07   the prospectus/proxy statement).

         Consent of J.P. Morgan Securities Inc. (contained in Annex C to the
 99.08   prospectus/proxy statement).

         Consent of Chase H&Q, a division of Chase Securities Inc. (contained
 99.09   in Annex D to the prospectus/proxy statement).

--------
(1) Incorporated herein by reference to Exhibit 2.01 to Registrant's Current Report on Form 8-K filed with the Commission on July 21, 1998 (the "July 21, 1998 8-K").
(2) Incorporated herein by reference to Exhibit 2.1 to Registrant's Current Report on Form 8-K filed with the Commission on February 16, 2000.
(3) Incorporated herein by reference to Exhibit 2.1 to Registrant's Current Report o Form 8-K filed with the Commission on March 7, 2000.
(4) Incorporated herein by reference to Exhibit 2.1 to Registrant's Current Report on Form 8-K filed with the Commission on March 8, 2000 (the "March 8, 2000 8-K").
(5) Incorporated herein by reference to Exhibit 4.01 to Registrant's Registration Statement on Form S-1 filed with the Commission on November 21, 1997.
(6)  Incorporated herein by reference to Exhibit 9.1 to the March 8, 2000 8-K.
(7)  Incorporated herein by reference to Exhibit 99.1 to the March 8, 2000 8-
     K.
(8)  Incorporated herein by reference to Exhibit 4.01 to the July 21, 1998 8-
     K.
(9) Incorporated herein by reference to Exhibit 4.09 to Registrant's Registration Statement on Form S-8 filed with the Commission on July 7, 1998.
 +  To be filed by amendment.

(B) Financial Statement Schedules

  The information required to be set forth herein is incorporated by reference to VeriSign's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (c) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 31st day of March 2000.

                                          VeriSign, Inc.

                                                /s/ Stratton D. Sclavos
                                          By: _________________________________
                                                    Stratton D. Sclavos,
                                               President and Chief Executive
                                                          Officer

  KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stratton D. Sclavos, Dana L. Evan and Timothy Tomlinson, and each of them, his or her true lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  In accordance with the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities indicated on the 31st day of March 2000.

              Signature                                   Title
              ---------                                   -----

     /s/ Stratton D. Sclavos           President, Chief Executive Officer and
______________________________________  Director
         Stratton D. Sclavos

         /s/ Dana L. Evan              Executive Vice President of Finance and
______________________________________  Administration and Chief Financial Officer
             Dana L. Evan

       /s/ D. James Bidzos             Chairman of the Board
______________________________________
           D. James Bidzos

      /s/ William Chenevich            Director
______________________________________
          William Chenevich

       /s/ Kevin R. Compton            Director
______________________________________
           Kevin R. Compton

        /s/ David J. Cowan             Director
______________________________________
            David J. Cowan

      /s/ Timothy Tomlinson            Director and Secretary
______________________________________
          Timothy Tomlinson

                                 EXHIBIT INDEX

 Exhibit
 Number                        Exhibit Description
 -------                       -------------------
  23.01  Consent of KPMG LLP, independent auditors.


  23.02  Consent of KPMG LLP, independent auditors.


  23.03  Consent of KPMG, Inc., independent auditors.


  23.04  Consent of PricewaterhouseCoopers LLP, independent accountants.


  99.05  Form of Proxy of Registrant.


  99.06  Form of Proxy of Network Solutions, Inc.